As filed with the Securities and Exchange Commission on August 24, 2018

Registration No. 333-225977

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SGOCO Group, Ltd.

(Exact name of Registrant as specified in its charter)

Cayman Islands	3663	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Unit 1614, North Tower, Concordia Plaza

No. 1 Science Museum Road, Tsim Sha Tsui East

Kowloon, Hong Kong3

(Address, including zip code of Registrant’s principal executive offices)

Xiao-Ming HU, Interim Chief Financial Officer

Unit 1614, North Tower, Concordia Plaza

No. 1 Science Museum Road, Tsim Sha Tsui East

Kowloon, Hong Kong

+852 2386-3328

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence S. Venick, Esq.

Loeb & Loeb LLP

21st Floor, CCB Tower

3 Connaught Road Central

Hong Kong SAR

+852.3923.1111

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (4)
Subscription Rights to purchase ordinary shares, $0.004 par value per share	—	—	—		—	(2)

Ordinary shares, $0.004 par value per share, issuable upon exercise of Subscription Rights	—	—	$50,000,000	(3)	$6,225.00

Total	—	—	$50,000,000	(3)	$6,225.00	(5)

(1)

This registration statement relates to (i) non-transferable subscription rights to purchase ordinary shares, $0.004 par value per share of SGOCO Group, Ltd. (the “Registrant”), which subscription rights are to be issued to holders of the Registrant’s ordinary shares and holders of the Registrant’s warrants on a pro rata basis without consideration, and (ii) the shares of the Registrant’s ordinary shares issuable upon the exercise of such non-transferable subscription rights.

(2)

The subscription rights are being issued without consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(4)	Calculated under Section 6(b) of the Securities Act as .0001245 of the proposed maximum aggregate offering price.

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 24, 2018

PRELIMINARY PROSPECTUS

SGOCO Group, Ltd.

Subscription Rights to purchase up to 50,505,050 ordinary shares at $0.99 per share and ordinary shares issuable upon the exercise of those Subscription Rights

SGOCO Group, Ltd. is distributing, at no charge, to holders of our ordinary shares and holders of our warrants non-transferable subscription rights to purchase one ordinary share for each ordinary share owned at, and each ordinary share into which the warrants held by them were exercisable at, 5:00 p.m., New York City time, on August 24, 2018. Pursuant to the terms of this rights offering, the rights may only be exercised for a maximum of 50,505,050 shares, or an aggregate of $50,000,000 of subscription proceeds at a subscription price of $0.99 per share. We refer to this as the “rights offering.”

If you fully exercise your basic subscription privilege and other holders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription privilege to purchase additional ordinary shares that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among holders exercising this over-subscription privilege.

We are conducting the rights offering to raise capital that we intend to use for working capital and general corporate purposes. See “Use of Proceeds.”

The rights offering commences on the date of this prospectus and subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on September 20, 2018, unless we extend the rights offering period. There is no minimum number of subscription rights that must be exercised in this rights offering, no minimum number that any subscription rights holder must exercise, and no minimum number of units that we will issue at the closing of this rights offering. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors.

The subscription rights will not be listed for trading on the NASDAQ Capital Market or any stock exchange or market. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent for the rights offering will be promptly returned, without interest.

Our ordinary shares are traded on the NASDAQ Capital Market under the symbol “SGOC.” The ordinary shares issued in the rights offering will also be traded on the NASDAQ Capital Market under the same symbol.

The exercise of your subscription rights for our ordinary shares involves risks. See “Risk Factors” beginning on page 12 of this prospectus to read about important factors you should consider before exercising your subscription rights.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2018

i

You should rely only on the information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the dealer-manager is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

Except where the context requires otherwise, in this prospectus the “Company,” “SGOCO” “we,” “us” and “our” refer to SGOCO Group, Ltd., a Cayman Islands corporation, and where appropriate, our subsidiaries.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not intended to be complete and does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 12 and our financial statements and the notes thereto contained in the prospectus, before making an investment decision.

Overview

SGOCO Group, Ltd. is focused on product design, brand development and distribution in the Chinese display and computer product market as well as energy saving products and services. Our primary business operations are conducted through SGOCO International, and its wholly owned PRC subsidiary, SGOCO Shenzhen. Our current product lines include:

1.	LCD/LED monitors with screen sizes up to 40 inches;

2.	AIO and PIO computers;

3.	VR technology and devices;

4.	Phase Change Material Thermal Energy Storage ("Boca PCM - TES"); and

5.	Money lending.

Historical Acquisitions

On December 28, 2015, SGOCO International entered into a Share Sale and Purchase Agreement for the Sale and Purchase of the Entire Issued Share Capital of Boca International Limited with Richly Conqueror Limited, a company incorporated under the laws of the British Virgin Islands. Boca designs, develops and manufactures Phase Change Material (PCM-TES) storage system and applies them on cooling and heating system. Boca's PCM-TES storage system (the "System") applies real-time electricity demand peak management which shifts on-peak chiller plant load to off-peak and increases chiller efficiency by optimization controls at any time. The System can reduce electricity consumption by approximately 50% during all running times and decreases 2/3 of central air conditioning running costs due to lower tariff rates during off-peak and higher efficiency at all times. The System can be used in all existing and new buildings and is environmentally friendly with a life of more than ten years. The System fully supports energy saving to help control the greenhouse effect and achieve maximum economic benefit for the customers.

On April 28, 2017, SGOCO International entered into a Share Sale and Purchase Agreement for the Sale and Purchase of the Entire Issued Share Capital of Century Skyway Limited with Full Linkage Limited, a company organized under the laws of the British Virgin Islands. Century Skyway is principally engaged in Virtual Reality (“VR’) device and technologies research and development. Its development center and main researchers are located in Shenzhen, China. Century Skyway’s R&D team has extensive experience and expertise in the VR industry. The R&D team cooperated with Razer to develop an Open-Source Virtual Reality ("OSVR") product aimed on VR-Gaming. The OSVR product attended the 2017 US CES exhibition in Las Vegas in January, 2017. Century Skyway develops VR technology and applies such technology to its VR devices. For example, Century Skyway’s VR technology is integrated into devices as a VR Head-mounted display ("HMD"), which can reduce the number of cables needed for a VR signal/data link between HMD and the source unit. Such technology also uses ultrasound to calibrate VR devices’ attitude without a user’s intervention.

1

Recent Developments

On December 22, 2017, Giant Connection Limited, a wholly-owned subsidiary of SGOCO, completed the acquisition of Giant Credit Limited contemplated by the Share Exchange Agreement entered into by and between Kimmy Lai Ching Luk and the Company in consideration for HK$19.6 million ($2.4 million), which was satisfied by the allotment and issuance of 2,220,283 ordinary shares of the Company. The principal activity of Giant Credit Limited is money lending in Hong Kong. Giant Credit Limited is a Hong Kong incorporated company which has a Money Lenders License for carrying on money lending business in Hong Kong. Giant Credit Limited has been providing high-quality mortgage loans to its customers since 2016. Since the commencement of business, Giant Credit Limited has continued to record a growth in its mortgage loans receivable along with satisfactory interest income.

On March 8, 2018, the Company’s wholly-owned subsidiary, Giant Connection Limited closed a Share Exchange Agreement with Vagas Lane Limited for the purchase and sale of 11 Hau Fook Street Limited in consideration for HK$26.1 million, which was satisfied by the allotment and issuance of 2,935,222 ordinary shares.

On June 7, 2018, the Company’s wholly-owned subsidiary, Giant Connection Limited closed a Share Exchange Agreement for the entire issued share capital of Paris Sky Limited. In consideration for (1) the allotment of 3,889,050 ordinary shares of the Company to Leung Iris Chi Yu (“Leung”), at an agreed value of HK$30,334,590, (2) the transfer of a 49% interest in Century Skyway Limited at an agreed value of HK$126,126,000, (3) the transfer of a 48.9% interest in Boca International Limited at an agreed value of HK$184,842,000, and (4) the issuance of a promissory note to Leung in the principal amount of HK$27,103,410, bearing a 8% interest, by Giant Connection Limited, the Company acquired 100% of the issued share capital of Paris Sky Limited, an investment holding company which, through its wholly owned subsidiary, owns a property located at No. 8 Fui Yiu Kok Street, Tsuen Wan, New Territories, Hong Kong. The Company repaid the promissory note in full on August 22, 2018.

General Corporate Information

SGOCO Group, Ltd. was incorporated under Cayman Islands’ laws on July 18, 2007. Our principal offices are located at Unit 1614, North Tower, Concordia Plaza, No. 1 Science Museum Road, Tsim Sha Tsui East, Kowloon, Hong Kong. We make our periodic and current reports that are filed with the Securities and Exchange Commission (the “SEC”) available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not a part of this prospectus.

2

THE RIGHTS OFFERING

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing, at no charge, to holders of our ordinary shares and holders of our warrants on the record date non-transferrable subscription rights to purchase up to an aggregate of ordinary shares. Holders of our ordinary shares will receive one subscription right for each ordinary share owned at, and our warrant holders will receive one subscription right for each ordinary share into which the warrants held by them were exercisable at, 5:00 p.m., New York City time, on August 24, 2018; provided, that, the rights may only be exercised for a maximum of shares, or an aggregate of $50,000,000 of subscription proceeds. The subscription rights may be exercised at any time beginning on the date of this prospectus.

Basic Subscription Privilege	The basic subscription privilege of each subscription right will entitle you to purchase one ordinary shares at a subscription price of $0.99 per full share.

Over-Subscription Privilege	If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription privilege to purchase additional ordinary shares that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among stockholders exercising this over-subscription privilege. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription privileges requests, then the available shares will be prorated among those who properly exercised over-subscription privileges based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of shares of ordinary shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining ordinary shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of ordinary shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

Record Date	5:00 p.m., New York City time, on August 24, 2018

Expiration Date of the Rights Offering	5:00 p.m., New York City time, on September 20, 2018

Subscription Price	$0.99 per full share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Use of Proceeds	We are conducting the rights offering to raise capital that we intend to for working capital and general corporate purposes. See “Use of Proceeds.”

3

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Capital Market or any stock exchange or market.

No Board Recommendation	Although members of our board of directors may invest their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our ordinary shares.

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares at a subscription price of $ per share.

No Minimum Requirements	There is no minimum purchase requirement for closing this offering, and no minimum purchase requirement for any subscription rights holder.

U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes holders of our ordinary shares and warrants, it is intended that the U.S. generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights. For further information, please see “Material U.S. Federal Income Tax Considerations.”

Extension, Cancellation and Amendment	We have the option to extend the expiration of the rights offering for a period not to exceed 30 days by giving oral or written notice to the subscription agent prior to the expiration date of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent for the rights offering will be promptly returned, without interest.

4

Our board of directors also reserves the right to amend or modify the terms of the rights offering in its sole discretion. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

Procedures for Exercise	To exercise your subscription rights, you must complete the rights certificate and deliver it to the subscription agent, Continental Stock Transfer & Trust Company, together with full payment for all the subscription rights you elect to exercise under the basic subscription privilege and over-subscription privilege. You may deliver the documents and payments by regular mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Transfer Agent Serving as Subscription Agent	Continental Stock Transfer & Trust Company

Shares Outstanding Before the Rights Offering	24,844,030 ordinary shares(1)

Shares Outstanding After the Rights Offering	Assuming ordinary shares are issued in the rights offering through the exercise of subscription rights, we anticipate that 75,349,080 ordinary shares will be outstanding following the completion of the rights offering.(1)

Risk Factors	See “Risk Factors” beginning on page 12 to read about factors you should consider before you decide whether to exercise your subscription rights to purchase our ordinary shares.

Fees and Expenses	We will pay all fees charged by the subscription agent in connection with this rights offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

5

NASDAQ Capital Market Trading Symbol for Our Ordinary shares	Our ordinary shares are traded on the NASDAQ Capital Market under the symbol “SGOC.” The ordinary shares issued in the rights offering will also be traded on the NASDAQ Capital Market under the same symbol.

Questions	If you have any questions or need further information about this rights offering, please contact Tony Zhong, our VP of Finance; email: tonyzhong@sgoco.com; telephone: +852 2386 3328.

(1) Based upon the total number of issued and outstanding shares as of August 24, 2018, but does not include, as of that date:

•	817,489 ordinary shares reserved for issuance upon the exercise of outstanding warrants with a weighted average exercise price of $1 per share;
•	3,853,068 ordinary shares reserved for issuance upon conversion of our outstanding convertible notes;
•	1,810,000 shares of ordinary shares available for future grant under our equity incentive plans.

6

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is the rights offering?

We are distributing to holders of our ordinary shares and holders of our warrants, at no charge, non-transferable subscription rights to purchase our ordinary shares. Our stockholders will receive one subscription right for each ordinary share owned at, and our warrant holders will receive one subscription right for ordinary shares into which the warrants held by them were exercisable at, 5:00 p.m., New York City time, on August 24, 2018; provided that the rights may only be exercised for a maximum of shares, or an aggregate of $50,000,000 of subscription proceeds. The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right gives holders the opportunity to purchase one of our ordinary shares at a subscription price of $0.99 per share.  You may exercise the basic subscription privilege of any number of your subscription rights, or you may choose not to exercise any subscription rights.

What is the over-subscription privilege?

We do not expect all of our stockholders to exercise all of their basic subscription privileges. The over-subscription privilege provides stockholders that exercise all of their basic subscription privileges the opportunity to purchase the shares that are not purchased by other stockholders. If you fully exercise your basic subscription privilege, you may also exercise an over-subscription privilege to purchase additional ordinary shares that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among stockholders exercising this over-subscription privilege. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription privileges requests, then the available shares will be prorated among those who properly exercised over-subscription privileges based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of shares of ordinary shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining ordinary shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all ordinary shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of our ordinary shares available to you, assuming that no stockholder other than you has purchased any of our ordinary shares pursuant to their basic subscription privilege and over-subscription privilege. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be promptly returned, without interest.

Why are we conducting the rights offering?

We are conducting the rights offering to raise capital that we intend to use to for working capital and general corporate purposes.  See “Use of Proceeds.” We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our stockholders’ equity.

7

How was the per share subscription price determined?

In determining the subscription price, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our ordinary shares, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our ordinary shares to be offered in the rights offering. We cannot give any assurance that our ordinary shares will trade at or above the subscription price in any given time period.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights in full, the relative percentage of our ordinary shares that you own will decrease, and your voting and other rights will be diluted.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on the date of this prospectus and prior to the expiration of the rights offering, which is 5:00 p.m., New York City time, on September 20, 2018. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. Although we have the option of extending the expiration of the rights offering for a period not to exceed 30 days, we currently do not intend to do so.

May I transfer my subscription rights?

No. You may not sell or transfer your subscription rights to anyone.

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any conditions to completing the rights offering?

No (other than this registration statement being declared effective by the SEC).

Can our board of directors extend, cancel or amend the rights offering?

We have the option to extend the expiration of the rights offering for a period not to exceed 30 days by giving oral or written notice to the subscription agent prior to the expiration date of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent for the rights offering will be promptly returned, without interest.

8

Our board of directors also reserves the right to amend or modify the terms of the rights offering in its sole discretion. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

Has our board of directors made a recommendation to our stockholders regarding the rights offering?

Our board of directors is not making any recommendation to stockholders regarding the exercise of rights in the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our ordinary shares will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in us will be diluted. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our ordinary shares.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of ordinary shares you own will not change; however, due to the fact that shares of ordinary shares may be purchased by other stockholders in the rights offering, your percentage ownership in the Company after the completion of the rights offering will be diluted.

How do I exercise my subscription rights? What forms and payment are required to purchase our ordinary shares?

If you wish to participate in the rights offering, you must take the following steps:

(i)	deliver payment to the subscription agent using the methods outlined in this prospectus before 5:00 p.m., New York City time, on September 20, 2018; and

(ii)	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on September 20, 2018.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the elimination of fractional shares.

When will I receive my new shares?

If you purchase our ordinary shares through the rights offering, you will receive your new shares as soon as practicable after the closing of the offering.

9

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares at the subscription price of $0.99 per share.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your ordinary shares or our warrants in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares or warrants you own. The record holder must exercise the subscription rights on your behalf for the ordinary shares you wish to purchase.

If you wish to participate in the rights offering and purchase our ordinary shares, please promptly contact the record holder of your shares. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

How many ordinary shares will be outstanding after the rights offering?

Assuming 50,505,050 ordinary shares are issued in the rights offering through the exercise of subscription rights, we anticipate that 75,349,080 ordinary shares will be outstanding following the completion of the rights offering.

How much proceeds will the Company receive from the rights offering?

Assuming full participation in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $49,807,525, after deducting expenses related to this offering payable by us estimated at approximately $192,475. Please see “Use of Proceeds.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional ordinary shares and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings “Risk Factors” in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be promptly returned, without interest. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares.

Will the subscription rights be listed on a stock exchange or national market?

The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Capital Market or any stock exchange or market. However, the shares of ordinary shares issued in the rights offering will be traded on the NASDAQ Capital Market under the symbol “SGOC.”

How do I exercise my subscription rights if I live outside the United States?

We will not mail the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Stockholders.”

10

What fees or charges apply if I purchase our ordinary shares?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of receipt of or exercise of subscription rights?

For U.S. federal income tax purposes, it is intended that U.S. holders of our ordinary shares and warrants generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights. For further information, please see “Material U.S. Federal Income Tax Considerations.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by hand delivery, first class mail or courier service to:

Continental Stock Transfer & Trust Company
Attn: Corporate Actions Department
1 State Street, 30th Floor
New York, New York 10004

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact Tony Zhong , our VP of Finance; email: tonyzhong@sgoco.com; telephone: +852 2386 3328.

11

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before making a decision to invest in our securities or to exercise your subscription rights to purchase ordinary shares. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to this Rights Offering

Your ownership interest in our company may be diluted as a result of the rights offering.

Ordinary stockholder who do not fully exercise their respective subscription rights should expect that they will, at the completion of the rights offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their basic subscription rights.

The market price of our ordinary shares is volatile and may decline before or after the subscription rights expire.

The market price of our ordinary shares could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, customers, competitors or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, as well as general economic and market conditions, such as continued downturns in our economy and recessions.

We cannot assure you that the market price of our ordinary shares will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy our ordinary shares in the rights offering at a price greater than the prevailing market price, and you could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights that you will be able to sell your ordinary shares at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the ordinary shares that you purchase in the rights offering. Certificates (physical, electronic or book-entry form) representing our ordinary shares purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

The rights offering may cause the price of our ordinary shares to decrease.

Depending upon the trading price of our ordinary shares at the time of our announcement of the rights offering and its terms, including the subscription price, together with the number of ordinary shares we propose to issue and ultimately will issue if the rights offering is completed, the rights offering may result in an immediate decrease in the market value of our ordinary shares. This decrease may continue after the completion of the rights offering. If that occurs, you may have committed to buy our ordinary shares in the rights offering at a price greater than the prevailing market price. Further, if a substantial number of rights are exercised and the holders of the shares received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our ordinary shares. Your purchase of our ordinary shares in the rights offering may be at a price greater than the prevailing trading price. There is no assurance that following the exercise of your rights you will be able to sell your ordinary shares at a price equal to or greater than the subscription price.

12

The subscription price determined for the rights offering is not necessarily an indication of the value of our ordinary shares.

In determining the subscription price, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our ordinary shares, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our ordinary shares to be offered in the rights offering. We cannot give any assurance that our ordinary shares will trade at or above the subscription price in any given time period.  We do not intend to change the subscription price in response to changes in the trading price of our ordinary shares prior to the closing of the rights offering.

Completion of the rights offering is not subject to us raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in the rights offering.

Completion of the rights offering is not subject to us raising a minimum offering amount. As such, proceeds from this rights offering may not be sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set. Investors should not rely on the success of the rights offering to address our need for funding. Therefore, if you exercise the basic subscription privilege or the over-subscription privilege, you may be investing in a company that continues to desire additional capital.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional ordinary shares to realize any value that may be embedded in the subscription rights.

None of our officers, directors or significant stockholders is obligated to exercise their subscription right and, as a result, the offering may be undersubscribed.

None of our officers, directors or owners of 5% or more of our outstanding ordinary shares is obligated to participate in the rights offering. Although we expect one or more of our directors and executive officers to participate in this offering, we cannot guarantee you that any of our officers or directors or owners of 5% or more of our outstanding ordinary shares will exercise their basic or over-subscription privileges to purchase any shares issued in connection with the rights offering. As a result, the offering may be undersubscribed and proceeds may not be sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set.

If we terminate the rights offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date. If the rights offering is terminated, we will have no obligation with respect to those rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the subscription agent. If we terminate the rights offering and you have not exercised any rights, such rights will expire worthless.

Our ordinary shares price may be volatile as a result of this rights offering.

The trading price of our ordinary shares may fluctuate substantially. The price of the ordinary shares that will prevail in the market after the rights offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;
•	significant volatility in the market price and trading volume of our securities;
•	actual or anticipated changes or fluctuations in our operating results;
•	material announcements by us regarding business performance, financings, mergers and acquisitions or other transactions;
•	general economic conditions and trends;
•	competitive factors; or
•	departure of key personnel.

13

We will have broad discretion in the use of the net proceeds from the rights offering and may not use the proceeds effectively.

We will have broad discretion in determining precisely how the proceeds of the rights offering will be used. Our discretion is not substantially limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds.” While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in the rights offering. Investors in the rights offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of the rights offering. Our stockholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of subscription rights who desire to purchase our ordinary shares in the rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, unless extended. If you are a beneficial owner of shares of ordinary shares or our warrants and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the rights granted in the rights offering that you beneficially own prior to 5:00 p.m., New York City time on the expiration date, as may be extended. We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, as may be extended.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you wish to purchase.

We may amend or modify the terms of the rights offering at any time prior to the expiration of the rights offering in our sole discretion.

Our board of directors reserves the right to amend or modify the terms of the rights offering in its sole discretion. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

14

Risks Relating to Our Business and Industry

The acquisition of Boca International Limited or any future acquisition m ay not produce the benefits the Company anticipated and the Company is exposed to both operational and acquisition integration risks that could adversely affect the Company

In March 2016, we completed the acquisition of 100% ownership of Boca International Limited ("Boca"), a company providing energy saving products and services to reduce the energy costs for new and existing buildings. Our intention is to reduce the reliance on sales of traditional flat panel LED and LCD monitor products and enter into energy saving and new energy market. However, the Company may not be able to fully achieve its strategic objectives and operating efficiencies after the acquisition of Boca. Inherent uncertainties exist in integrating the operations of Boca to the Company. The Company may lose key personnel, either from the acquired entity or from itself, as a result of an acquisition. These factors could contribute to the Company not achieving the expected benefits from its acquisitions within desired time frames, if at all.

Any acquisition or future acquisitions present financial, managerial and operational challenges, including diversion of management attention, difficulty with integrating acquired businesses, integration of different corporate cultures or separating personnel and financial and other systems, increased expenses, assumption of unknown liabilities, indemnities, and potential disputes with the buyers or sellers, and the need to evaluate the financial systems of and establish internal controls for acquired entities. There can be no assurance that the Company will engage in any additional acquisitions or divestitures or that the Company will be able to do so on terms that will result in any expected benefits. If the Company makes any future business acquisitions, it may issue additional shares of ordinary shares to pay for those acquisitions, which would further dilute current shareholders’ ownership interest. Acquisitions also could require the Company to use substantial cash or other liquid assets or to incur debt. In such a case, it could make the Company more vulnerable to business downturns and could negatively affect the Company’s earnings.

Furthermore, our financial results could be adversely affected by our investments or acquisitions. The investments and acquired assets or businesses may not generate the financial results we expect. They could result in occurrence of significant investments and goodwill impairment charges, and amortization expenses for other intangible assets. We periodically review goodwill and investments for impairment. As the financial performance of the green energy products and services reporting unit and the VR technologies products and services reporting unit were below our original expectations, fair value of these reporting units were indicated to be lower than its carrying value. We performed the two-step goodwill impairment test and applied the income approach, resulting an impairment loss of goodwill of $13.3 million being recorded for the year ended December 31, 2017. We may continue to incur impairment charges in connection with our investments or acquisitions, which could depress our profitability and have a material adverse impact on our financial results.

Competition in our LCD/LED industry is intense and, if we are not able to compete effectively, we may lose customers and our financial results will be negatively affected.

The LCD/LED products industry in China is highly competitive, and we expect competition to persist and intensify. Due to the increasing popularity of mobile devices, the contraction of personal computer market demand continued and it adversely impacted the market demand of our major products, flat panel LCD and LED monitors. We face competition from distributors and LCD/LED manufacturers that use their extensive brand-name value, manufacturing and marketing size, and in-house sales forces and exclusive sales agents to distribute their products. We compete for customers on the basis of, among other things, our product offerings, customer service and reputation. Some of our competitors have greater financial, research and development, design, marketing, distribution, management or other resources.

15

Our results of operations could be affected by several competitive factors, including entry by new competitors into our current markets, expansion by existing competitors, better marketing and advertising leading to stronger brand equity for our competitors, and competition with other companies for the production capacity of contract manufacturers. Our results of operations and market position may be adversely impacted by these competitive factors.

There can be no assurance that our strategies will remain competitive or that we will succeed in the future. Increased competition could result in a loss of market share. In particular, if our competitors adopt aggressive pricing policies, we may be forced to adjust the pricing of our products to improve our competitiveness. This could adversely affect our margins, profitability and financial results.

If we fail to meet the evolving needs of VR markets, identify new products, services or technologies, or successfully compete in our target markets, our revenue and financial results will be adversely impacted.

Century Skyway provides hardware and software to visual computing and accelerated computing platforms. Century Skyway’s success depends to a significant extent on our ability to meet the evolving needs of these markets and to enhance our existing products, services and technologies. In addition, our success further depends on our ability to identify emerging industry trends and to develop new products, services and technologies. Our existing markets and products and new markets and products may require a considerable investment of technical, financial, compliance, sales and marketing resources.

We cannot assure you that our strategic direction will result in innovative products and technologies that provide value to our customers and partners. If we fail to anticipate the changing needs of our target markets and emerging technology trends, or adapt that strategy as market conditions evolve, in a timely manner to exploit potential market opportunities our business will be harmed. In addition, if demand for products and services from these growth markets is below our expectations, if we fail to achieve consumer or market acceptance of them or if we are not able to develop these products and services in a cost effective or efficient manner, we may not realize benefits from our strategy.

Our target markets remain extremely competitive, and we expect competition to intensify as current competitors expand their product and/or service offerings, industry standards continue to evolve and new competitors enter these markets. If we are unable to successfully compete in our target markets, including in significant international markets, demand for our products, services and technologies could decrease which would cause our revenue to decline and our financial results to suffer. Our competitors’ products, services and technologies may be less costly, or may offer superior functionality or different features, than ours. In addition, many of our competitors have longer operating histories, greater name recognition, larger customer bases, and greater financial, sales, marketing and distribution resources than we do. These competitors may be able to more effectively identify and capitalize upon opportunities in new markets and end user customer trends. If we are unable to successfully compete in our target markets or introduce new offerings in light of the competitive environment, our results of operations could suffer.

Our LCD/LED industry has experienced declines in the average selling prices of display products irrespective of cyclical fluctuations in the industry, and our margins would be adversely impacted if prices decrease faster than we are able to reduce our costs.

The average selling prices of display products have generally declined and are expected to continually decline with time regardless of industry-wide cyclical fluctuations because of, among other factors, technological advancements and cost reductions. We may be able to take advantage of the higher selling prices typically associated with new products and technologies when they are first introduced in the market. But, such prices decline over time and, in certain cases, very rapidly, because of market competition.

We may not be able to effectively anticipate and counter the price erosion that accompanies our display products. In addition, the average selling prices of our display products may decrease faster than the speed at which we are able to reduce our purchasing costs. If those events occur, our gross margins would decrease and our results of operations and financial condition would be materially and adversely affected.

16

Decreases in the price of coal, oil and gas or a decline in popular support for “green” energy technologies could reduce demand for Boca's energy saving projects, which could materially harm our ability to grow our business.

Higher coal, oil and gas prices provide incentives for customers to invest in “green” energy technologies such as our energy saving projects that reduce their need for electricity. Conversely, lower coal, oil and gas prices would tend to reduce the incentive for customers to invest in equipment to save electric power. Demand for our projects and services depends in part on the current and future commodity prices of coal, oil and gas. We have no control over the current or future prices of these commodities.

In addition, popular support by governments, corporations and individuals for “green” energy technologies may change. Because of the ongoing development of, and the possible change in support for, “green” energy technologies we cannot assure you that negative changes to this industry will not occur. Changes in government or popular support for “green” energy technologies could have a material adverse effect on our business, prospects and results of operations.

Our strategy of acquiring complementary assets, technologies and businesses may fail and result in impairment losses.

As a component of our growth strategy, we have acquired and intend to actively identify and acquire assets, technologies and businesses that are complementary to our existing businesses. Our acquisitions could result in the use of substantial amounts of cash, issuance of potentially dilutive equity securities, significant impairment losses related to goodwill or amortization expenses related to intangible assets and exposure to undisclosed or potential liabilities of acquired companies. Impairment loss for goodwill and acquired intangible assets may exist if our management concluded that expected synergies from acquisitions of assets, technologies and businesses would not materialize.

We may be required to record a significant charge to earnings if we are required to reassess our tangible and intangible assets.

We are required under U.S. GAAP to test for impairment on tangible and intangible assets annually or more frequently if facts and circumstances warrant a review. Currently we are losing money, and our tangible and intangible assets may be impaired if the losses continue. We are also required to review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances indicating that the carrying value of our amortizable intangible assets may not be recoverable include a decline in stock price and market capitalization and slower or declining growth rates in our industry. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined.

Changes in the growth of demand for or pricing of electricity could reduce demand for Boca's energy saving projects, which could materially harm our ability to grow our business.

Boca's revenues are dependent on the ability to provide savings on energy costs for our clients. According to the National Bureau of Statistics of the PRC, domestic electricity consumption grew at a rate of 6.6% in 2017. Power generation capacity was 13,372 billion kWh, an increase of 10.1% from 2016. Clean energy power generation increased significantly in 2015. However, such growth is unpredictable and depends on general economic conditions and consumer demand, both of which are beyond our control. Furthermore, pricing of electricity in the PRC is set in advance by the state or local electricity administration and may be artificially depressed by governmental regulation or influenced by supply and demand imbalances. If these changes reduce the cost of electricity from traditional sources of supply, the demand for Boca's energy saving projects could be reduced, and therefore, could materially harm our ability to grow our business.

17

We may not be able to adequately respond to changes in technology affecting the energy saving industry.

Our industry could experience rapid technological changes and new product introductions. Current competitors or new market entrants could introduce new or enhanced products with features which render the systems used in our projects obsolete or less marketable. Our future success will depend, in part, on our ability to respond to changing technology and industry standards in a timely and cost-effective manner. We may not be successful in effectively using new technologies, developing new systems or enhancing our existing systems and technology on a timely basis. Our new technologies or enhancements may not achieve market acceptance. Our pursuit of new technologies may require substantial time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that we can accept. Finally, we may not succeed in adapting our projects to new technologies as they emerge.

We are exposed to the credit risks of our customers and borrowers.

Our financial position and profitability is dependent on our customers’ creditworthiness. Thus, we are exposed to our customers’ credit risks. There is no assurance that we will not encounter doubtful or bad debts in the future. Due to economic conditions in China, in particular the risk of monetary and fiscal policies to address inflation, businesses in China are generally conserving cash or under increased financial and credit stress. As a result, we could experience slower payments from our customers and borrowers, an increase in accounts receivable aging and/or an increase in bad debts. If we were to experience any unexpected delay or difficulty in collections from our customers or borrowers, our cash flows and financial results would be adversely affected.

Giant Credit Limited is subject to greater credit risks than larger lenders, which could adversely affect our results of operations.

There are inherent risks associated with our lending activities, including credit risk, which is the risk that borrowers may not repay the outstanding loans balances. As a lending company, we extend credits to individual and commercial households. These borrowers generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and may have fewer financial resources to weather a downturn in the economy. Such borrowers may expose us to greater credit risks than lenders lending to larger, better-capitalized state-owned businesses with longer operating histories. Conditions such as inflation, economic downturn, local policy change, adjustment of industrial structure and other factors beyond our control may increase our credit risk more than such events would affect larger lenders.

Provision for loan losses may not be sufficient to absorb future losses or prevent a material adverse effect on our business, financial condition, or results of operations.

Our risk management procedures use historical information to estimate any potential losses based on the experience, judgment, and expectations regarding borrowers and the economic environment in which we operate. Our loan loss reserves may not be sufficient to absorb future loan losses or prevent a material adverse effect on our business, financial condition, or results of operations.

An increase to the provision for loan losses will cause the Company’s net income to decrease and net loss to increase.

Our lending business is subject to fluctuations based on economic conditions. These fluctuations are neither predictable nor within our control and may have a material adverse impact on our operations and financial condition. We may voluntarily decide to increase our provision for loan losses. Regulatory authorities may also require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different from those of its management. Any increase in the provision for loan losses will result in a decrease in net income and an increase in net loss that may have a material adverse effect on our financial condition and results of operations.

Competition in the lending industry is growing and could cause us to lose market share and revenues in the future.

We believe that the lending industry is an emerging market in China.  We may face growing competition in the lending industry, and we believe that the lending industry is becoming more competitive as this industry matures and begins to consolidate. We will compete, with traditional financial institutions, other lending companies, other microfinance companies, and some cash-rich state-owned companies or individuals. Some of these competitors have larger and more established borrower bases and substantially greater financial, marketing and other resources than we have. As a result, we could lose market share and its revenues could decline, thereby adversely affecting our earnings and potential for growth.

18

Giant Credit Limited may face regulatory hurdles in the future in connection with its lending business.

Giant Credit Limited has been providing high-quality mortgage loans to its customers since it first obtained its money lenders license in 2016. The Hong Kong Monetary Authority continues to impose stringent policies and prudential measures on property mortgage loans provided by authorized financial institutions in Hong Kong, which creates additional hurdles for the public who are looking for mortgages to satisfy their financial needs.

We may not be able to generate any growth and our sales may continue to decrease in the future.

We expanded our business rapidly during the years between 2006 and 2013. Our revenues, however, have dropped significantly since 2014, primarily due to our significant reduction in businesses as a result of the sale of SGOCO (Fujian), weak industry growth and increased competition in China’s flat panel display market, which was our primary market.

In the future, we may expand either through organic growth or through acquisitions and investments in electronic related businesses. Such expansion may place a significant strain on our managerial, operational and financial resources. We will need to effectively manage future growth, which will entail devising and implementing business plans, training and managing a growing workforce, managing costs and implementing adequate controls and reporting systems in a timely manner. There can be no assurance that our personnel, procedures and controls will be managed effectively to adequately support future growth. Failure to effectively manage expansion could prevent us from executing our business plan and adversely affect our business, financial condition and results of operations. In addition, we may not be able to generate any growth in the future. Accordingly, you should not rely on our historic growth rate as an indicator for our future growth rate.

As the majority of our operations are in China, we may face risks related to health problems, including epidemics in China, which could adversely affect our operations.

Our business could be materially and adversely affected by the outbreak of avian flu, severe acute respiratory syndrome, other public health problems, or even an epidemic. From time-to-time, there have been reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of avian flu, severe acute respiratory syndrome or other adverse public health developments in China or elsewhere in Asia would have a material and adverse effect on our business operations.

Problems with product quality, including defects, in our VR and LCD/LED products could result in fewer customers and decreased sales, and unexpected expenses.

Our products are mainly designed by our product development teams and are outsourced for production using advanced and often new technology and must meet stringent quality requirements. Products manufactured using advanced and new technology may contain undetected errors or defects, especially when first introduced. For example, our LCD/LED products may contain defects that are not detected until after they are shipped or installed, because we cannot test for all possible problems or defects. Such defects could cause us to incur significant re-design costs, divert the attention of our technology personnel from product development efforts and significantly affect our customer relations and business reputation.

Century Skyway VR products are complex and may contain defects or experience failures or unsatisfactory performance due to any number of issues in design, fabrication, packaging, materials and/or use within a system. Our products are used by a variety of industries. Failure of our products to perform to specifications, or other product defects, could lead to substantial damage to the products we sell directly to customers and to the user of such end product. Any such defect may cause us to incur significant warranty, support and repair or replacement costs, cause us to lose market share, and divert the attention of our engineering personnel from our product development efforts to find and correct the issue. In addition, an error or defect in new products or releases or related software drivers after commencement of commercial shipments could result in failure to achieve market acceptance or loss of design wins and harm our relationships with customers and partners and consumers’ perceptions of our brand. Also, we may be required to reimburse our customers, partners or consumers, including costs to repair or replace products in the field. A product recall or a significant number of product returns could be expensive, damage our reputation, result in the shifting of business to our competitors and result in litigation against us such as product liability suits. If a product liability claim is brought against us, the cost of defending the claim could be significant and would divert the efforts of our technical and management personnel and harm our business.

19

If we deliver VR or LCD/LED products with errors or defects, or if there is a perception that our VR or LCD/LED products contain errors or defects, our credibility and the market acceptance and sales of our products would be harmed. Widespread product failures would increase our warranty costs, damage our market reputation and cause our sales to decline.

Although our warranty obligations to our customers are essentially borne by our manufacturers with a warranty period of one to three years, the product failures could increase the warranty costs to our manufacturers who may then transfer their costs to us and ultimately to end users.

SGOCO International has unfulfilled registered capital obligations for its subsidiaries.

SGOCO International’s subsidiary, SGOCO Shenzhen, was formed on November 14, 2013, with a registered capital of $5.0 million. Under PRC law, a company’s registered capital is treated as corporate property, and it is each shareholder’s obligation to fulfill its registered capital contribution according to PRC law and the Company’s charter documents. The charter document for each PRC company, which consists of the Company’s articles of association, states the amount of registered capital required to be paid. SGOCO International has the obligation to fulfill the registered capital obligations of SGOCO Shenzhen.

Initially, SGOCO International was required to pay $1.0 million and the remaining $4.0 million within 3 months and within two years, respectively, of the date of issuance of the subsidiary’s business license according to PRC registration capital management rules. According to the revised PRC Companies Law which became effective on March 1, 2014, the time requirement of the registered capital contribution has been abolished. As such, SGOCO International has its own discretion to consider the timing of the registered capital contributions. SGOCO International is in the process of amending the charter to adopt the requirement of the revised PRC Companies Law. If it fails to amend the charter or fail to contribute the required capital, it will have to apply for a reduction in the remaining registered capital, which may not be granted. Also, if SGOCO International fails to contribute the registered capital, it may be penalized with fines of 5–15% of the amount of unpaid capital. In addition, in certain cases, the business license for SGOCO Shenzhen may be revoked, preventing them from conducting business in China.

If SGOCO International is required to fund the remaining registered capital, it may need to raise external funds. But, there is no assurance that sufficient external funds could be raised to pay the registered capital amount on reasonable terms or at all.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, or SAFE Circular 142, which is a notice regulating the conversion by a foreign-invested company of foreign currency into RMB by restricting how the converted RMB may be used. SAFE Circular 142 requires that RMB converted from the foreign currency denominated registered capital of a foreign-invested company may only be used for purposes within the Company's business scope approved by the applicable governmental authority. It may not be used for equity investments within the PRC, unless specifically provided for otherwise in its business scope. In addition, SAFE strengthened its oversight of the flow and use of RMB funds converted from the foreign currency denominated registered capital of a foreign-invested company.

We may not be able to secure financing needed for future operating needs on favorable terms, or on any terms at all.

From time-to-time, we may seek additional financing to provide the capital required for future acquisitions and to expand our business, if cash flow from operations is not sufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, we may not be able to expand our business or to develop new business at the rate desired. Consequently, our results of operations may be adversely affected.

20

If we are able to secure financing through debt, lenders may impose certain restrictions. In addition, repaying such debt may limit our cash flow and our ability to grow. If we are not able to secure financing through debt, we may be forced to issue additional equity, which would have a dilutive effect on our shares.

We may be treated as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ordinary shares and warrants.

In general, we will be treated as a PFIC for any taxable year in which either:

1.	at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income; or

2.	at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) are attributable to assets that produce, or are held for the production of, passive income.

Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of our ordinary shares or warrants, the U.S. holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance as to our status as a PFIC for any taxable year. U.S. holders of our ordinary shares or warrants are urged to consult their own tax advisors regarding the possible application of the PFIC rules.

Being a foreign private issuer exempts us from certain SEC requirements that provide shareholders the protection of information that must be made available to shareholders of U.S. public companies.

We are a foreign private issuer within the meaning of the rules promulgated under the Securities Exchange Act of 1934, or Exchange Act. As such, we are exempt from certain provisions applicable to U.S. public companies including:

1.	the rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

2.	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations regarding a security registered under the Exchange Act;

3.	provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

4.	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e. , a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

Because of these exemptions, our shareholders will not be provided with the same protections or information generally available to investors holding shares in public companies organized in the U.S.

Expansion of our business may increase pressure on our management, which may impede our ability to meet any increased demand for our products and adversely affect our results of operations.

Our business plan is to grow our operations profitably and focus on new investments and exploring new products, including but not limited to acquiring equities of potential target companies related to environmental protection, environmental energy saving, electronic and internet-related businesses and enriching our product and service ranges. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. The evolution of our business also presents numerous risks and challenges, including:

21

1.	customers continuing to accept our LCD/LED products;

2.	our ability to successfully and rapidly expand our marketing program to reach potential customers in response to potentially increasing demand;

3.	the costs associated with such growth, which are difficult to quantify, but could be significant;

4.	the competition from larger, better capitalized and well-known competitors and the effect of rapid technological change;

5.	the highly competitive nature of our industry;

6.	the continued availability and favorable pricing of the raw materials and components used in our products; and

7.	the availability and favorability of terms of potential acquisition targets for developing new business.

If we are successful growing our marketing program, we may be required to provide various support and deliver LCD/LED products to our customers. In addition, we may not be able to meet the needs of our customers, which could adversely affect our relationships with our customers and results of operations.

We intend on continuing to expand our operations in China (including Hong Kong) through investments and acquisitions. Rapid expansion may expose us to new challenges and risks. To manage the further expansion of our business and the growth of our operations and personnel, we need to continuously expand and enhance our infrastructure and technology as well as improve our operational and financial systems, procedures and controls. We also need to expand, train and manage our growing employee base. In addition, our management will be required to obtain, maintain or expand relationships with manufacturer partners and other third-party business partners. We cannot assure you that our current and planned personnel, infrastructure, systems, procedures and controls will be adequate to support our expanding operations. If we fail to manage our expansions effectively, our business, results of operations and prospects may be materially and adversely affected.

Under the Enterprise Income Taxes Law, SGOCO may be classified as a “resident enterprise” of the PRC. Such classification could result in adverse tax consequences to SGOCO and its non-PRC resident shareholders.

Under the Enterprise Income Taxes (EIT) Law and the Implementing Rules, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will be subject to PRC income tax on its global income. According to the Implementing Rules, “de facto management bodies” refer to “establishments that carry out substantial and overall management and control over the business operations, personnel, accounting, properties, etc. of an enterprise.” Accordingly, our holding company, SGOCO Group, Ltd., may be considered a resident enterprise and may therefore be subject to PRC income tax on our global income.

The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China.

Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those invested in by individuals or foreign enterprises like SGOCO. But, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or controlled by or invested in by individuals or foreign enterprises. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiaries, such PRC income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. Since the EIT Law became effective in 2008, SGOCO has not been treated as a “resident enterprise.”

22

If the PRC tax authorities determine that SGOCO is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, SGOCO may be subject to enterprise income tax at a rate of 25% on SGOCO’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. As a result, if both SGOCO and SGOCO International are treated as PRC “resident enterprises,” all dividends from the PRC operating subsidiaries to SGOCO International and from SGOCO International to SGOCO would be exempt from PRC tax.

If SGOCO were treated as a PRC “non-resident enterprise” under the EIT Law, then dividends that SGOCO receives from its PRC operating subsidiaries (assuming such dividends were considered sourced within the PRC):

1.	may be subject to a 5% PRC withholding tax, if the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion regarding Taxes on Income (the “PRC-Hong Kong Tax Treaty”) is applicable; or

2.	may be subject to a 10% PRC withholding tax, if such treaty does not apply ( i.e. , because the PRC tax authorities may deem SGOCO International to be a conduit not entitled to treaty benefits).

Any such taxes on dividends could materially reduce the amount of dividends, if any, SGOCO could pay to its shareholders.

Finally, the “resident enterprise” classification could result in a 10% PRC tax being imposed on dividends SGOCO pays to its non-PRC shareholders that are not PRC tax “resident enterprises” and gains derived by them from transferring SGOCO’s ordinary shares, if such income is considered PRC-sourced income by the relevant PRC authorities. In such event, SGOCO may be required to withhold the 10% PRC tax on any dividends paid to its non-PRC resident shareholders. SGOCO’s non-PRC resident shareholders also may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of ordinary shares in certain circumstances. SGOCO would not, however, have an obligation to withhold PRC tax regarding such gain.

If any such PRC taxes apply, a non-PRC resident shareholder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such shareholder’s domestic income tax liability (subject to applicable conditions and limitations). According to the Notice of the Provisional Regulation of Non-PRC Residents’ Enjoyment of the Preferential Treatment of Tax Treaty, Circular 124, on August 24, 2009, issued by the State Administration of Taxation, the non-PRC shareholders located in countries which have income tax treaties with China may be taxed at a reduced rate lower than 10%. Prospective investors should consult with their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

Intercompany loans from SGOCO to its operating subsidiaries must comply with PRC law.

Any loans we make to our Chinese subsidiaries, which are treated as foreign-invested enterprises under Chinese law, cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Under applicable Chinese law, the Chinese regulators must approve the amount of a foreign-invested enterprise’s registered capital, which represents shareholders’ equity investments over a defined period of time, and the foreign-invested enterprise’s total investment, which represents the total of the Company’s registered capital plus permitted loans. The ratio of registered capital to total investment cannot be lower than the minimum statutory requirement and the excess of the total investment over the registered capital represents the maximum amount of borrowings that a foreign invested enterprise is permitted to have under Chinese law.

If we lend money to our Chinese subsidiaries and such funds exceed the permitted amount of borrowings of the subsidiary, we would have to apply to the relevant government authorities to increase the permitted total investment amounts. The various applications could be time consuming and their outcomes would be uncertain. Concurrently with the loans, we might have to make capital contributions to the subsidiaries in order to maintain the statutory minimum registered capital/total investment ratio, and such capital contributions involve uncertainties of their own, as discussed below. Furthermore, even if we make loans to our Chinese subsidiaries that do not exceed their current permitted amount of borrowings, we will have to register each loan with SAFE or its local counterpart within 15 days after signing the relevant loan agreement.

23

Subject to SAFE’s stipulated conditions, SAFE or its local counterpart is supposed to issue a registration certificate of foreign debts within 20 days after reviewing and accepting its application. In practice, it may take longer to complete such SAFE registration process.

We cannot be sure that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, regarding future loans by us to our Chinese subsidiaries or affiliated entities or regarding future capital contributions by us to our Chinese subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use such future loans or capital contributions to capitalize or otherwise fund our Chinese operations may be negatively affected, which would adversely and materially affect our liquidity and our ability to fund and expand our business.

A severe or prolonged downturn in the global economy could materially and adversely affect our business and results of operations.

The global market and economic conditions during the years 2008 through 2012 were unprecedented and challenging, with recessions occurring in most major economies. Continued concerns about the systemic impact of potential long-term and wide-spread recession, energy costs, geopolitical issues, sovereign debt issues, and the availability and cost of credit have contributed to increased market volatility and diminished expectations for economic growth around the world. The difficult economic outlook has negatively affected businesses and consumer confidence and contributed to significant volatility.

There is continuing uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including China’s. There have also been concerns over unrest in the Middle East and Africa, which may result in significant market volatility. Economic conditions in China are sensitive to global economic conditions. Any prolonged slowdown in the global and/or Chinese economy may have a negative impact on our business, results of operations and financial condition, and continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Our risk management and internal control systems may not be effective and have deficiencies or material weaknesses

We are subject to the reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), has adopted rules requiring public companies to include a report of management on the effectiveness of such companies’ internal control over financial reporting in their respective annual reports. This annual report does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting because we are currently a non-accelerated filer and therefore, not required to obtain such report.

Our management has concluded that under the rules of Section 404, our internal control over financial reporting was ineffective as of December 31, 2017. A material weakness is a deficiency, or a combination of deficiencies, in internal control such that there is a reasonable possibility that a material misstatement of our company’s financial statements will not be prevented, or detected and corrected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance. The material weakness we identified is our lack of sufficient qualified accounting personnel with appropriate understanding of U.S. GAAP and SEC reporting requirements commensurate with our financial reporting requirements, which resulted in a number of internal control deficiencies that were identified as being significant.  Also, as a small company, we do not have sufficient internal control personnel to set up adequate review functions at each reporting level.

24

We are in the process of implementing measures to resolve the material weakness and improve our internal and disclosure controls. However, we may not be able to successfully implement the remedial measures. For example, we may not be able to identify and hire suitable personnel with the requisite U.S. GAAP and internal control experience. The implementation of our remedial initiatives may not fully address the material weakness and significant deficiencies in our internal control over financial reporting. In addition, the process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate in satisfying our reporting obligations. We also expect to incur additional compensation expenses in connection with hiring additional accounting and internal control personnel.

As a result, our business and financial condition, results of operations and prospects, as well as the trading price of our ordinary shares may be materially and adversely affected. Ineffective internal control over financial reporting could also expose us to increased risk of fraud or misuse of corporate assets, In turn, that could subject us to potential delisting from the stock exchange on which our ordinary shares are listed, regulatory investigations or civil or criminal sanctions.

We have granted shares to our PRC employees, which may require registration with SAFE. We may also face regulatory uncertainties that could restrict our ability to issue equity compensation to our directors and employees and other parties who are PRC citizens or residents under PRC law.

In December 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, which set forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account. In January 2007, SAFE issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or the Stock Option Rules, which replaced the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas Publicly-Listed Companies issued by SAFE in March 2007. Under these rules, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly-listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. We have adopted an equity compensation plan and have begun to make option grants to some of our key employees, three of whom are PRC citizens. If we or our PRC recipients of such options fail to comply with these regulations, we or our PRC option grantees may be subject to fines and other legal or administrative sanctions. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

PRC SAFE regulations regarding offshore financing activities by PRC residents have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect our business.

Recent regulations promulgated by SAFE regarding offshore financing activities by PRC residents have undergone a number of changes which may increase the administrative burden we face.  The failure by our shareholders and affiliates who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

25

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as "SAFE Circular 75" promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents' legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a "special purpose vehicle." SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

We cannot predict fully how Circular 37 will affect our business operations or future strategies because of ongoing uncertainty over how Circular 37 is interpreted and implemented, and how or whether SAFE will apply it to us.

We have requested our PRC resident beneficial owners to make the necessary applications, filings and amendments as required under SAFE regulations in connection with their equity interests in us. We attempt to ensure that our subsidiaries in China comply, and that our PRC resident beneficial owners subject to these rules comply, with the relevant SAFE regulations. We cannot provide any assurances that all of our present or prospective direct or indirect PRC resident beneficial owners will comply fully with all applicable registrations or required approvals. The failure or inability of our PRC resident beneficial owners to comply with the applicable SAFE registration requirements may subject these beneficial owners or us to fines, legal sanctions and restrictions described above.

We have granted, and may continue to grant, stock options and restricted shares, which may result in increased share-based compensation expenses.

We granted awards such as restricted shares to directors, executive officers, employees. For the years ended December 31, 2017, 2016 and 2015, we recorded $0.7 million, $1.6 million and $0.2 million, respectively, in share-based compensation expenses. We believe the granting of restricted shares is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant restricted shares to key personnel, employees, third-party consultants and business partners in the future. However, the share-based compensation expenses we incur will reduce our income from operations. We have incurred, and expect to continue to incur, share-based compensation expenses, which may have a material and adverse effect on our results of operations.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and adversely affect our competitive position.

A substantial portion of our revenues will continue to be made in China. Accordingly, our business, financial condition, results of operations and prospects will be affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

1.	the amount of government involvement;

2.	the level of development;

3.	the growth rate;

4.	the control of foreign exchange; and

5.	the allocation of resources.

26

While the Chinese economy has experienced significant growth in the past 30 years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a positive or negative effect on us.

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. In recent years, the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises. But, the Chinese government still owns a substantial portion of the productive assets in China. The continued control of these assets and other aspects of the national economy by the Chinese government could adversely affect our business.

The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. The Chinese government has implemented certain measures to control the pace of economic growth. Any adverse change in the economic conditions or government policies in China could have a material adverse effect on overall economic growth in China, which in turn could lead to reduced demand for our products.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on U.S. judgments against us or our subsidiaries, affiliates, officers, directors and shareholders.

A majority of our assets are located outside of the U.S. and all of our directors and executive officers reside outside of the U.S. As a result, it may not be possible for investors in the U.S. to effect service of process within the U.S. or elsewhere outside China on us, our subsidiaries, officers, directors and shareholders, and others. This can be particularly important regarding matters arising under U.S. federal or state securities laws.

China does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the U.S. and many other countries. As a result, recognition and enforcement in China of these judgments in relation to any matter, including U.S. securities laws and the laws of the Cayman Islands, may be difficult or impossible.

Furthermore, an original action may be brought in China against our assets or our subsidiaries, officers, directors, shareholders and advisors only if:

1.	the actions are not required to be arbitrated by Chinese law;

2.	the facts alleged in the complaint give rise to a cause of action under Chinese law; and

3.	the actions satisfy certain prerequisite conditions prescribed by Chinese law.

Connected with such an original action, a Chinese court may award civil remedies, including monetary damages. Notwithstanding the ability to bring original actions, we do not believe it is likely that the courts in China would entertain original actions brought in China against us or our directors or officers predicated upon the securities laws of the U.S. or any state or territory within the U.S.

Our auditor, like other independent registered public accounting firms operating in China and to the extent their audit clients have operations in China, is not permitted to be inspected by the Public Company Accounting Oversight Board and, as such, you may be deprived of the benefits of such inspection.

Our independent registered public accounting firm issues the audit report included in this Prospectus filed with the SEC. As auditors of companies that are traded publicly in the U.S., our public accounting firm is registered with the U.S. Public Company Accounting Oversight Board (United States) (the “PCAOB”). It is required by U.S. laws to be regularly inspected by the PCAOB to assess its compliance with the U.S. laws and professional standards.

27

Our operations, however, are mainly located in the PRC, a jurisdiction where PCAOB is currently not able to conduct inspections without the approval of PRC authorities. Our auditor, like other independent registered public accounting firms operating in China and Hong Kong (to the extent their audit clients have operations in China), is currently not subject to inspection by the PCAOB. In May 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.

Inspections of some other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures. Certain deficiencies revealed in the inspection process can be addressed to improve future audit quality. The inability of the PCAOB to conduct inspections of auditors operating in China makes it difficult to evaluate our auditor’s audit procedures and quality control procedures. As a result, our investors may not receive the benefits of the PCAOB inspections.

We face uncertainties regarding indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In connection with the EIT Law, the Ministry of Finance of the PRC and the SAT jointly issued, on April 30, 2009, the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. On December 10, 2009, the SAT issued the Notice on Strengthening the Management on Enterprise Income Tax for Non-resident Enterprises Equity Transfer, or Circular 698. Both Circular 59 and Circular 698 became effective retrospectively on January 1, 2008. By promulgating and implementing these circulars, the PRC tax authorities have strengthened their scrutiny over the direct or indirect transfer of equity interest in a PRC resident enterprise by a non-resident enterprise. For example, Circular 698 specifies that the SAT is entitled to redefine the nature of an equity transfer where offshore vehicles are interposed by abusing corporate structures for tax-avoidance purposes and without reasonable commercial intention. We may pursue acquisitions as one of our growth strategies, and may conduct acquisitions involving complex corporate structures. We cannot be assured that the PRC tax authorities will not, at their discretion, adjust the taxable capital gains of the seller, which may indirectly increase acquisition costs.

On February 3, 2015, the State Administration of Tax issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or Public Notice 7. Public Notice 7 has introduced a new tax regime that is significantly different from that under Circular 698. Public Notice 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Public Notice 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Public Notice 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets, may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may re-characterize such indirect transfer as a direct transfer of the equity interests in the PRC tax resident enterprise and other properties in China. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of up to 10%, for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

28

We face uncertainties with respect to the reporting and consequences of private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises, or sale or purchase of shares in other non-PRC resident companies or other taxable assets by us. Our company and other non-resident enterprises in our group may be subject to filing obligations or being taxed if our company and other non-resident enterprises in our group are transferors in such transactions, and may be subject to withholding obligations if our company and other non-resident enterprises in our group are transferees in such transactions, under Circular 698 and Public Notice 7. For the transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under Circular 698 and Public Notice 7. As a result, we may be required to expend valuable resources to comply with Circular 698 and Public Notice 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company and other non-resident enterprises in our group should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under Circular 698 and Public Notice 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. If the PRC tax authorities make adjustments to the taxable income of the transactions under Circular 698 and Public Notice 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

As a result, we and our non-resident investors in such transactions may be at risk of being taxed under SAT Circular 698. We have accrued $5.4 million in the income tax expense for the year ended December 31, 2011 on the Sale of Honesty Group and $0.9 million in the income tax expense for the year ended December 31, 2014 on the Sale of SGOCO (Fujian). We have paid off these tax liabilities in May 1417.

Future changes in laws, regulations or enforcement policies in China could adversely affect our business.

Laws, regulations or enforcement policies in China are evolving and subject to future changes. Future changes in laws, regulations or administrative interpretations, or stricter enforcement policies by the Chinese government, could impose more stringent requirements on us, including fines or other penalties. Changes in applicable laws and regulations may also affect our operating costs. Compliance with these requirements could impose substantial additional costs or otherwise adversely affect our future growth. These changes may relax some requirements, which could be beneficial to our competitors or could lower market entry barriers and increase competition. In addition, any litigation or governmental investigation or enforcement proceedings in China may be protracted and result in substantial costs and diversion of resources and management attention.

Uncertainties regarding the Chinese legal system could have a material adverse effect on us.

The Chinese legal system is a civil law system based on statutes. Unlike the common-law system, prior court decisions may be cited for reference, but have limited precedential authority in China. Since 1979, Chinese legislation and regulations have significantly enhanced the protections provided to various forms of foreign investments in China. We conduct the majority of our business through our subsidiaries, Beijing SGOCO and SGOCO Shenzhen, which were established in China. As a result, we will be subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises.

But, since the Chinese legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform. In addition, enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. For example, we may have to file administrative and court proceedings to enforce the legal protection that we or our subsidiaries enjoy either by law or contract. Chinese administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms. Consequently, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection that we would enjoy compared to more developed legal systems.

These uncertainties may impede our ability to enforce contracts or other rights. Furthermore, intellectual property rights and confidentiality protections in China may be less effective than in the U.S. or other countries. Accordingly, we cannot predict the effect of future developments in the Chinese legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement of these laws, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and our shareholders. In addition, any litigation in China may be protracted, substantially increase our costs and divert our resources and management’s attention.

29

If China imposes economic restrictions to reduce inflation, China’s future economic growth could be curtailed which could adversely affect our business and results of operation.

China’s economy has experienced rapid growth. But, this growth has varied among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the supply of money and rising inflation. To control inflation, the Chinese government may impose controls on bank credit, limits on loans for fixed assets and restrictions on state bank lending. If similar restrictions are imposed, it may lead to a slowing of economic growth and decrease the interest in our LCD/LED products leading to a decline in our profitability.

Changes in foreign exchange regulations in China may affect our operating subsidiaries’ ability to pay dividends in foreign currency or conduct other foreign exchange business.

RMB is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside China or to make dividends or other payments in U.S. Dollars. In China, SAFE regulates the conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in China have significantly reduced the government’s control over routine foreign exchange transactions under current accounts (remittance of foreign currencies for payment of dividends, etc.).

Conversion of RMB for capital account items, such as direct investment, loan, security investment and repatriation of investment, is still subject to the approval of the SAFE. Under China’s existing foreign exchange regulations, SGOCO International’s Chinese primary operating subsidiaries, Beijing SGOCO and SGOCO Shenzhen, are able to pay dividends in foreign currencies, without prior approval from the SAFE, by complying with certain procedural requirements. However, the Chinese government subsequently may restrict access to foreign currencies for current account transactions.

Fluctuating value of the Renminbi may reduce our profitability.

The change in value of the RMB against U.S. Dollars, and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market. On March 17, 2014, the People’s Bank of China announced that the RMB exchange rate flexibility increased to 2% in order to proceed further with reform of the RMB exchange rate regime. Through 2016 the RMB continued its significant depreciation, which contributed partly to a decline in our 2016 revenues. This depreciation halted in 2017, and the RMB appreciated against the U.S. dollar during this one-year period. The exchange rate of the RMB against U.S. Dollar as of December 31, 2017 and 2016 were 6.53 and 6.94.With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and there is no guarantee that the RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.

Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition. For example, to the extent that we need to convert U.S. Dollars we receive into RMB for our operations, appreciation of the RMB against the U.S. Dollars would reduce the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB into U.S. Dollars to make payments for dividends on our shares or for other business purposes, appreciation of the U.S. Dollars against the RMB would reduce the U.S. Dollars amount available to us.

30

Exchange controls that exist in China may limit our ability to use our cash flows effectively.

In 2017, a portion of our revenues and most of our expenses were denominated in RMB. We may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends, if any, regarding our shares. Under China’s existing foreign exchange regulations, we are able to purchase foreign exchange for settlement of current account transactions, including payment of dividends in foreign currencies, without prior approval from SAFE by complying with certain procedural requirements.

But, the Chinese government may take further measures to restrict access to foreign currencies for current account transactions. Any future restrictions on currency exchanges may limit our ability to use cash flows for distributing dividends to our shareholders or to fund operations we have outside of China.

Foreign exchange transactions continue to be subject to significant foreign exchange controls and require the approval of or registration with the Chinese governmental authorities, including SAFE. In particular, if SGOCO International receives foreign currency loans from us or other foreign lenders, these loans must be registered with SAFE. In addition, if we finance SGOCO International by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce or its local counterparts. These potential restrictions could affect the ability of SGOCO International to obtain additional foreign exchange through debt or equity financing.

Proceedings instituted by the SEC against five PRC-based accounting firms could result in adverse impact on our business and price of our stock.

In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the PRC-based units of five accounting firms. The Rule 102(e) proceedings initiated by the SEC relate to these firms’ failure to produce documents, including audit work papers, in response to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act of 2002, as the auditors located in the PRC are not in a position lawfully to produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by the China Securities Regulatory Commission (“CSRC”). The issues raised by the proceedings are not specific to our auditors or to us, but affect equally all audit firms based in China and all China-based businesses with securities listed in the United States.

In January 2014, the administrative judge reached an Initial Decision that the PRC-based units of the "big four" accounting firms should be barred from practicing before the SEC for six months. The decision is neither final nor legally effective unless and until reviewed and approved by the SEC. In February 2014, four of these PRC-based accounting firms appealed to the SEC against this decision. In February 2015, each of the four PRC-based accounting firms agreed to a censure and paid a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The settlement requires the firms to follow detailed procedures that seek to provide the SEC with access to Chinese firms’ audit documents via the CSRC. If the firms do not follow these procedures, the SEC could impose penalties such as suspensions, or it could restart the administrative proceedings.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, public companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which may result in SEC’s revocation of the registration of their shares under the Exchange Act, including possible delisting.  Moreover, although our independent registered public accounting firm was not named as a defendant in the above SEC administrative proceedings, any negative news about the proceedings against these audit firms may erode investor confidence in China-based, US public companies, including us, and the market price of our shares may be adversely affected.

Risks Relating to Our Shares

We may fail to meet continued listing requirements on the NASDAQ Capital Market

Our ordinary shares are listed on the NASDAQ Capital Market. We must comply with various NASDAQ Marketplace rules to maintain the listing of our securities. The NASDAQ listing rules require, among other things, that a company’s stock trading to maintain a minimum bid price of $1.00. If a NASDAQ-listed company trades below the minimum bid price requirement for 30 consecutive business days, it will be notified of the deficiency.

31

To regain compliance with the minimum, bid price requirement, the Company must have a minimum, closing bid price of $1.00 or more for a minimum of ten consecutive business days during a 180-day compliance period. If compliance does not occur within the applicable 180-day compliance period, the Staff will notify the Company that its securities will be delisted from the NASDAQ Capital Market. However, the Company may appeal the Staff's determination to delist its securities to a Hearing Panel. During any appeal process, the Company's ordinary shares would continue to trade on the NASDAQ Capital Market.

If our securities were to be delisted from NASDAQ, the trading of our securities could possibly be shifted to the OTC Bulletin Board or the Pink Sheets. But, that would make it more difficult to dispose of, or obtain accurate quotations for the price of, our securities. In addition, such a development would likely also reduce the already limited coverage of our Company by security analysts and the news media. Delisting and these other effects could cause the price of our securities to decline further.

The market price for our ordinary shares may be volatile.

The market price for our ordinary shares is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

1.	actual or anticipated fluctuations in our annual and quarterly operating results and changes or revisions in our expected results;

2.	changes in financial estimates by securities research analysts;

3.	market conditions for LCD/LED or VR products marketing and distribution as well as energy saving industry;

4.	changes in the economic performance or market valuations of companies specializing in LCD/LED or VR product marketing and distribution as well as energy saving industry;

5.	announcements by us and our affiliates or our competitors of new products, acquisitions, strategic relationships, joint ventures or capital commitments;

6.	addition or departure of our senior management and key research and development personnel;

7.	fluctuations of exchange rates between the RMB and the U.S. Dollars;

8.	litigation related to our intellectual property;

9.	changes in investors’ perception toward U.S.-listed Chinese companies;

10.	release or expiry of transfer restrictions on our outstanding ordinary shares; and

11.	sales or perceived potential sales of our ordinary shares.

In addition, the securities market has from time-to-time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ordinary shares.

32

We do not expect to pay dividends, so our shareholders will only benefit from an investment in our shares if such shares appreciate in value.

Currently, we do not expect to pay dividends to our shareholders. The Board of Directors may determine to pay dividends in the future, depending upon results of operations, financial condition, contractual restrictions, including restrictions in credit agreements, imposed by applicable law, and the laws of China governing dividend payments, currency conversion and loans, and other factors our Board of Directors deems relevant. Accordingly, realizing a gain on shareholders’ investments currently depends on whether the price of our shares appreciates in the securities exchange on which our shares trade. There is no guarantee that our shares will appreciate in value or even maintain the price at which shareholders purchased their shares.

Due to the lack of unrestricted ordinary shares available to be sold, liquidity for our ordinary shares is limited.

As of December 31, 2017, we had 16,164,855 ordinary shares issued and outstanding. Of these shares, approximately 9.9 million ordinary shares are held by persons not currently affiliated with us and are freely eligible to be resold in the public market. The remaining shares are either being held in escrow or are “restricted” securities not eligible to be resold in the public market. As a result of the lack of unrestricted securities available to be resold in the public market, there is limited liquidity in our ordinary shares, which may limit your ability to sell your ordinary shares of SGOCO or reduce the price at which the shares may be sold. In addition, the lack of a liquid market in our shares may make the listed market price of our shares less meaningful and more volatile.

Volatility in the price of our ordinary shares may result in shareholder litigation that could in turn result in substantial costs and a diversion of our management’s attention and resources.

The financial markets in the U.S. and other countries have experienced significant price and volume fluctuations. Volatility in the price of our ordinary shares may be caused by factors outside of our control, which may not be related or may be disproportionate to our results of operations. In the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against various companies. Such litigation could result in substantial costs and a diversion of our management’s attention and resources.

If we become directly subject to the recent scrutiny involving U.S. listed Chinese companies, we may have to expend significant resources to investigate and/or defend the matter, which could harm our business operations, stock price and reputation.

During the last several years, U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators and regulatory agencies. Much of the scrutiny has centered on financial and accounting irregularities and mistakes, lacks of effective internal controls over financial reporting and, in many cases, allegations of fraud. As a result of the scrutiny, the publicly traded stock of many U.S.-listed Chinese companies that have been the subject of such scrutiny has sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and/or SEC enforcement actions that are conducting internal and/or external investigations into the allegations.

If we become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and/or defend the Company. Such investigations or allegations will be costly and time-consuming and distract our management from our normal business and could result in our reputation being harmed. Our stock price could decline because of such allegations, even if the allegations are false.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under Cayman Islands’ laws. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands and Cayman Islands’ common law. Shareholders’ rights to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands’ law are largely governed by Cayman Islands’ common law. It is derived in part from comparatively limited judicial precedent in the Cayman Islands and from England’s common law. English court decisions, however, are not binding on a Cayman Islands’ court.

33

Our shareholders’ rights and our directors’ fiduciary responsibilities under Cayman Islands law are not as clearly established as they would be under the statutes or case law in most U.S. jurisdictions. In particular, the Cayman Islands has a less developed body of securities laws than the U.S. Many U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in U.S. federal courts.

The Cayman Islands’ courts are also not likely:

1.	to recognize or enforce against us judgments of courts of the U.S. based on civil liability provisions of U.S. securities laws; and

2.	to impose liabilities against us, in original actions brought in the Cayman Islands, based on civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the U.S. But the Cayman Islands’ courts will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Based on the above, shareholders may have more difficulty in protecting their interests against actions taken by management, members of the Board of Directors or controlling shareholders than they would as public shareholders of a company incorporated in the U.S.

As a company incorporated in the Cayman Islands, we can adopt certain home country practices regarding corporate governance matters that differ significantly from the NASDAQ Stock Market corporate governance listing standards. These practices may provide less protection to shareholders than they would enjoy if we complied fully with the NASDAQ Stock Market corporate governance listing standards.

As a Cayman Islands company listed on the NASDAQ Stock Market, we are subject to the NASDAQ Stock Market corporate governance listing standards. But, NASDAQ Stock Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NASDAQ Stock Market corporate governance listing standards.

For example, the Companies Law of the Cayman Islands does not require a majority of our directors to be independent. Therefore, we could include non-independent directors as members of our compensation committee and (if we chose to have one) our nominating committee. Finally, our independent directors would not necessarily hold regularly scheduled meetings at which only independent directors are present.

In addition, while NASDAQ Stock Market rules require that an issuer listing ordinary shares hold an annual meeting of shareholders no later than one year after the end of the issuer’s fiscal year-end, the Companies Law of the Cayman Islands does not require it. If we choose to follow home country practice, our shareholders may receive less protection than they otherwise would under the NASDAQ Stock Market corporate governance listing standards applicable to U.S. domestic issuers.

34

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements, including statements regarding the progress and timing of our product development, the goals of our development activities, estimates of the potential markets for our product candidates, estimates of the capacity of manufacturing and other facilities to support our products, our expected future revenues, operations and expenditures and projected cash needs. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events of our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. Those risks and uncertainties include, among others:

• our ability to implement our business plan;

• our ability to raise additional capital to meet our liquidity needs;

• our ability to generate sufficient proceeds from the rights offering;

• our ability to generate revenues;

• our ability to achieve profitability;

• our ability to compete in the market;

• our ability to effectively control our expenses;

• our ability to attract and retain sufficient, qualified personnel; and

• our ability to adequately support future growth;

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. You should read this prospectus, the documents incorporated by reference in this prospectus, the documents referenced in this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

35

USE OF PROCEEDS

Assuming full participation in this rights offering, we estimate that the net proceeds from this rights offering will be approximately $49,807,525, after deducting expenses related to the rights offering payable by us estimated at approximately $192,475. Assuming all the ordinary shares offered are sold, the gross proceeds to us from the rights offering will be up to approximately $50,000,000.

We are conducting this rights offering to raise capital that we intend to use for working capital and general corporate purposes.  We have broad discretion in determining how the proceeds of this offering will be used, and our discretion is not limited by the aforementioned possible uses. Our board of directors believes the flexibility in application of the net proceeds is prudent.  See “Risk Factors—Risks Related to this Rights Offering—We will have broad discretion in the use of the net proceeds from the rights offering and may not use the proceeds effectively.”

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received from this offering. The amounts and timing of our actual expenditures will depend on numerous factors. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of management regarding the application of the net proceeds from the offering.

36

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2017:

• on an actual basis; and

• on an a pro forma adjusted basis to give effect to the rights offering, assuming gross proceeds from the rights offering of $50,000,000 and after deducting expenses related to the rights offering payable by us estimated at approximately $192,475.

This capitalization table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those financial statements that are incorporated by reference in this prospectus.

(In thousands of U.S. dollars except share and per share data)

	As of December 31, 2017
	Actual	As Adjusted(1)

Shareholders’ Equity:
Ordinary shares, $0.004 par value; 50,000,000 shares authorized, 16,164,855 shares issued and outstanding on an actual basis; 66,669,905 shares issued and outstanding on a pro forma as adjusted basis; Preferred Stock, $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding	$65	$267
Additional paid-in capital	50,159	99,765
Retained earnings	40,922	40,922
Accumulated other comprehensive loss	(7,331)	(7,331)
Total stockholders’ equity	83,815	133,623
Total capitalization	$83,815	$133,623

(1) The number of ordinary shares shown above to be outstanding after this rights offering is based on 16,164,855 shares outstanding as of December 31, 2017, and excludes as of that date:

• 992,392 ordinary shares reserved for issuance upon the exercise of outstanding warrants with a weighted-average exercise price of $1 per share; and

• 1,990,000 ordinary shares which are reserved for equity awards that may be granted under our equity incentive plans.

37

DILUTION

(In thousands of U.S. dollars except share and per share data)

Purchasers of our ordinary shares in the rights offering will experience an immediate and substantial dilution of the net tangible book value of the shares purchased. At December 31, 2017, we had a net tangible book deficit of approximately $8,420 or $0.52 per ordinary share. After giving effect to the sale of 50,505,050 ordinary shares in the rights offering at a price per share of $0.99 and after deducting transaction and offering expenses, the pro forma net tangible book value at December 31, 2017, attributable to ordinary shareholders would have been $41,388, or $0.62 per ordinary share. This amount represents an immediate dilution to purchasers in the rights offering of $50,000,000. The following table illustrates this per-share dilution.

Subscription price	$0.99
Net tangible book deficit per share prior to the rights offering	$0.52
Increase per share attributable to the rights offering	$1.14
Pro forma net tangible book value per share after the rights offering	$0.62
Dilution in net tangible book value per share to purchasers	$0.37

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options or warrants having a per share exercise price less than the per share offering price to the public in the rights offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The table and discussion above are based on 16,164,855 ordinary shares issued and outstanding as of December 31, 2017 and excludes as of that date:

• 992,392 additional ordinary shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1 per share; and

• 1,990,000 additional ordinary shares reserved for future issuance under our equity incentive plans.

38

THE RIGHTS OFFERING

Please read the following information concerning the subscription rights in conjunction with the statements under “Description of Subscription Rights” in this prospectus, which the following information supplements.

The Subscription Rights

We are distributing, at no charge, to holders of our ordinary shares and holders of our warrants non-transferrable subscription rights to purchase up to an aggregate of 50,505,050 ordinary shares.  Holders of our ordinary shares will receive one subscription right for each ordinary share owned at, and our warrant holders will receive one subscription right for each ordinary shares into which the warrants held by them were exercisable at, 5:00 p.m., New York City time, on August 24, 2018; provided, that, the rights may only be exercised for a maximum of 50,505,050 shares, or an aggregate of $50,000,000 of subscription proceeds.

Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege, which are described below.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase one ordinary share per subscription right, upon delivery of the required documents and payment of the subscription price of $0.99 per share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares pursuant to your over-subscription privilege.

If the basic subscription rights are exercised for an amount in excess of $50,000,000, the basic subscription rights that have been exercised will be reduced on a pro rata basis based on the number of shares each rights holder subscribed for under the basic subscription right, subject to adjustment to eliminate fractional shares, so that the total exercise price of the basic subscription rights shall equal $50,000,000, and any excess subscription amount received by the subscription agent will be promptly returned, without interest, after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

Basic subscription rights may only be exercised for whole numbers of our ordinary shares; no fractional shares of ordinary shares will be issued in this rights offering.  If the basic subscription rights are exercised for an amount in excess of $50,000,000, the number of shares of ordinary shares each subscription rights holder may acquire will be rounded down to result in delivery of whole shares.

We will deliver certificates (physical, electronic or book-entry form) representing ordinary shares purchased with the basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege

If you fully exercise your basic subscription privilege and basic subscription rights are exercised for an amount less than $50,000,000, you may also exercise an over-subscription privilege to purchase additional ordinary shares that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among stockholders exercising this over-subscription privilege. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription privileges requests, then the available shares will be prorated among those who properly exercised over-subscription privileges based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of shares of ordinary shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares of ordinary shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of ordinary shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

39

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of ordinary shares available to you, assuming that no stockholder other than you has purchased any of our ordinary shares pursuant to their basic subscription privilege and over-subscription privilege.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient ordinary shares are available following the exercise of subscription rights under the basic subscription privileges.

•	To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be promptly returned, without interest.

•	To the extent holders properly exercise their over-subscription privileges for an aggregate amount of shares that is less than the number of the unsubscribed shares you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be promptly returned, without interest.

We will deliver certificates (physical, electronic or book-entry form) representing ordinary shares purchased by you as soon as practicable after the rights offering has expired.

Subscription Price

In determining the subscription price of $0.99 per share, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which holders might be willing to participate in the rights offering, historical and current trading prices of our ordinary shares, our need for liquidity and capital and the desire to provide an opportunity to our stockholders and warrant holders to participate in the rights offering on a pro rata basis. The closing price of our ordinary shares on August 23, 2018, the last trading day prior to determination of the subscription price, was $1.03. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. See “Risk Factors – Risks Related to the Rights Offering – The subscription price determined for the rights offering is not necessarily an indication of the value of our ordinary shares.”

Expiration Date

The subscription period during which you may exercise your subscription rights expires at 5:00 p.m., New York City time, on September 20, 2018, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue ordinary shares to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below.

40

Reasons for the Rights Offering

In authorizing the rights offering, our board of directors carefully evaluated our need for liquidity, financial flexibility and additional capital. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate alternative under the circumstances. We are conducting the rights offering to raise capital that we intend to use for general corporate purposes, which may include funding for sales and marketing and general working capital purposes. See “Use of Proceeds.”  Although we believe that the rights offering will strengthen our financial condition, our board of directors is making no recommendation regarding your exercise of the subscription rights.

Method of Exercising Subscription Rights

You may exercise your subscription rights as follows:

Subscription by Registered Holders

You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under “Subscription Agent,” prior to the expiration of the rights offering.

Subscription by DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of the Depository Trust Company (“DTC”). If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of ordinary shares you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your full subscription payment.

Subscription by Beneficial Owners

If you are a beneficial owner of our ordinary shares or our warrants that are registered in the name of a broker, custodian bank or other nominee, or if you hold our ordinary shares certificates or certificates representing warrants directly and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your subscription rights and deliver all documents and payment on your behalf prior to the expiration date of the rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required documents and your full subscription payment prior to the expiration date of the rights offering.

Payment Method

Payments must be made in full in U.S. currency by:

•	check or bank draft payable to Continental Stock Transfer & Trust Company, the subscription agent, drawn upon a U.S. bank;
•	postal, telegraphic or express money order payable to the subscription agent; or
•	wire transfer of immediately available funds to accounts maintained by the subscription agent.

Payments received after the expiration of the rights offering will not be honored, and the subscription agent will promptly return your subscription payment to you, without interest. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent;
•	receipt by the subscription agent of any certified check bank draft drawn upon a U.S. bank;
•	receipt by the subscription agent of any postal, telegraphic or express money order; or
•	receipt of collected funds in the subscription agent’s account.

41

If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared, but if you send a certified check bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the subscription agent's account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments and wire or transfer.

Any personal check used to pay for our ordinary shares in the rights offering must clear the appropriate financial institutions prior to the expiration date of the rights offering. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is received and clears by such date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US.

Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, and not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Unless a rights certificate provides that the ordinary shares are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of our ordinary shares, any excess subscription payment received by the subscription agent will be promptly returned to you, without interest.

Extension, Cancellation and Amendment

We may extend the expiration of the rights offering for a period not to exceed 30 days by giving oral or written notice to the subscription agent prior to the expiration date of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all subscription payments advanced.

42

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent for the rights offering will be promptly returned, without interest.

Our board of directors also reserves the right to amend or modify the terms of the rights offering in its sole discretion. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration date of the rights offering for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate, cancel or withdraw the rights offering, in whole or in part, we will issue a press release notifying the stockholders of such event, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be promptly returned, without interest, following such termination, cancellation or withdrawal.

Subscription Agent

The subscription agent for this rights offering is Continental Stock Transfer & Trust Company. The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments other than wire transfers should be mailed or delivered is:

Continental Stock Transfer& Trust Company
Attn: Corporate Actions Department
1 State Street, 30th Floor

New York, New York 10004

If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

Questions Concerning the Offering

You should direct any questions or requests for assistance concerning the method of subscribing for our ordinary shares or for additional copies of this prospectus to contact Tony Zhong, our VP of Finance; email: tonyzhong@sgoco.com; telephone: +852 2386 3328.

Fees and Expenses

We will pay all fees charged by the subscription agent in connection with the rights offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

43

No Fractional Shares

We will not issue fractional shares or cash in lieu of fractional shares. Fractional ordinary shares resulting from the exercise of the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be promptly returned, without interest.  Fractional ordinary shares will not result from the exercise of the basic-subscription privileges.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds our ordinary shares or our warrants for the account of others on the record date, you should notify the beneficial owners of such shares or warrants for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold our ordinary shares or our warrants for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our ordinary shares or direct holders of our warrants on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of our ordinary shares or our warrants or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our ordinary shares or certificates representing warrants directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “Payment Method”;

•	deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery”; and

•	deliver the properly completed rights certificate evidencing your subscription rights to be exercised and the related nominee holder certification, if applicable, to the subscription agent within two (2) business days following the date of the Notice of Guaranteed Delivery.

44

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Subscription Rights Certificates,” which will be distributed to you with your rights certificate.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;
•	the number of subscription rights represented by your rights certificate, the number ordinary shares for which you are subscribing under your basic subscription privilege, and the number of ordinary shares for which you are subscribing under your over-subscription privilege, if any; and
•	your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within two (2) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “—Subscription Agent.”

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the NASDAQ Capital Market or any stock exchange or market.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and we may request input from the relevant parties. Our determination will be final and binding.  We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment has been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for our ordinary shares in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is withdrawn or canceled for any reason, all subscription payments received by the subscription agent will be promptly returned, without interest. In addition, all subscription payments received by the subscription agent will be promptly returned, without interest, if subscribers decide to cancel their subscription rights in the event that we extend the rights offering for a period of more than 30 days after the expiration date or if there is a fundamental change to the terms of the rights offering.

Stockholder Rights

You will have no rights as a holder of our ordinary shares you purchase in the rights offering, if any, until certificates (physical, electronic or book-entry form) representing the ordinary shares are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the subscription agent.  See “No Revocation or Change.”

45

Foreign Stockholders

We will not mail the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least two (2) business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares at the subscription price.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, it is intended that U.S. holders of our ordinary shares and warrants generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights. For further information, please see “Material U.S. Federal Income Tax Considerations.”

No Recommendation to Rights Holders

Although our directors may invest their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our ordinary shares.

Listing

The subscription rights will not be listed for trading on the NASDAQ Capital Market or any stock exchange or market. The ordinary shares issuable upon exercise of the subscription rights will trade on the NASDAQ Capital Market under the symbol “SGOC.”

Ordinary shares Outstanding After the Rights Offering

Assuming 50,505,050 ordinary shares are issued in the rights offering through the exercise of subscription rights, we anticipate that 75,349,080 ordinary shares will be outstanding following the completion of the rights offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any ordinary shares from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

46

MARKET FOR ORDINARY SHARES AND RELATED STOCKHOLDER MATTERS

Market Information

Our ordinary shares are listed on the NASDAQ Capital Market.

Our warrants were quoted on the OTC Bulletin Board under the symbol SGTWF through June 1, 2012 and thereafter were quoted on the OTC Pink Market. FINRA delisted our warrants from the OTC Bulletin Board effective June 1, 2012 due to our failure to timely file the prior Annual Report. Our ordinary shares, warrants, and units were previously traded on the OTC Bulletin Board under the symbols HMAQF.OB, HMAWF.OB, and HMAUF.OB, respectively. Each unit consisted of one ordinary share and one warrant. Our ordinary shares and warrants commenced to trade separately on April 9, 2008. These warrants expired on March 7, 2014.

The following table sets forth, for the calendar months, quarters and years indicated, the monthly, quarterly and annual high and low market prices for our ordinary shares, warrants and units as reported on the NASDAQ Stock Market or OTC Bulletin Board, as applicable. Over-the-counter market quotations on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Units				Ordinary Shares		Warrants
Annual Highs and Lows	High		Low		High	Low	High		Low
2017	$	N/A	$	N/A	$3.95	$0.90	$	N/A	$	N/A
2016	$	N/A	$	N/A	$6.40	$1.36	$	N/A	$	N/A
2015	$	N/A	$	N/A	$3.80	$1.00	$	N/A	$	N/A
2014	$	N/A	$	N/A	$17.36	$2.36		$0.20		$0.20
2013	$	N/A	$	N/A	$33.32	$2.80		$5.00		$0.08
2012	$	N/A	$	N/A	$15.12	$2.44		$0.80		$0.04

Quarterly Highs and Lows	High		Low		High	Low	High		Low
2018
Second Quarter		N/A		N/A	1.42	1.00		N/A		N/A
First Quarter	$	N/A	$	N/A	$1.74	$1.05	$	N/A	$	N/A
2017
Fourth Quarter	$	N/A	$	N/A	$2.29	$0.93	$	N/A	$	N/A
Third Quarter	$	N/A	$	N/A	$1.25	$0.90	$	N/A	$	N/A
Second Quarter	$	N/A	$	N/A	$2.85	$1.10	$	N/A	$	N/A
First Quarter	$	N/A	$	N/A	$3.95	$2.11	$	N/A	$	N/A
2016
Fourth Quarter	$	N/A	$	N/A	$3.95	$2.75	$	N/A	$	N/A
Third Quarter	$	N/A	$	N/A	$5.12	$2.92	$	N/A	$	N/A
Second Quarter	$	N/A	$	N/A	$4.49	$3.10	$	N/A	$	N/A
First Quarter	$	N/A	$	N/A	$6.40	$1.36	$	N/A	$	N/A

47

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and we do not currently intend to pay any cash dividends on our ordinary shares in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our ordinary shares will be at the discretion of our board of directors and will depend on, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

48

DESCRIPTION OF OUR SECURITIES

General

The Company’s authorized capital consists of 500,000,000 ordinary shares, $0.004 par value, and 10,000,000 shares of undesignated preferred shares, $0.001 par value. We had 24,844,030 ordinary shares issued and outstanding as of August 24, 2018. No preferred shares are issued and outstanding. The following description summarizes the material terms of our capital securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our amended and restated memorandum and articles of association, which is filed as an exhibit to our registration statement, and to the applicable provisions of Cayman Islands Law.

Ordinary Shares

Unless any shares have special terms as to voting by our articles of association or required by law, holders of ordinary shares have exclusive voting rights for all matters requiring shareholder action. Holders of ordinary shares are entitled to one vote per share on matters to be voted on by shareholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefore. Upon a dissolution, our shareholders will be entitled to receive, pro rata, all assets remaining available for distribution after payment of all liabilities and provision for the liquidation of any shares of preferred shares at the time outstanding. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The payment of dividends, if ever, on the ordinary shares will be subject to the prior payment of dividends on any outstanding preferred shares, of which there are currently none.

Preferred Shares

The Company’s articles of association provide that preferred shares may be issued from time to time. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors can, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

Public Warrants

In March 2008, the Company, then a special purpose acquisition corporation (“SPAC”), completed its IPO, in which it sold 1,059,825 units (consisting of one ordinary share and one warrant) at $32 per unit. Those warrants (“Public Warrants”) issued in the IPO were publicly traded. Of the 1,059,825 Public Warrants outstanding prior to the consummation of the Acquisition, holders of 668,318 Public Warrants elected to redeem the warrants for cash of $2.00 per warrant.

During the year of 2011, the Company bought back 241,794 public warrants through private negotiations for total consideration of $361 with an average price $1.48 per warrant. In the event that the last sale price of an ordinary share exceeds $46.00 per share for any 20 trading days within a 30-trading day period, the Company had the option to redeem Public Warrants at a price of $0.04 per warrant. These warrants expired on March 7, 2014.

Investor Warrants

On April 5, 2017, the Company entered into a Securities Purchase Agreement with certain unrelated investors to sell an aggregate of 434,783 ordinary shares and warrants to purchase up to an initial 326,087 of the Company’s ordinary shares with an initial exercise price of $2.75 per share. On November 15, 2017, the Company consummated a private placement of ordinary shares pursuant to a series of Stock Purchase Agreements, dated November 13, 2017. Under the Stock Purchase Agreements, the Company sold shares at a price of $0.80. As such, the exercise price of the investor warrants was adjusted to $1.00 and the number of shares of ordinary stock subject to the investor warrants was increased to 896,739 shares. The investor warrants expire on April 4, 2021. As of August 24, 2018, 721,836 investor warrants were outstanding.

49

Placement Agent Warrants

In connected with the offering of the Company’s shares on April 5, 2017, the Company issued 34,783 warrants to its placement agent (an amount equal to 8% of our ordinary shares sold to investors in the offering). On November 15, 2017, as a result of a private placement of the Company’s ordinary stock pursuant to a series of Stock Purchase Agreements, the exercise price of the private placement warrants was adjusted to $1.00 and the number of shares of ordinary stock subject to the placement agent warrants was increased to 95,653 shares. The placement agent warrants expire on April 4, 2021. As of August 24, 2018, 95,653 placement agent warrants were outstanding.

Listing of Ordinary shares

Our ordinary shares is currently listed on the NASDAQ Capital Market under the trading symbol “SGOC.”

Transfer Agent

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company. They are located at 1 State Street, 30th floor, New York, New York 10004. Their telephone number is (212) 509-4000.

50

DESCRIPTION OF SUBSCRIPTION RIGHTS

The Subscription Rights

We are distributing, at no charge, to holders of our ordinary shares and holders of our warrants non-transferrable subscription rights to purchase one share of our ordinary shares for each ordinary share owned at, and each ordinary share into which the warrants held by them were exercisable at, 5:00 p.m., New York City time, on August 24, 2018; provided, that, the rights may only be exercised for a maximum of 50,505,050 shares, or an aggregate of $50,000,000 of subscription proceeds.

Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege, which are described below.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase one share of our ordinary shares per subscription right, upon delivery of the required documents and payment of the subscription price of $0.99 per share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares pursuant to your over-subscription privilege.

If the basic subscription rights are exercised for an amount in excess of $50,000,000, the basic subscription rights that have been exercised will be reduced on a pro-rata basis, subject to adjustment to eliminate fractional shares, so that the total exercise price of the basic subscription rights shall equal $50,000,000, and any excess subscription amount received by the subscription agent will be promptly returned, without interest, after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

Basic subscription rights may only be exercised for whole numbers of our ordinary shares; no fractional shares of ordinary shares will be issued in this rights offering.  If the basic subscription rights are exercised for an amount in excess of $50,000,000, the number of ordinary shares each subscription rights holder may acquire will be rounded down to result in delivery of whole shares.

We will deliver certificates (physical, electronic or book-entry form) representing ordinary shares purchased with the basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege

If you fully exercise your basic subscription privilege and basic subscription rights are exercised for an amount less than $ , you may also exercise an over-subscription privilege to purchase additional shares of ordinary shares that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among stockholders exercising this over-subscription privilege. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription privileges requests, then the available shares will be prorated among those who properly exercised over-subscription privileges based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of shares of ordinary shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares of ordinary shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of ordinary shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of ordinary shares available to you, assuming that no stockholder other than you has purchased any ordinary shares pursuant to their basic subscription privilege and over-subscription privilege.

51

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient ordinary shares are available following the exercise of subscription rights under the basic subscription privileges.

☐	To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be promptly returned, without interest.

☐	To the extent the stockholders properly exercise their over-subscription privileges for an aggregate amount of shares that is less than the number of the unsubscribed shares, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional ordinary shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be promptly returned, without interest.

We will deliver certificates (physical, electronic or book-entry form) representing ordinary shares purchased by you as soon as practicable after the rights offering has expired.

Subscription Price

In determining the subscription price of $0.99 per share, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our ordinary shares, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. The closing price of our ordinary shares on August 23, 2018, the last trading day prior to determination of the subscription price, was $1.03. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. See “Risk Factors—Risks Related to this Rights Offering—The subscription price determined for the rights offering is not necessarily an indication of the value of our ordinary shares.”

52

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material U.S. federal income tax consequences of the rights offering to holders of our ordinary shares and warrants. This discussion assumes that the holders of our ordinary shares and warrants hold such ordinary shares and warrants and will hold the subscription rights as capital assets, and we have not been and will not be treated as a passive foreign investment company for any taxable year (or portion thereof) that is included in the holding period with respect to any such holders, for U.S. federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following discussion does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations, applies only to holders that are U.S. holders (as defined below) and does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders that may be subject to special tax treatment under the Code, including, without limitation, dealers in securities or foreign currency, traders in securities that elect to mark their positions to market, non-U.S. holders (as defined below), insurance companies, tax-exempt organizations or entities, banks, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, persons liable for alternative minimum tax, partnerships and other pass-through entities, holders that hold our ordinary shares or warrants as part of a hedge, straddle, conversion, constructive sale, or other risk reduction or integrated transaction, holders whose functional currency is not the U.S. dollar, certain former citizens or residents of the United States or holders that acquired our ordinary shares or warrants pursuant to the exercise of compensatory options or otherwise as compensation.

As used in this discussion, the term “U.S. holder” means a beneficial owner of our ordinary shares or warrants that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. person. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our ordinary shares or warrants (other than an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not described as a U.S. holder.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder of our ordinary shares or warrants that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners.

This discussion is not intended to constitute a complete analysis with respect to any particular holder of all tax consequences relating to the receipt, exercise, and expiration of the subscription rights and does not discuss the tax consequences of the ownership and disposition of our ordinary shares or warrants with respect to that holder. The following discussion does not address the tax consequences of the rights offering or the related share issuance under estate, gift, foreign, state, or local tax laws. Furthermore, it does not address the Medicare tax on net investment income. ACCORDINGLY, EACH HOLDER OF OUR ORDINARY SHARES OR WARRANTS SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The receipt and exercise of the subscription rights distributed in this rights offering is intended to be nontaxable to U.S. holders. If, however, this rights offering does not qualify as nontaxable, U.S. holders would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits. Any excess would be treated first as a return of the holder’s basis (investment) in such holder’s ordinary shares or warrants and then as a capital gain. The following summary assumes that U.S. holders will qualify for such nontaxable treatment. However, there can be no assurance that the Internal Revenue Service will take a similar view or would agree with the tax consequences described below. We have not sought, and will not seek, a ruling from the Internal Revenue Service or an opinion of counsel regarding the U.S. federal income tax consequences of the rights offering or the related share issuance.

53

The U.S. federal income tax consequences to a U.S. holder of our ordinary shares and warrants of the receipt, exercise, and expiration of subscription rights under the rights offering will be as follows:

•	A holder generally should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

•	A holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the ordinary shares or warrants owned by such holder at the time the subscription rights are distributed. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the ordinary shares or warrants with respect to which the subscription rights are received or (ii) the holder elects, in a statement included with its timely filed U.S. federal income tax return (including extensions) for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such ordinary shares or warrants to the subscription rights, then the holder’s tax basis in the ordinary shares or warrants with respect to which the subscription rights are received will be allocated between the ordinary shares or warrants and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. Such an election is irrevocable. If the subscription rights received by a holder have a fair market value that is less than 15% of the fair market value of the ordinary shares or warrants owned by such holder at the time the subscription rights are distributed, the holder’s tax basis in its subscription rights will be zero unless the holder elects to allocate part of its adjusted tax basis in the ordinary shares or warrants owned by such holder to the subscription rights in the manner described in the previous sentence.

•	A holder that allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the ordinary shares or warrants owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis in such ordinary shares or warrants immediately before the receipt of the subscription rights in the rights offering.

•	A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the ordinary shares acquired through exercise of the subscription rights will equal the sum of the subscription price for the ordinary shares and the holder’s tax basis, if any, in the rights as described above. The holding period for the ordinary shares acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

AS INDICATED ABOVE, THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. BOTH (I) U.S. HOLDERS RECEIVING A DISTRIBUTION OF SUBSCRIPTION RIGHTS CONTEMPLATED IN THIS OFFERING, AND (II) U.S. HOLDERS CONSIDERING THE PURCHASE OF OUR ORDINARY SHARES BY EXERCISING SUCH SUBSCRIPTION RIGHTS, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS TO SUCH HOLDERS.

54

PLAN OF DISTRIBUTION

Introduction

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned our ordinary shares and warrants to purchase ordinary shares at 5:00 p.m., New York City time, on August 24, 2018.  If you wish to exercise your subscription rights and purchase our ordinary shares, you should complete the rights certificate and return it with payment for the shares to the subscription agent, Continental Stock Transfer & Trust Company at the following address:

Continental Stock Transfer & Trust Company
Attn: Corporate Actions Department
1 State Street, 30th Floor
New York, New York 10004

See “The Rights Offering—Method of Exercising Subscription Rights.”

Price Stabilization, Short Positions

No person has been authorized by our Company to engage in any form of price stabilization in connection with this rights offering.

Management Purchases

We expect one or more of our directors and executive officers to purchase ordinary shares in the offering at the public offering price, although none have an y commitment to do so.

55

LEGAL PROCEEDINGS

Neither we nor or any of our subsidiaries are currently parties to any pending legal proceedings that are expected to have a significant effect on our business, financial position, results of operations or liquidity, nor are we or any of our subsidiaries aware of any proceedings that are pending or threatened which may have a significant effect on our business, financial position and results of operations or liquidity.

56

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

Directors and Executive Officers

Our directors and executive officers are set forth in the table below followed by a brief biography.

Name	Age	Position
Mark LAU	40	Director
Pui Kiu LAU	28	Director
Wood Shing Kei SZE	39	Director
Wang Tai Dominic LI	34	Director
Hok Fung WAI	41	Director
Raleigh Siu LAU	66	Chief Executive Officer and President
Tommy Wing Ling LUI	43	Chief Technology Officer
Xiao-Ming HU	46	Interim Chief Financial Officer

Mark LAU, Director. Mr. Lau has served as the Head of IT Service Operations at Fairfax Media Limited from January 2008 to date, the one of the largest media organizations in Australia. Mr. Lau is responsible for managing professional IT service operations and manages innovative projects in artificial intelligence and automation. Prior to joining Fairfax Media, Mr. Lau worked in the IT services division at Lexmark International from January 2004 to January 2006, and for Samsung Electronics from January 2006 to January 2008. Mr. Lau graduated from Waverley College Sydney and studied IT at the Sydney Institute of Technology.

Pui Kiu LAU, Director. Ms. Lau has served as the Head of the Sales and Marketing Department at EIFS Limited, a professional insurance brokerage firm in Hong Kong, since 2014. Ms. Lau is responsible for managing the operation, creating the social media platform, and leading the sales team of EIFS. Prior to joining EIFS, she worked in public relations and corporate communications at Cathay Pacific Airways in 2010 and as a financial consultant at Prudential and AXA from 2011 to 2014. Ms. Lau graduated from the University of Michigan, Ann Arbor, with a Bachelor of Arts in Economics and Political Science in 2011. She is also qualified as an Associate Financial Planner, IIQE, and holds an Estate Agent’s License and Chinese Insurance Qualification.

Wood Shing Kei SZE, Director. Mr. Sze is a chartered accountant with over 15 years of experience in providing financial reporting, internal control advisory and audit services for various industry sectors in both Hong Kong and Mainland China. Mr. Sze is experienced in business process analysis, financial audit review, forecast and budgeting, Sarbanes Oxley (SOX) attestation, and compliance with regulatory reporting framework and tax regulation in Hong Kong and Mainland China. He has worked with numerous Hong Kong and UK listed companies as well as audit firms in Hong Kong, previously serving as the Head of Finance Team - Property & Facility Management from September 2013 to April 2018 at Synergis Management Services Limited (Hong Kong Listed 2340.HK) monitoring management portfolios of over 200 accounts, preparing group management accounts and budgets for board review, monitoring financial achievements, formulating and enhancing financial procedures, and implementing internal control policies and authorization matrix for the group. Mr. Sze graduated from Hong Kong Polytechnic University in 2002 with a BA (Hons) in Accountancy.

Wang Tai Dominic LI, Director. Mr. Li is the founder and Chief Executive Officer of The Dessert Kitchen, a global dessert franchise with over 30 franchise stores worldwide. Mr. Li has extensive experience in managing franchising businesses, forming strategic allegiances, building and maintaining important supply and distribution networks, implementing marketing and business expansion strategies through traditional media as well as crowdfunding platforms. Mr. Li also has over 10 years of manufacturing and trading experience in Greater China Region and worked closely with factories and distributors, utilizing e-commerce technology and social media platforms. Mr. Li holds a degree in Criminology from the University of Western Sydney, Australia.

Hok Fung WAI, Director. Mr. Wai has been a director of the Company since December 21, 2015. Mr. Wai is an expert in the solar industry, dredging, highway construction and power stations projects. Mr. Wai also has many years of experience in M&A, fund raising and pre-IPO transactions. In the early 2008, he set up Hebort International Ltd, a Hong Kong based company which associates with a few of China State Owned Enterprises including China Harbour, China Communication Construction, CNTIC and Shenhua group. Hebort later became a partner of Silverbear Capital and a strategic partner of UNIDO in exploring solar, Green and energy saving industry for more than 6 years. Mr. Wai still serves as the director of Wahfong Industrial Development Co Ltd based in Guangdong China for luxury garment business, and as President, Chief Executive Officer and director of IWeb, Inc. since December, 2016.

57

Raleigh Siu LAU, President and Chief Executive Officer. Mr. Lau a banker who has served for almost 40 years as the senior manager of Chong Hing Bank (formerly known as Liu Chong Hing Bank), and as the personal assistant to Mr. Liu Lit-man GBS JP, the managing director Chong Hing Bank. Mr. Lau has played a critical role reforming the bank's cyber security systems, information and financial technology, risk management systems, sustainable development and business operation models. Over the course of his career, Mr. Lau has originated bank loans in excess of HK$10 billion. Mr. Lau graduated from the State University of New York in 1975 with Bachelor of Science in Business Administration.

Tommy Wing Ling LUI, Chief Technology Officer. Mr. Lui is the founder of Webnix Technology Limited, a web-hosting company, and 133 Limited, a software company. Mr. Lui specializes in developing block chain and distributed ledger technology for the insurance sector, in order to assist insurers with claims and insurance policy management, fraud detection, KYC and client identification. Mr. Lui graduated from The University of Science and Technology in 1998 with a Bachelor of Engineer in Computer Science.

Xiao-Ming HU, Interim Chief Financial Officer. With over 18 years of experience in Accounting and Finance, specializing in electronic and consumable products, Mr. Xiao-Ming Hu was named as the Interim Chief Financial Officer of SGOCO in 2015. He joined the Company in August 2010 as finance manager and was promoted to the Financial Controller of SGOCO (Fujian) Electronic Co., Ltd., a former subsidiary of SGOCO, in June 2013. Prior to joining SGOCO, Mr. Hu was the financial controller of Allen International Group, a private group engaged in trading of cosmetic products and services. From 1998 to 2007, he was a finance manager of Hengan Group, a company engaged in manufacturing, distribution, and sale of personal hygiene products and listed on the Hong Kong Stock Exchange. In addition, Mr. Hu holds a Diploma of Finance from the South Western University of Finance and Economics in China.

Board Practices

Board of Directors

Our Board of Directors currently has five directors. Under our amended and restated memorandum and articles of association, our Board of Directors may not consist of less than two directors with no maximum number. Our directors shall hold office until their successors are elected or appointed, which will be at the Company’s next annual meeting of shareholders. We do not have service contracts with our directors and do not provide our directors with any benefits upon termination of their service.

Subject to any provision to the contrary in the Articles, a director may be removed by:

1.	an ordinary resolution of the Members at any time before the expiration of his or her period of office notwithstanding anything in the Articles or in any agreement between the Company and such director (but without prejudice to any claim for damages under any such agreement); or

2.	a two-thirds vote of the Board of Directors, if such removal is for cause at any time before the expiration of his or her period of office notwithstanding anything in the Articles or in any agreement between the Company and such director (but without prejudice to any claim for damages under any such agreement).

The office of a director shall be vacated if the director:

1.	resigns his or her office by notice in writing delivered to the Company at the Office or tendered at a meeting of the Board;

2.	becomes of unsound mind or dies;

58

3.	without special leave of absence from the Board, is absent from meetings of the Board for six consecutive months and the Board resolves that his or her office be vacated;

4.	becomes bankrupt or has a receiving order made against him or her, or suspends payment to or settle with his or her creditors;

5.	is prohibited by law from being a director; or

6.	ceases to be a director by virtue of any provision of law of the Cayman Islands or is removed from office pursuant to the Company’s Articles.

No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers of the Company, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

1.	the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

2.	the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

3.	the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board, a committee or the shareholders.

The Board of Directors may exercise all the powers of the Company to borrow money, mortgage its undertakings, property and uncalled capital, and issue debentures, debenture stock and other securities whenever money is borrowed or pledged as security for any obligation of the Company or of any third party.

NASDAQ Requirements for Director Independence

Under the NASDAQ Stock Market Marketplace Rules, or the NASDAQ rules, a majority of our directors must meet the definition of “independent” contained in those rules. Our Board has determined that Messrs. Lau, Lau, Sze, Li and Wai meet the independence standards contained in the NASDAQ rules. We do not believe that any of these directors have any relationships that would preclude a finding of independence under these rules. In reaching its determination, our Board determined that any other relationships that these directors have with us do not and would not impair their ability to exercise independent judgment.

Committees of Our Board of Directors

We have established three primary committees of the Board of Directors: an audit committee, a compensation committee and a nominating committee. We have adopted a charter for each of the committees. Each committee’s members and functions are described below. The Board also created an Equity Plan Committee consisting of Mr. Wai and Mr. Lau to administer the Company’s 2010 Plan and 2016 Plan.

Audit Committee. Our audit committee consists of Mr. Sze (Chairperson), Mr. Lau and Mr. Li. Our Board of Directors has determined that all of the audit committee members satisfy the “independence” requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and Rule 5605 of NASDAQ rules. In addition, our Board of Directors has determined that Mr. Chen is an “audit committee financial expert,” as defined under SEC Regulations. The audit committee is responsible for, among other things:

59

1.	selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

2.	reviewing with the independent auditors any accounting, internal accounting control or audit problems or difficulties and management’s response thereto;

3.	meeting with general counsel or outside counsel to discuss legal matters that may have a significant impact on the financial statements;

4.	reviewing and approving all proposed related party transactions;

5.	discussing the annual audited financial statements with management and the independent auditors;

6.	reviewing major issues as to the adequacy of internal controls; and

7.	meeting separately and periodically with management and the independent auditors.

Compensation Committee. Our compensation committee consists of Ms. Lau (Chairperson), Ms. Sze and Ms. Lau. We have determined that all of the compensation committee members satisfy the “independence” requirements of Rule 5605 of NASDAQ rules. The purpose of the compensation committee is, among other things, to discharge the responsibilities of our Board of Directors relating to compensation of our directors, executive officers and other key employees, including reviewing and evaluating and, if necessary, revising the compensation plans, policies and programs of the Company adopted by the management. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

1.	reviewing and approving the total compensation package for our chief executive officer:

2.	reviewing and recommending to the Board regarding the compensation of our directors, principal executives and other key employees; and

3.	reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements.

Nominating Committee. Our nominating committee consists of Mr. Li (Chairperson), Mr. Lau and Ms. Lau. We have determined that all of the nominating committee members satisfy the “independence” requirements of Rule 5605 of NASDAQ rules. The nominating committee assists our Board in selecting individuals qualified to become members of our Board and in determining the composition of our Board and its committees. The corporate governance and nominating committee is responsible for, among other things:

1.	identifying and recommending to the Board qualified candidates to be nominated for the election or re-election to the Board of Directors and committees of the Board of Directors, or for appointment to fill any vacancy;

2.	develop and recommend to the Board of Directors a set of Corporate Governance Guidelines such as Code of Ethics and Conduct, and periodically review and reassess the adequacy of such guidelines;

3.	reviewing annually with the Board of Directors the current composition of the Board of Directors with regards to characteristics such as independence, age, skills, experience and availability of service to us; and

4.	advising the Board of Directors periodically regarding significant developments in the law and practice of corporate governance as well as our compliance with these laws and practices, and making recommendations to the Board of Directors on all matters of corporate governance and on any remedial actions to be taken, if needed.

60

Employees

Following the Sale of SGOCO (Fujian), only a limited number of employees that are essential to our accounting, marketing and distribution were retained by the Company. As a result, the number of our full-time employees decreased from 11 as of December 31, 2016 to 10 as of December 31, 2017. The change in the number and composition of our employees is consistent with the management’s strategy to transition the Company to a business that focuses on designing, branding and distributing products.

We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes. Our employees have not entered into any collective bargaining agreements.

61

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Share Ownership

The following table sets forth information, as of August 24, 2018, regarding the beneficial ownership of our ordinary shares by:

1.	each director and executive officer; and

2.	each person known by us to own beneficially more than 5.0% of our outstanding ordinary shares.

Beneficial ownership is determined according to the SEC’s rules and includes voting or investment power regarding the securities. For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group and the number of ordinary shares such person or group has the right to acquire within 60 days after as of August 24, 2018 by the sum of 24,844,030 being the number of ordinary shares issued and outstanding as of August 24, 2018, plus the number of post-split ordinary shares such person or group has the right to acquire within 60 days after as of August 24, 2018. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power regarding all shares of ordinary shares shown as beneficially owned by them.

Name	Number	Percent
Shi-bin Xie**	137,500	*
Raleigh Siu Lau	1,000,000	4.0%
Tommy Wing Ling Lui	500,000	2.0%
Xiao-Ming Hu	37,500	*
Pui Kiu LAU	30,000	*
Wang Tai Dominic LI	30,000	*
Hok Fung WAI	30,000	*
Mark LAU	0	-
Wood Shing Kei SZE	0	-

Principal Shareholders
Sun Zone Investments Limited (1)	2,000,000	8.1%
Real Estate & Finance Fund (2)	2,935,222	11.8%
Leung Iris Chi Yu	3,889,050	15.7%
Kimmy Lai Ching Luk	2,220,283	8.9%
Alan Sun	1,950,000	7.8%

“*” Indicates less than 1%.

“**” Former President and Chief Executive Officer. Mr. Xie resigned on June 8, 2018.

(1)	Sun Zone Investments Limited, a British Virgin Islands corporation, is beneficially owned by Wong Shuk Yu. The registered office of Sun Zone Investments Limited is situated at Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands.

(2)	Real Estate & Finance Fund, a British Cayman Islands corporation, is beneficially owned by Hong Kong Investment Fund SP . The registered office of Real Estate and Finance Fund is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

Our major shareholders do not have different voting rights than any other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a charge of control of our company.

62

DESCRIPTION OF BUSINESS

History and Development of the Company

Historical Structure and Acquisition of Honesty Group

SGOCO Group, Ltd. was incorporated under Cayman Islands’ laws on July 18, 2007. It was previously named SGOCO Technology, Ltd. and prior to the Acquisition was named Hambrecht Asia Acquisition Corp. The Company was formed as a blank check company to acquire one or more operating businesses in the PRC through a merger, stock exchange, asset acquisition or similar business combination or control through contractual agreements. The Company completed its initial public offering (“IPO”) of units consisting of one ordinary share and one warrant to purchase one ordinary share on March 12, 2008.

Pursuant to our charter documents, we were required to enter into a business combination transaction to acquire control of a business with its primary operation in the PRC with a fair market value of at least 80% of the trust account established at the time of our IPO, or the Trust Account, (excluding certain deferred underwriting commissions) prior to March 12, 2010, or dissolve and liquidate. The approval of the business combination transaction required the approval of a majority of the outstanding shares. It was conditioned on, among other matters, not more than 30% of the outstanding shares being properly tendered for redemption under our charter documents. Each ordinary share issued in our IPO was entitled to be redeemed if it was voted against the business combination transaction at a price equal to the amount in the Trust Account divided by the number of shares issued in the IPO outstanding at the time, estimated to be approximately $8.0 million as of February 17, 2010.

On March 12, 2010, we acquired all of the outstanding shares of Honesty Group (the “Acquisition”). In addition, at the meeting to approve the acquisition, the Holders of our outstanding warrants approved an amendment to the warrant agreement under which the warrants were issued to increase the exercise price per share of the warrants from $20.00 to $32.00. The Amendment also extended by one year the exercise period, or until March 7, 2014, and provided for redeeming the publicly-held warrants, at the Holder‘s option, for $2.00 per warrant when the Acquisition closes. We may redeem the warrants at a price of $0.04 per warrant upon a minimum of 30 days’ prior written notice of redemption, if the last sale price of our ordinary shares equals or exceeds $46.0 per share (subject to adjustment for splits, dividends, recapitalization and other similar events) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption.

The Acquisition resulted in issuing

1.	2,125,000 ordinary shares to the former shareholders of Honesty Group; and

2.	1,450,000 additional ordinary shares to the former shareholders of Honesty Group to be held in escrow and released if the following milestones were met by the combined Company:

(a)	If “Income from Existing Operations” for the year ended December 31, 2010 exceeded $15,000,000 (the “First Earn-Out Milestone”), the escrow agent would release 1,250,000 shares to the former shareholders of Honesty Group. The First Earn-Out Milestone was met during the year ended December 31, 2010. The shares were not released in 2011 but were released in 2012 to the former shareholders of Honesty Group; and

(b)	If “Income from Existing Operations” for the year ended December 31, 2011 exceeded $20,000,000 (the “Second Earn-Out Milestone”), the escrow agent would release the remaining 200,000 shares to the former shareholders of Honesty Group. Those 200,000 shares were released in 2012.

In addition, 191,706 shares held by the original shareholders of the Company were placed in escrow pending satisfaction of certain conditions.

63

Those conditions included our reaching the earn-out milestones discussed above, as well as:

1.	Messrs. Robert Eu and John Wang providing the Company with 30 hours per month in services connected with investor relations, listing on the NASDAQ Global Stock Market or NASDAQ Global Select Stock Market, introducing investors and advisors;

2.	listing of our shares on such stock markets if we act in good faith to obtain such a listing once the listing criteria are met; and

3.	providing the opportunity for us to raise an additional $15 million in equity, subject to meeting certain prescribed pricing criteria.

Connected with the issuing of the 1,450,000 escrowed shares and the 191,706 escrowed shares, we, the original shareholders of the Company, and the Honesty Shareholders entered into an escrow agreement with Grand Pacific Investment Limited as escrow agent. Pursuant to that escrow agreement, the escrow agent agreed to hold the foregoing shares pending satisfaction of certain conditions within the applicable time periods. If the conditions were not met, some or all of the foregoing shares, would have been cancelled and returned to the status of authorized and unissued ordinary shares.

As stated above, the First and Second Earn-Out Milestones were met during the years ended December 31, 2011 and 2010 and a total of 1,450,000 shares were released to the former shareholders of Honesty Group.

In addition, of the 191,706 escrowed shares, 85,203 and 5,129 shares were earned in 2010 and 2011, respectively, but are not currently eligible to be released. The last measurement date to determine whether the conditions were met for the release of the 191,706 escrowed shares was December 31, 2011. However, on April 17, 2012, the escrow agreement was amended to provide additional time for the conditions to be met. Pursuant to the amendment, holders of the escrowed shares had until December 31, 2012 to meet the conditions for release. The escrow share agreement was further extended to December 31, 2013 and expired on that date, the remaining 101,374 escrow shares were cancelled on May 5, 2014.

We entered into various forward-purchase agreements with various hedge funds and other institutions for us to repurchase a total of 536,873 shares for an aggregate purchase price of $17,285,811 immediately after the closing of the Acquisition. After paying various fees and expenses, the redemption prices of shares and warrants and the forward-purchase contracts, the balance of approximately $5.4 million in the Trust Account was released to us when the Acquisition of Honesty Group was closed. After the closing of the Acquisition and the settlement of related transactions, we had outstanding 4,023,689 ordinary shares, of which 214,917 shares were initially issued in our IPO, and warrants to purchase 454,007 shares at a price of $32.00 per share, of which 391,507 were initially issued in our IPO.

After the Acquisition closed, Honesty Group became a wholly-owned subsidiary of SGOCO. Honesty Group is a limited liability company registered in Hong Kong on September 13, 2005. Honesty Group owns 100% of Guanke Electron Technological Industry Co., Ltd. (“Guanke”), Guanwei Electron Technological Industry Co., Ltd. (“Guanwei”) and Guancheng Electron Technological Co., Ltd. (“Guancheng”). Guanke, Guanwei and Guancheng are limited liability companies established under the corporate laws of the PRC. Honesty Group and its subsidiaries represented our core manufacturing facility along with land, buildings and production equipment. Honesty Group and its subsidiaries are now independent of the Company.

On July 26, 2010, SGOCO formed SGOCO International (HK) Limited, or SGOCO International, a limited liability company registered in Hong Kong (“SGOCO International”). SGOCO International and its subsidiaries were established for the purposes of conducting LCD/LED display product development, branding, marketing and distribution.

On February 22, 2011, SGO Corporation was established in Delaware USA. On March 14, 2011, SGOCO International purchased 100% of the outstanding shares of ordinary shares of SGO. SGO was founded to market, sell and distribute SGOCO’s high quality products in the U.S. markets. SGO was not operating during 2011 and started to operate in the first quarter of 2012.

64

SGOCO International directly owns 100% of SGOCO (Fujian) Electronic Co., Ltd. SGOCO (Fujian) is a limited liability company established under the corporate laws of the PRC on July 28, 2011 for the purposes of conducting LCD/LED display product development, branding, marketing and distribution.

On December 26, 2011, SGOCO International established another wholly owned subsidiary Beijing SGOCO Image Technology Co. Ltd., a limited liability company under the laws of the PRC to conduct LCD/LED monitor, TV product-related and application-specific product design, brand development and distribution. Beijing SGOCO has operated as a cost center and commenced sales in the third quarter of 2013.

On November 14, 2013, SGOCO International established a wholly owned subsidiary, SGOCO (Shenzhen) Technology Co., Ltd., a limited liability company under the laws of the PRC for the purpose of conducting LCD/LED monitor, TV product-related and application-specific product design, brand development and distribution.

We have effected a 1-for-4 reverse stock split of our authorized ordinary shares, accompanied by a corresponding decrease in our issued and outstanding shares of ordinary shares and an increase of the par value of each ordinary share from $0.001 to $0.004 (the “Reverse Stock Split”) on January 19, 2016. All references in this report to share and per share data have been adjusted, including historical data which have been retroactively adjusted, to give effect to the reverse stock split unless specified otherwise.

On December 15, 2017, SGOCO formed Giant Connection Limited, a limited liability company registered in Public of Seychelles.

Sale of Honesty Group

On November 15, 2011, we entered into a Sale and Purchase Agreement (“Honesty SPA”) to sell our 100% ownership interest in Honesty Group to Apex, a British Virgin Islands company, for $76.0 million in total consideration. Honesty Group directly owns 100% of Guanke, Guanwei and Guancheng. The agreement was signed by the Company and Apex; shareholder ownership was transferred; and the director of Honesty Group was changed the same day. The Company’s management considers November 30, 2011 as the disposal effective date. Operational and management control over Honesty Group was shifted from SGOCO to Apex on November 30, 2011.

According to the Honesty SPA, the $76.0 million in total consideration was to be paid in installments As of May 31, 2012, we received the full amount of the consideration, of which:

-	cash of $1 million was received before December 31, 2011;
-	cash of $19 million was received in 2012;
-	purchase deposits paid to Honesty Group of $1 million and payables to Honesty Group of $10 million at the time of disposal were offset;
-	goods of $9 million were received before December 31, 2011; and
-	goods of $38 million were received in 2012.

Pursuant to the Honesty SPA, Apex assumed our obligations to pay up the remaining capital of $8.8 million in Guanwei and to pay the remaining balance of approximately $14.0 million of the commitment to the Fujian Jinjiang government to invest in the Guanke Technology Park. In addition, the Honesty SPA required that for three years from the date of sale, Honesty Group must continue to provide SGOCO with products and services in the same or substantially similar manner as it did immediately prior to the completion of the transaction unless otherwise directed by SGOCO. The Honesty SPA also provided SGOCO with a right of first refusal for a period of five years from the date of sale to purchase from Apex any material rights or interests in Honesty Group’s shares or assets before Apex offered to transfer such rights or interests to a third party.

Connected with the Sale of Honesty Group, Honesty Group transferred to SGOCO certain contracts and assets that are related to design and distribution of SGOCO’s products, including research and development equipment, sales contracts with customers, contracts with retail sales sources, and trademarks and pending trademark applications.

65

The Sale of Honesty Group allowed SGOCO to transition to a “light-asset” business model with greater flexibility and scalability and focus its operations on designing, branding, marketing and distributing LCD/LED products in China. Through the transaction, the Company retained part of its customers, brand names, and the nationwide distribution network while substantially reducing its interest bearing liabilities.

Prior to the Sale of Honesty Group, including its manufacturing assets, to Apex, Apex was an independent third party. It had no relationships with any of SGOCO’s board members or management in 2011 (including former Chairman and CEO, Mr. Burnette Or and former President and CEO, Mr. Shi-bin Xie). In addition, Apex had no relationship with Sun Zone Investments Limited (“Sun Zone”), our principal shareholder and a company owned by our former Chairman.

Sale of SGOCO (Fujian)

On December 24, 2014, we entered into a Sale and Purchase Agreement (“SPA”) to sell our 100% equity ownership interest in SGOCO (Fujian) to Apex, which is an independent third party with interests in real estate and forestry products and previously purchased Honesty Group in November 2011.Our management considers December 31, 2014 as the disposal effective date. Operational and management control over SGOCO (Fujian) was shifted from SGOCO to Apex on December 31, 2014.

The sales price for all the equity of SGOCO (Fujian) was equivalent to the net asset value of SGOCO (Fujian) on December 31, 2014. The final amount was $11.0 million (the “Sale Price”).

Apex also agreed to assume responsibility to settle the entire balance of intercompany accounts payable and other payables (the “Payables”) due by SGOCO (Fujian) to us and our affiliates, which amounted to $80.4 million. Pursuant to the SPA, payments were made in several installments upon and after completion of the Sale. Each installment will be 10% of the Sale Price and Payables of $91.4 million. The first installment was due 14 days after the completion of the transaction, and the last installment (approximately 10% of the sale price) was to be settled prior to June 30, 2015. We received the full amount of Sale Price and settlement of the Payables during 2015. The transfer of the Sale Equity was effective on December 31, 2014.

The SPA also states that SGOCO has a right of first refusal for a period of five years that prohibits Apex from selling, assigning or otherwise transferring any material interests, ownership or rights in or related to SGOCO (Fujian) including any equity, leases, businesses and equipment to a third party, without first offering to sell or transfer to SGOCO.

The Sale of SGOCO (Fujian) allowed SGOCO to restructure its business and reduce the reliance on traditional flat panel LED and LCD monitor products. It also provided greater flexibility and scalability for our business model, which enables us to focus on finding new business acquisition opportunities and exploring new products.

Warrant Repurchase and Retirement

To reduce the potential for future EPS dilution, in 2011, the Company repurchased and retired a total of 304,294 warrants that had a strike price of $32.00. Those warrants included 241,794 publicly-traded warrants for an aggregate purchase price of $360,610 (or $1.48 per warrant), and 250,000 sponsor warrants for an aggregate purchase price of $125,000 (or $2.00 per warrant), in private transactions. On March 7, 2014, the remaining 149,713 publicly-traded warrants expired. There were no outstanding sponsor and publicly-traded warrants as of December 31, 2016.

Additionally, the Company, in private transactions, repurchased and retired a total of 13,274 of the warrants that had a strike price of $24.00 issued to its underwriters in the December 2010 offering for an aggregate purchase price of $26,548 (or $2.00 per warrant). These warrants were expired on December 20, 2015.

Through the repurchase and retirement of these warrants, the Company decreased the long-term risks of dilution that might have occurred if these warrants were exercised.

66

Acquisition of Boca

On December 28, 2015, SGOCO International entered into a Share Sale and Purchase Agreement for the Sale and Purchase of the Entire Issued Share Capital of Boca International Limited (the “Agreement”) with Richly Conqueror Limited, a company incorporated under the laws of the British Virgin Islands (the “Vendor”). Pursuant to the Agreement, SGOCO International acquired 100% of the issued share capital of Boca International Limited. (“Boca”), a private company incorporated in Hong Kong, from its sole legal and beneficial owner - Richly Conqueror Limited at a consideration of $52 million in cash, plus up to 19.9% newly issued ordinary shares (the “Shares”) of the Company. In March, 2016, the acquisition of Boca was completed and SGOCO International fully paid $52 million plus 1,162,305 post-split shares of ordinary shares of the Company and received 100% ownership of Boca. The transaction was closed on March 31, 2016.

Boca is principally engaged in environmental protection, energy saving technologies, equipment development and applications. Its business involves production and sales of phase change thermal energy storage materials as well as central air conditioning cooling and heating system application engineering. Our intention is to reduce the reliance on sales of traditional flat panel LED and LCD monitor products and enter into energy saving and new energy market.

Acquisition of Century Skyway Limited

On April 28, 2017, SGOGO International entered into a Share Sale and Purchase Agreement with Full Linkage Limited (the “Seller”) pursuant to which SGOCO International acquired all of the issued and outstanding capital stock of Century Skyway Limited, which was owned by Full Linkage Limited. In consideration for the acquisition of Century Skyway, SGOCO International paid to the Seller $32,600,000 and SGOCO issued to the Seller 1,500,000 of its ordinary shares. The consummation of the transactions contemplated by the Share Sale and Purchase Agreement occurred on May 10, 2017. Century Skyway Limited has not generated revenues for the year ended December 31, 2017. The Company took more time to commercialize the VR products than expected. The Company is expecting CSL to generate revenues when it launches its VR products in the second or third quarter of 2018.

Acquisition of Giant Credit Limited

On December 22, 2017, Giant Connection Limited, a wholly-owned subsidiary of SGOCO, completed the acquisition of Giant Credit Limited contemplated by the Share Exchange Agreement entered into by and between Kimmy Lai Ching Luk and the Company in consideration for HK$19.6 million ($2.4 million), which was satisfied by the allotment and issuance of 2,220,283 ordinary shares of the Company. The principal activity of Giant Credit Limited is money lending in Hong Kong.

Acquisition of Paris Sky Limited

On June 7, 2018, the Company’s wholly-owned subsidiary, Giant Connection Limited completed the acquisition of Paris Sky Limited, an investment holding company which, through its wholly owned subsidiary, owns a property located at No. 8 Fui Yiu Kok Street, Tsuen Wan, New Territories, Hong Kong. In consideration for (1) the allotment of 3,889,050 ordinary shares of the Company to Leung Iris Chi Yu (“Leung”), at an agreed value of HK$30,334,590, (2) the transfer of a 49% interest in Century Skyway Limited at an agreed value of HK$126,126,000, (3) the transfer of a 48.9% interest in Boca International Limited at an agreed value of HK$184,842,000, and (4) the issuance of a promissory note to Leung in the principal amount of HK$27,103,410, bearing a 8% interest, by Giant Connection Limited, the Company acquired 100% of the issued share capital of Paris Sky Limited, an investment holding company which, through its wholly owned subsidiary, owns a property located at No. 8 Fui Yiu Kok Street, Tsuen Wan, New Territories, Hong Kong. The Company repaid the promissory note in full on August 22, 2018.

SGOCO’s Offices

SGOCO’s principal executive office is located in Unit 1614, North Tower, Concordia Plaza, No. 1 Science Museum Road, Tsim Sha Tsui East, Kowloon, Hong Kong. Under our Amended and Restated Memorandum and Articles of Association, our Registered Office is at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, telephone: (345) 949 1040, or at such other place as the directors may from time-to-time decide. Our agent for service of process in the U.S. is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

67

Business Overview

Our Business

SGOCO Group, Ltd. is focused on product design, brand development and distribution in the Chinese display and computer product market as well as energy saving products and services.

As of December 31, 2017, our primary business operations were conducted through SGOCO International, and its wholly owned PRC subsidiary, SGOCO Shenzhen. LCD/LED monitors form the core of our product portfolio.

We also sell AIO and PIO computers through our distribution network.

We do not sell our products directly to retailers. Rather, by providing signage, marketing materials and sales support to the distributors and their retailers under the marketing program, we raise the profile of our products and the awareness of our brands at the retail level. Selling to these distributors helps us to diversify our customer base. Additionally, selling directly to distributors which then sell directly to retailers can reduce the layers in the distribution chain potentially leading to greater margins for us, the distributors, or the retailers.

Following the Sale of Honesty Group and SGOCO (Fujian), we operate using a “light-asset” business model which is marketing-driven with multiple brands all under the marketing program. Our business model consists of the following three key elements:

1.	an actively-managed portfolio of brands that have strong local appeal;

2.	a world-class quality, design engineering, and product development capability; and

3.	a “light-asset” model that provides the flexibility to source from low-cost suppliers meeting our high quality standards.

We have integrated these three elements through a distinct distribution channel in the form of a national network of distributors and retail sales sources operating under the “SGOCO Image” name. Consequently, we believe we are able to leverage opportunities across the entire value chain and create a competitive advantage for SGOCO. We also use the proceeds and intercompany payables received from the Sale of SGOCO (Fujian) to perform business acquisitions and develop new products.

On December 28, 2015, SGOCO International entered into a Share Sale and Purchase Agreement for the Sale and Purchase of the Entire Issued Share Capital of Boca International Limited (the “Agreement”) with Richly Conqueror Limited, a company incorporated under the laws of the British Virgin Islands (the “Vendor”). Pursuant to the Agreement, SGOCO International acquired 100% of the issued share capital of Boca International Limited. (“Boca”), a private company incorporated in Hong Kong, from its sole legal and beneficial owner - Richly Conqueror Limited at a consideration of $52 million in cash, plus up to 19.9% or 3.4 million newly issued ordinary shares (the “Shares”) of the Company. In March, 2016, the acquisition of Boca has been completed and SGOCO International fully paid $52 million plus 1,162,305 post-split shares of ordinary shares of the Company and received 100% ownership of Boca.

Boca designs, develops and manufactures Phase Change Material (PCM-TES) storage system and applies them on cooling and heating system. Boca's PCM-TES storage system (the "System") applies real-time electricity demand peak management which shifts on-peak chiller plant load to off-peak and increases chiller efficiency by optimization controls at any time. The System could reduce electricity consumption by approximately 50% during all running time and decrease 2/3 of central air conditioning running cost due to lower tariff rate during off-peak and higher efficiency at all time. The System can be used in all existing and new buildings and is environmentally friendly with a life of more than ten years. The System fully supports energy saving to help control the greenhouse effect and achieve maximum economic benefit for the customers.

68

Boca commenced R&D of Phase Change Material Thermal Energy Storage (PCM-TES) system in 1992 and started the PCM-TES mass production line in Hong Kong in 2003.  During 2003 to 2015, Boca has successfully manufactured and delivered about 10 projects to Hong Kong, Malaysia, Australia, Italy and UK.  Due to innovative technology developed in PCM-TES system hardware and software for chiller and heating plants, Boca expects there will be more than 7,000 projects in the US, 10,000 in China, 3,000 in Japan and 3,000 projects in other countries have the potential to install Boca PCM-TES within the next 10 years for those major new and existing buildings. Estimated contract sum for each potential project is about USD1 million.  The capital investment in each project retrofit will be paid back by energy savings within 3 to 5 years.

On April 28, 2017, SGOCO International entered into a Share Sale and Purchase Agreement for the Sale and Purchase of the Entire Issued Share Capital of Century Skyway Limited (the “Agreement”) with Full Linkage Limited, a company organized under the laws of the British Virgin Islands (the “Vendor”). Pursuant to the Agreement, SGOCO International acquires 100% of the issued share capital of Century Skyway, a private holding company incorporated in Hong Kong, from its sole legal and beneficial owner, Full Linkage Limited, for consideration of $32.6 million in the form of cash, plus 1.5 million newly issued ordinary shares (the “Shares”) of the Company. On May 10, 2017, the acquisition of Century Skyway was closed.

Century Skyway is principally engaged in Virtual Reality (“VR’) device and technologies research and development. Its development center and main researchers are located in Shenzhen, China. Century Skyway’s R&D team has extensive experience and expertise in the VR industry. The R&D team cooperated with Razer to develop an Open-Source Virtual Reality ("OSVR") product aimed on VR-Gaming. The OSVR product attended the 2017 US CES exhibition in Las Vegas in January, 2017.

Century Skyway develops VR technology and applies such technology to its VR devices. For example, Century Skyway’s VR technology is integrated into devices as a VR Head-mounted display ("HMD"), which can reduce the number of cables needed for a VR signal/data link between HMD and the source unit. Such technology also uses ultrasound to calibrate VR devices’ attitude without a user’s intervention.

On December 22, 2017, Giant Connection Limited, a wholly-owned subsidiary of SGOCO, completed the acquisition of Giant Credit Limited contemplated by the Share Exchange Agreement entered into by and between Kimmy Lai Ching Luk and the Company in consideration for HK$19.6 million ($2.4 million), which was satisfied by the allotment and issuance of 2,220,283 ordinary shares of the Company. The principal activity of Giant Credit Limited is money lending in Hong Kong.

Giant Credit Limited is a Hong Kong incorporated company which has the Money Lenders License for carrying on money lending business in Hong Kong.  Giant Credit Limited has been providing high-quality mortgage loans to its customers since 2016.  Since the commencement of business, Giant Credit Limited has continued to record a growth in its mortgage loans receivable along with satisfactory interest income.  Management believes that the recent rising trend in the economy and local property market provides the Company great opportunity to expand its mortgage loan business and portfolio.  In addition, The Hong Kong Monetary Authority continues to impose stringent policies and prudential measures on property mortgage loans provided by authorized financial institutions in Hong Kong, which creates additional hurdles for the public who are looking for mortgages to satisfy their financial needs.  This further enhances the competitive edge of money lenders in Hong Kong.

SGOCO Products

We currently offer LCD/LED products with a full set of features designed to appeal to a wide range of retail and commercial customers. Our current product lines on sale include:

1.	LCD/LED monitors with screen sizes up to 40 inches;

2.	AIO and PIO computers;

3.	VR technology and devices;

4.	Phase Change Material Thermal Energy Storage ("Boca PCM - TES"); and

5.	Money lending.

69

Intellectual Property

Prior to the Sale of Honesty Group, Guanke submitted applications to transfer three trademarks to SGOCO International: “SGOCO”, “Shangwei” (Chinese name for SGOCO) and “POVIZON;” and Guanwei submitted an application to transfer one trademark to SGOCO International.

The State Trademark Bureau examined and approved the “SGOCO” trademark transfer on July 31, 2012 and the remaining trademark transfers were approved on May 20, 2012.

Since March 1, 2013, SGOCO owns the following trademarks: “SGOCO”, “Shangwei” (Chinese name for SGOCO), and “POVIZON”

The Intellectual Property of Boca is related to the thermal energy storage which is the temporary storage of high or low temperature energy for later use. The Intellectual Property developed by Boca is called BocaPCM-TES and its concept is based on custom-made high-density polyethylene plastic containers filled with the phase change material solutions developed by Boca which have very wide operating temperatures between -100˚C & +167˚C. The Intellectual Property can increase the efficiency of chiller plants by optimization control that shifts on-peak chiller plant load to off-peak through applying real-time electricity demand peak management. With the use of the Intellectual Property, less electricity will be consumed, air conditioning running cost as well as greenhouse gases emission will be reduced. The patents relevant to the Intellectual Property are listed as follows and they are Chinese patents:

Patents

Application Date	Patent number	Name of the Patent	Patent Term
27 August 2004	ZL200410057317.5	One type of inorganic fire rated panel	20 years
1 July 2007	ZL200720157056.3	One type of Phase Change Material Container with thermal expansion joint	10 years
9 March 2009	ZL200920006162.0	One type of Phase Change Material Container with Ultra-sonic welded cap	10 years
14 January 2010	ZL201020003211.8	One type of Thermal Energy Storage Phase Change Material Container can stand for high static pressure	10 years

There are no legal disputes pending or threatened against us for any claimed intellectual property infringement as of the date of this Prospectus.

Regulations

Chinese government subsidies

For the years ended December 31, 2017, 2016 and 2015, we received no grants from the PRC municipal government.

Environmental

Since the sale of Honesty Group, SGOCO has not been subject to environmental impact evaluations by the local Environmental Protection Bureau.

Foreign Exchange Control and Administration

Foreign exchange in China is primarily regulated by the Foreign Currency Administration Rules (1996) and the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996).

70

Under the Foreign Currency Administration Rules, the RMB is convertible for current account items, including distributing dividends, making interest payments, and engaging in trade and service-related foreign exchange transactions. Conversion of RMB into foreign currency for capital account items, such as direct investment, loans, investment in securities and repatriation of funds, however, is still subject to SAFE’s approval. Under the Administration Rules, foreign-invested enterprises may only buy, sell and remit foreign currencies at banks authorized to conduct foreign exchange transactions after providing valid commercial documents and, in the case of capital account item transactions, only after obtaining approval from SAFE.

Under the Foreign Currency Administration Rules, foreign invested enterprises must complete the foreign exchange registration and obtain the registration certificate. Beijing SGOCO and SGOCO Shenzhen have complied with these requirements.

The value of the RMB against the U.S. Dollars and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. Historically, the conversion of RMB into foreign currencies, including U.S. Dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. Dollars. Under the new policy, the RMB is permitted to fluctuate within a band against a basket of certain foreign currencies.

On June 19, 2010, the People’s Bank of China released a statement indicating that it would “proceed further with reform of the RMB exchange rate regime and increase the RMB exchange rate flexibility.” There remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the RMB’s value against the U.S. Dollar.

On March 17, 2014, the People’s Bank of China announced that the RMB exchange rate flexibility increased to 2% in order to proceed further with reform of the RMB exchange rate regime. Through 2016 the RMB continued its significant depreciation, which contributed partly to a decline in our 2016 revenues. This depreciation halted in 2017, and the RMB appreciated against the U.S. dollar during this one-year period. The exchange rate of the RMB against U.S. Dollar as of December 31, 2017 and 2016 were 6.53 and 6.94.

Regulation on PRC Resident’s Participation of Share Option Plan Offered by an Offshore Company

The regulations governing foreign exchange matters of PRC residents promulgated by the People’s Bank of China require an employee share option plan or restricted share unit scheme offered by an offshore listed company to be filed with and approved by SAFE. A special bank account must be opened in the PRC to receive, and subsequently allocate to the participating PRC residents, the proceeds or dividends derived from such share option plan.

HK Money Lender Ordinance (Cap 163)

To provide for the control and regulation of money lenders and money-lending transactions, the appointment of a Registrar of Money Lenders and the licensing of persons carrying on business as money lenders; to provide protection and relief against excessive interest rates and extortionate stipulations in respect of loans; to provide for offences and for matters connected with or incidental to the foregoing; and to repeal the Money-lenders Ordinance 1911.

71

Organizational Structure

The following diagram sets forth our corporate structure as of August 24, 2018:

(1)	The directors of SGOCO International are Mr. Hok Fung Wai and Ms. Pui Kiu Lau.

(2)	SGO is SGOCO’s operational subsidiary in the U.S. The sole officer and director of SGO is Mr. Shi-bin Xie, our former President and Chief Executive Officer.

(3)	Beijing SGOCO is one of SGOCO’s operational subsidiaries in the PRC. The officer of Beijing SGOCO is Mr. Shi-bin Xie, our former President and Chief Executive Officer. The legal representative of Beijing SGOCO is Mr. Wen-li Hong.

(4)	Boca International Limited is one of SGOCO’s operational subsidiaries in Hong Kong. The director of Boca International Limited is Mr. Richard Kam Biu Chan.

(5)	Century Skyway Limited is one of SGOCO’s operational subsidiaries in Hong Kong. The director of Century Skyway Limited is Mr. Hok Fung Wai.

(6)	Shen Zhen Provizon Technology Co., Ltd is one of SGOCO’s operational subsidiaries in the PRC. The legal representative of Shen Zhen Provizon Technology Co., Ltd is Mr. Shuai Tao.

(7)	The director of Giant Connection Limited is Ms. Pui Kiu Lau.

(8)	Giant Credit Limited is one of SGOCO’s operational subsidiaries in Hong Kong. The director of Giant Credit Limited is Ms. Pui Kiu Lau.

(9)	The director of 11 Hau Fook Street Limited is Ms Lau, Pui Kiu.

(10)	The director of Paris Sky Limited is Ms Lau, Pui Kiu.

(11)	The director of First Asia Tower Limited is Ms Lau, Pui Kiu.

* On May 23, 2018, the Company disposed one of its non-operational subsidiaries named SGOCO (Shenzhen) to Realm Valley Limited for US$1.00. SGOCO (Shenzhen) had no operations and was immaterial to the Company’s business and financial results.

Property, Plant and Equipment

After the Sale of SGOCO (Fujian) and Honesty Group in December 2014 and November 2011, respectively, SGOCO has no production facility but owns equipment used for research and development. It also owns office equipment. Its principal office is located in Hong Kong. Its operating companies are located in Hong Kong, Beijing and Shenzhen, China.

Giant Credit holds land and property in Hong Kong with a fair value of HK$3.9 million ($0.5 million) as of December 31, 2017.

72

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating Results.

The following discussion should be read in conjunction with the audited consolidated financial statements and related notes which appear elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed elsewhere in this Prospectus, including those set forth under “Risk Factors.”

Our financial statements are prepared in U.S. $ and according to accounting principles generally accepted in the U.S. See “Foreign Exchange Risk” below for information concerning the exchange rates at which RMB were translated into U.S. Dollars at various pertinent dates and for pertinent periods.

Overview

SGOCO Group, Ltd. is focused on product design, brand development and distribution in the Chinese display and computer product market as well as energy saving products and services.

As of December 31, 2017, our primary business operations were conducted through Boca International and SGOCO International, and its wholly owned PRC subsidiary, SGOCO Shenzhen.  LCD/LED monitors form the core of our product portfolio. In 2017, through Boca, we were also engaged in environmental protection, energy saving technologies, equipment development and applications, involving production and sales of phase change thermal energy storage materials as well as central air conditioning cooling and heating system application engineering. Our intention is to reduce the reliance on sales of traditional flat panel LED and LCD monitor products and enter into the energy saving and new energy markets.

Boca designs, develops and manufactures Phase Change Material storage system and applies them on cooling and heating system. Boca's PCM-TES storage system (the "System") applies real-time electricity demand peak management which shifts on-peak chiller plant load to off-peak and increases chiller efficiency by optimization controls at any time. The System could reduce electricity consumption by approximately 50% during all running time and decrease 2/3 of central air conditioning running cost due to lower tariff rate during off-peak and higher efficiency at all time. The System can be used in all existing and new buildings and is environmentally friendly with a life of more than ten years. The System fully supports energy saving to help control the greenhouse effect and achieve maximum economic benefit for the customers.

We are also selling AIO and PIO computers through our distribution network.

We do not sell our products directly to retailers. However, by providing signage, marketing materials and sales support to distributors and their retailers under the marketing program, we raise the profile of our products and the awareness of our brands at the retail level. Selling to these distributors helps us to diversify our customer base. Additionally, selling directly to distributors who then sell directly to retailers can reduce the layers in the distribution chain potentially leading to greater margins for us, the distributors, or the retailers.

Following the Sale of Honesty Group and SGOCO (Fujian), we operate using a “light-asset” business model, which is marketing-driven with multiple brands. Our business model consists of the following three key elements:

1.	an actively-managed portfolio of brands that have strong, local appeal;

2.	a world-class quality, design engineering, and product development capability that supports our distribution channels and brand portfolio; and

3.	a “light-asset” model that provides the flexibility to source from low-cost suppliers that meet our high quality standards.

73

By integrating these three elements, we are able to leverage opportunities across the entire value chain and create a competitive advantage for SGOCO.

In evaluating our financial condition and results of operations, attention should be drawn to the following areas:

1.	Sale of SGOCO (Fujian).

On December 24, 2014, the Company entered into a Sale and Purchase Agreement (“SPA”) to sell its 100% equity ownership interest in SGOCO (Fujian) to Apex, which is an independent third party with interests in real estate and forestry products. Apex previously purchased Honesty Group, SGOCO’s prior manufacturing business, on November 15, 2011. The Company considers December 31, 2014 as the disposal effective date since the operational and management control over SGOCO (Fujian) was shifted from SGOCO to Apex on December 31, 2014.

The sales price for all the equity of SGOCO (Fujian) was equivalent to the net asset value of SGOCO (Fujian) on December 31, 2014. The final amount was $11.0 million (the “Sale Price”). The Sale of SGOCO (Fujian) allowed SGOCO to restructure the business and reduce the reliance of traditional flat panel LED and LCD monitor products. It provided greater flexibility and scalability for the Company's business model, which enables the Company to focus on finding new business acquisition opportunities and exploring new products.

The operations of SGOCO (Fujian) are reflected in our 2014 financial statements through December 31, 2014, which was the completion date of the sale of SGOCO (Fujian). As a result, past performance may not be indicative of future performance.

2.	Sale of Honesty Group.

On November 15, 2011, the Company entered into a Sales and Purchase Agreement to sell its 100% ownership interest in Honesty Group to Apex for $76.0 million in total consideration. The Agreement was signed by the Company and Apex; shareholder ownership was transferred; and the director of Honesty Group was changed the same day.

The Company’s management considers November 30, 2011 as the disposal effective date since the operational and management control over Honesty Group was shifted from SGOCO to Apex on November 30, 2011.

The consideration was paid in installments and was paid in full in May 2012.

Prior to the Sale of Honesty Group, including its manufacturing assets, to Apex, Apex was an independent third party. It had no relationships with any of SGOCO’s Board members or management in 2011 and 2014 (including former Chairman and CEO, Mr. Burnette Or). In addition, Apex had no relationship with Sun Zone.

Honesty Group and its subsidiaries represented our core manufacturing facility along with land, buildings and production equipment. The Sale of Honesty Group allowed us to transition to a “light-asset” business model with greater flexibility and scalability. This model allows us to focus our operations on designing, branding, marketing and distributing LCD/LED products in China. Following the Sale of Honesty Group, the Company outsourced its manufacturing operations to Honesty Group until the end of 2015.

The operations of Honesty Group are reflected in our 2011 financial statements through November 30, 2011, which was the completion date of the sale of Honesty. As a result, past performance may not be indicative of future performance;

74

3.	Acquisition of Boca.

The acquisition of Boca was completed on March 31, 2016. The consideration included $52 million in the form of cash, plus up to 19.9% new shares of the Company (as enlarged by the issuance). Assets of Boca acquired and liabilities assumed were mainly proprietary technology at a fair market value of $26.2 million, and deferred tax liabilities of $6.6 million thereon. Goodwill of $36.5 million arose from this acquisition, representing the financial, strategic and operational value of the business of Boca and the synergies expected from the combined operations of Boca and the Company. BOCA has not generated any material revenues for the year ended December 31, 2017 as we are still negotiating with our customers about the project execution plan and timetable. We are expecting BOCA to generate more revenues when it starts to execute its performance obligations under the contracts with its customers in the second or third quarter of 2018. As a result, past performance may not be indicative of future performance.

4.	Acquisition of Century Skyway Limited.

The acquisition of Century Skyway Limited was completed on May 10, 2017. The consideration included $32.6 million in the form of cash, plus 1.5 million newly issued ordinary shares of the Company. Assets of Century Skyway Limited acquired and liabilities assumed were mainly proprietary technology at a fair market value of $19.7 million, and deferred tax liabilities of $4.9 million thereon. Goodwill of $20.2 million arose from this acquisition, representing the financial, strategic and operational value of the business of Century Skyway Limited and the synergies expected from the combined operations of Century Skyway Limited and the Company. The operations of Century Skyway Limited are reflected in our 2017 financial statements since its date of acquisition. We took more time to commercialize the VR products than expected. We are expecting CSL and Shen Zhen Provizon Technology Co., Limited to generate revenues when it launches its VR products in the second or third quarter of 2018.

5.	Acquisition of Giant Credit Limited.

The acquisition of Giant Credit Limited was completed on December 22, 2017. The consideration was HK$19.6 million ($2.4 million), which was satisfied by the allotment and issuance of 2,220,283 ordinary shares of the Company. The operations of Giant Credit Limited are reflected in our 2018 financial statements since its date of acquisition. As a result, past performance may not be indicative of future performance.

6.	Limited operating history. We have a limited operating history, and our future prospects are subject to risks and uncertainties beyond our control. In addition, we changed our strategic marketing, distribution, and business model in recent years;

7.	Currency Conversions. Our former PRC subsidiary, SGOCO (Fujian), and our current PRC subsidiaries, Beijing SGOCO and SGOCO Shenzhen, maintain their books and records in RMB, the lawful currency of China. In general, for consolidation purposes, we translate the subsidiaries' assets and liabilities using the applicable closing exchange rates prevailing at the balance sheet date, and the statements of income and cash flows are translated at the applicable average exchange rates during the reporting period. Adjustments resulting from the translation of the subsidiaries' financial statements are recorded as accumulated other comprehensive income.

On May 10, 2017, we completed the acquisition of all of the issued share capital of Century Skyway Limited (“CSL”), a company incorporated in Hong Kong, for a purchase price of $32.6 million in form of cash and 1.5 million new shares in SGOCO. CSL is principally engaged in Virtual Reality (“VR’) device and technologies research and development. Its development center and main researchers are located in Shenzhen, China.

On December 22, 2017, Giant Connection Limited, a wholly-owned subsidiary of SGOCO, completed the acquisition of Giant Credit Limited contemplated by the Share Exchange Agreement entered into by and between the parties in consideration for HK$19.6 million ($2.4 million), which was satisfied by the allotment and issuance of 2,220,283 ordinary shares of the Company. The principal activity of Giant Credit Limited is money lending in Hong Kong.

75

The balance sheet amounts with the exception of equity were translated using RMB6.53 and RMB6.94 to $1.00 at December 31, 2017 and 2016, respectively. The equity accounts were stated at their historical exchange rates. The average translation rates applied to the income and cash flow statement amounts for the years ended December 31, 2017, 2016 and 2015 were RMB6.76, RMB6.64, and RMB6.23 to $1.00, respectively.

Critical Accounting Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our audited consolidated financial statements included with this Prospectus which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Preparing financial statements in accordance with U.S. GAAP requires that our management make estimates and assumptions affecting:

1.	the reported amounts of assets and liabilities, including the recoverability of tangible and intangible assets;

2.	disclosure of contingent assets and liabilities as of the date of the financial statements; and

3.	the reported amounts of revenue and expenses during the periods covered.

A summary of accounting policies that have been applied to the historical financial statements can be found in the Notes to the Consolidated Financial Statements.

Our management evaluates our estimates on an on-going basis. The most significant estimates relate to collectability of receivables and the fair value and accounting treatment of financial instruments. We based our estimates on our historical and industry experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from those estimates.

The following is a brief discussion of these critical accounting policies and methods, and the judgments and estimates used by us in their application:

Business combinations

We account for our business combinations using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805 "Business Combinations." The cost of an acquisition is measured as the aggregate of the acquisition date fair values of the assets transferred and liabilities incurred by us to the sellers and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total costs of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statements of comprehensive income. During the measurement period, which can be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of comprehensive income.

In a business combination achieved in stages, we re-measure the previously held equity interest in the acquiree immediately before obtaining control at its acquisition-date fair value and the re-measurement gain or loss, if any, is recognized in the consolidated statements of comprehensive income.

When there is a change in ownership interests that result in a loss of control of a subsidiary, we deconsolidate the subsidiary from the date control is lost. Any retained noncontrolling investment in the former subsidiary is measured at fair value and is included in the calculation of the gain or loss upon deconsolidation of the subsidiary.

76

Intangible Assets

Intangible assets acquired through business acquisitions are recognized as assets separate from goodwill if they satisfy either the "contractual-legal" or "separability" criterion. Purchased intangible assets and intangible assets arising from the acquisitions of subsidiaries are recognized and measured at fair value upon acquisition. Separately identifiable intangible assets that have determinable lives continue to be amortized over their estimated useful lives using the straight-line method as follows:

Proprietary technology of BOCA	20 years
Virtual reality technologies	10 year
Backlog	1 year

Separately identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for identifiable intangible assets is based on the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Goodwill

Goodwill represents the excess of the purchase consideration over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of the acquired entity as a result of our acquisitions of interests in its subsidiaries. Goodwill is not amortized but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that it might be impaired. We first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. In the qualitative assessment, we consider primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. Based on the qualitative assessment, if it is more likely than not that the fair value of each reporting unit is less than the carrying amount, the quantitative impairment test is performed.

In performing the two-step quantitative impairment test, the first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit's goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for the purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, assigning assets, liabilities and goodwill to reporting units, and determining the fair value of each reporting unit.

Impairment of Long-lived Assets other than Goodwill

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Impairment of Goodwill

We annually, or more frequently if we believe indicators of impairment exist, reviews the carrying value of goodwill to determine whether impairment may exist.

77

Specifically, goodwill impairment is determined using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of the affected reporting unit's goodwill to the carrying value of that goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

We have three reporting units: the green energy products and services, the Virtual Reality technologies products and services, and the money lending services. We perform our annual impairment tests on December 31 of each year.

Loans Receivables, Net

Loans receivable primarily represent loan amounts due from customers. Loans receivable are recorded at unpaid principal balances net of provision that reflects our best estimate of the amounts that will not be collected. The loans receivable portfolio consists of personal loans.

Provision for Loan Losses

The provision for loan losses is increased by charges to income and decreased by charge offs (net of recoveries). Recoveries represent subsequent collection of amounts previously charged-off. The increase in provision for loan losses is the netting effect of “reversal” and “provision” for both business and personal loans. If the ending balance of the provision for loan losses after any charge offs (net of recoveries) is less than the beginning balance, it will be recorded as a “reversal”; if it is larger, it will be recorded as a “provision” in the provision for loan loss. The netting amount of the “reversal” and the “provision” is presented in the statements of income and comprehensive income.

The provision consists of specific and general components. The specific component consists of the amount of impairment related to loans that have been evaluated on an individual basis, and the general component consists of the amount of impairment related to loans that have been evaluated on a collective basis. Loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts when due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDRs”).

We recognize a charge-off when management determines that full repayment of a loan is not probable. The primary factor in making that determination is the potential outcome of a lawsuit against the delinquent debtor. We will recognize a charge-off when we lose contact with the delinquent borrower for more than one year or when the court rules against us to seize the collateral asset of the delinquent debt from either the guarantor or borrower. In addition, when the recoverability of the delinquent debt is highly unlikely, the senior management team will go through a stringent procedure to approve a charge-off. Management estimates the provision balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the provision may be made for specific loans, but the entire provision is available for any loan that, in management’s judgment, should be charged-off.

The provision for loan losses is maintained at a level believed to be reasonable by management to absorb probable losses inherent in the portfolio as of each balance sheet date. The provision is based on factors such as the size and current risk characteristics of the portfolio, an assessment of individual loans and actual loss, delinquency, and/or risk rating record within the portfolio. We evaluate our provision for loan losses on a quarterly basis or more often as necessary.

78

Warrant Liability

For warrants that are not indexed to our stock, we record the fair value of the issued warrants as a liability at each balance sheet date and record changes in the estimated fair value as a non-cash gain or loss in the consolidated statement of operations and comprehensive income. The warrant liability is recognized in the balance sheet at the fair value (level 3). The fair value of these warrants has been determined using the Monte-Carlo simulation model. The Monte-Carlo simulation model provides for assumptions regarding volatility, call and put features and risk-free interest rates within the total period to maturity.

Revenue Recognition

Our revenue recognition policies are consistent with the accounting standards. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. For products that are required to be examined by customers, sales revenue is recognized after the customer examination is completed. Payments received before all of the relevant criteria for revenue recognition are met are recorded as customer deposits. Generally, our outsourced manufacturers are obligated to provide at least one-year repair or replacement obligation. Management did not estimate future warranty liabilities as historical warranty expenses were minimal.

Sales revenue is recognized net of value-added taxes, sales discounts and returns. There was nil, nil and $27 sales returns during the years ended December 31, 2017, 2016 and 2015, respectively.

Share-based Compensation

We account for equity instruments issued in exchange for the receipt of goods or services from consultants in accordance with the accounting standards regarding accounting for stock-based compensation and accounting for equity instruments that are issued to other than employees for acquiring or in conjunction with selling goods or services. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably determinable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by these accounting standards. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement if there is a term.

We account for equity instruments issued in exchange for the receipt of services from employees in the financial statements based on their fair values at the date of grant. The fair value of awards is amortized over the requisite service period.

Analysis of Results of Operations

Comparison of Fiscal Years Ended December 31, 2017 and 2016

Revenue

Our sales were $0.05 million for the year ended December 31, 2017, which decreased by $5.02 million, or 99.0% from $5.07 million in the year ended December 31, 2016. In 2016, there was a significant order of LCD/LED products from a customer of SGOCO International. Sales revenue from a major customer was $4.3 million, or approximately 85.1% of our total sales for 2016. We did not receive recurring order in 2017 and sales of LCD/LED products continued to drop. Boca recorded a revenue of $9,231 only in 2017, we are still negotiating with our customers about the project execution plan and timetable. We are expecting BOCA to generate more revenues when it starts to execute its performance obligations under the contracts with its customers in the second or third quarter of 2018.   CSL has not generated revenues for the year ended December 31, 2017. We took more time to commercialize the VR products than expected. We are expecting CSL to generate revenues when it launches its VR products in the second or third quarter of 2018.

79

Cost of goods sold

For the year ended December 31, 2017, cost of goods sold decreased by $3.52 million, or 72.4%, to $1.34 million from $4.87 million for the year ended December 31, 2016. As Boca started to earn revenues in 2017, the amortization of its proprietary technologies of $1.31 million was recorded as cost of goods sold in fiscal 2017.

Gross margin

Gross loss for the fiscal year ended December 31, 2017 was $1.29 million, compared to a gross profit $0.2 million for the prior fiscal year.

Selling expenses

During the year ended December 31, 2017, selling expenses were approximately $0.3 million, an increase of $0.24 million, or 400.0%, from $0.06 million compared with the prior fiscal year.

General and administrative expenses

General and administrative expenses amounted to approximately $3.31 million for the year ended December 31, 2017, $0.80 million or 19.5% lower than $4.12 million for the previous fiscal year.

General and administrative expenses include office staff salary and benefits, legal, auditors’ and consultants’ fees, office expenses, travel expenses, entertainment, amortization of intangible assets, research and development and similar costs. The decrease in general and administrative expenses was mainly due to a decrease in employee share-based compensation of $0.83 million, a result of fewer shares being granted to employees in 2017.

Impairment of goodwill

Our impairment of goodwill was $7.00 million in 2017, compared to nil last year, primarily attributable to the impairment related to Boca and Century Skyway, as the financial performance of the green energy products and services reporting unit and the VR technologies products and services reporting unit were below our original expectations.

Loss on change in fair value of convertible notes

Our loss on change in fair value of convertible notes was $1.5 million in 2016 and nil in 2017. The change was due to fluctuation in the fair value of our convertible notes, which were converted into our ordinary shares during 2016.

Loss on change in fair value of warrant derivative liability

Our loss on change in fair value of warrant derivative liability was nil in 2016 and $0.15 million in 2017. The loss was due to fluctuation in the fair value of our warrants, which we issued to our investor and placement agent in May 2017.

Loss before provision for income taxes

As a result of the foregoing factors, loss before provision for income taxes became $11.89 million for the year ended December 31, 2017, an increase in loss of $6.53 million, from $5.36 million for fiscal year of 2016.

Income tax benefit

Income tax benefit was $0.68 million in the fiscal year of 2017, an increase of $0.36 million, from $0.32 million for fiscal year of 2016. Income tax benefit in 2017 and 2016 was related to the deferred tax impact on amortization of intangible assets of Boca and Century Skyway.

80

There were no significant income tax rate changes for any of our legal entities in 2017. Our PRC entities in 2017 and 2016 were subject to the statutory PRC enterprise income tax rate of 25%. Our subsidiaries in Hong Kong are subject to Hong Kong taxation on income derived from their activities conducted in Hong Kong at a rate of 16.5%.

Net loss

As a result of the various factors described above, net loss for the year ended December 31, 2017 was $11.21 million, as compared to $5.05 million for 2016.

Comparison of Fiscal Years Ended December 31, 2016 and 2015

Revenue

Our sales were $5.1 million for the year ended December 31, 2016, which increased by $3.1 million, or 163.9% from $1.9 million in the year ended December 31, 2015. The increase in revenue was primarily due to a significant order of LCD/LED products from a customer of SGOCO International. Sales revenue from a major customer was $4.3 million, or approximately 85.1% of our total sales for 2016. Sales revenue from our top ten customers was approximately $1.8 million, or 96.1% of the total sales for the year ended December 31, 2015

Cost of goods sold

For the year ended December 31, 2016, cost of goods sold increased by $3.0 million, or 166.5%, to $4.9 million from $1.8 million for the year ended December 31, 2015. The increase was in line with the revenue growth.

After the Sales of Honesty Group in 2011, our cost of goods sold consisted of the cost of finished products purchased from outsourced manufacturers, including Honesty Group and its subsidiaries and other suppliers. The amount of finished products purchased from Honesty Group and its subsidiaries for the fiscal years ended December 31, 2016 and 2015 is shown below:

	2016	2015
	(In thousands)	(In thousands)
Purchases from Guanke	$-	$86
Purchases from Honesty Group	-	190
Total purchases from Honesty Group and its subsidiaries	$-	$276

Gross margin

Gross profit for the fiscal year ended December 31, 2016 was $0.2 million, an increase of $0.1 million, or 112.6% from $0.1 million for the prior fiscal year. As a percentage of total sales, our overall gross margin was 4.0% for the year ended December 31, 2016 as compared to 4.9% for the previous fiscal year.

Selling expenses

During the year ended December 31, 2016, selling expenses were approximately $0.06 million, a decrease of $0.08 million, or 58.0%, from $0.13 million compared with the prior fiscal year.

The year-over-year decrease in selling expenses was primarily due to the reduction of headcount. Selling expenses include sales staff’s salary and benefits, transportation and marketing program expenses, etc. Selling expenses for the fiscal year ended December 31, 2016 were 1.1% of total revenues, as compared with 6.8% of total revenues for the prior fiscal year.

81

General and administrative expenses

General and administrative expenses amounted to approximately $4.1 million for the year ended December 31, 2016, $2.6 million or 174.7% higher than $1.5 million for the previous fiscal year.

General and administrative expenses include office staff salary and benefits, legal, auditors’ and consultants’ fees, office expenses, travel expenses, entertainment, research and development and similar costs. The increase of G&A expenses was mainly due to increase in employee share-based compensation and amortization of intangible assets of our newly acquired subsidiary – Boca International Limited.

Loss on change in fair value of convertible notes

Our loss on change in fair value of convertible notes increased from $1.0 million in 2015 to $1.5 million in 2016 due to fluctuation in the fair value of our convertible notes, which we issued in 2015.

Loss before provision for income taxes

As a result of the foregoing factors, loss before provision for income taxes became $5.4 million for the year ended December 31, 2016, an increase in loss of $2.9 million, from $2.4 million for fiscal year of 2015.

Income tax benefit

Income tax benefit was $0.3 million in the fiscal year of 2016. We did not incur any income tax in 2015. Income tax benefit in 2016 was related to the deferred tax impact on amortization of intangible assets of Boca, which was acquired in 2016.

There were no significant income tax rate changes for any of our legal entities in 2016. Our PRC entities in 2016 and 2015 were subject to the statutory PRC enterprise income tax rate of 25%. Our subsidiaries in Hong Kong are subject to Hong Kong taxation on income derived from their activities conducted in Hong Kong at a rate of 16.5%.

Net loss

As a result of the various factors described above, net loss for the year ended December 31, 2016 was $5.0 million, as compared to $2.4 million for 2015. The net loss margin was 99.6% for the year ended December 31, 2016, as compared to 125.9% during the same period of 2015.

Analysis of Financial Condition

Comparison as of December 31, 2017 and December 31, 2016

Loans receivable

Loans receivable increased to $0.67 million as of December 31, 2017, from $nil as of December 31, 2016. Loans receivable on December 31, 2017 primarily represented the loans receivable of Giant Credit Limited from 3 personal loan customers. We completed the acquisition of Giant Credit Limited in December 2017.

Concentration of risks

Some of our operations are carried out in the PRC and is therefore subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. Our results may be adversely affected by changes in government policies regarding laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

82

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash, accounts receivable, loans receivable and advances to suppliers. As of December 31, 2017 and 2016, substantially all of our cash was held in major financial institutions located in the PRC, Hong Kong and the United States of America, which management considers being of high credit quality. China does not have an official deposit insurance program, nor does it have an agency similar to The Federal Deposit Insurance Corporation (FDIC) in the United States. However, we believe that the risk of failure of any of these PRC banks is remote. Bank failure is extremely uncommon in China and we believe that those Chinese banks that hold our cash are financially sound based on publicly available information.

We provide unsecured credit terms for sales to certain customers. As a result, there are credit risks with the accounts receivable balances. We constantly re-evaluate the credit worthiness of customers buying on credit and maintain an allowance for doubtful accounts.

Credit risk on loans receivable is controlled by the application of credit approvals, limits and monitoring procedures. To minimize credit risk, we require collateral primarily in the form of rights to property.

For individual customers, we use standard approval procedures to manage credit risk for personal loans.

Sales revenue from 2 major customers were $43,002, or approximately 85.0% of our total sales for the year ended December 31, 2017, with each customer individually accounting for 66.7% and 18.3% of revenue, respectively. No other single customer accounted for more than 10% of our total revenues during the year ended December 31, 2017. Our accounts receivable from these customers was nil as of December 31, 2017.

Sales revenue from a major customer was $4.3 million, or approximately 85.1% of our total sales for the year ended December 31, 2016. No other single customer accounted for more than 10% of our total revenues during the year ended December 31, 2016. Our accounts receivable from this customer was $119 as of December 31, 2016.

Aggregate sales revenue from three major customers was $1.2 million, or approximately 66.8% of our total sales for the year ended December 31, 2015, with each customer individually accounting for 39.6%, 16.2% and 11.0% of revenue, respectively. No other single customer accounted for more than 10% of our total revenues in 2015. Our accounts receivable from these customers was approximately $0.2 million as of December 31, 2015.

Three major vendors provided approximately 90.6% of total purchases by us during the year ended December 31, 2017. Our accounts payable due to these vendors was nil as of December 31, 2017.

A major vendor provided approximately 86.1% of total purchases by us during the year ended December 31, 2016. Our accounts payable due to this vendor was nil as of December 31, 2016 and 2015.

Three major vendors provided approximately 83.4% of our total purchases (including 15.6% of purchasing from Honesty Group) during the year ended December 31, 2015. Our accounts payable due to these vendors was approximately $0.05 million as of December 31, 2015.

Other receivables and prepayments

Other receivables and prepayments were $0.02 million and $6.5 million as of December 31, 2017 and 2016, respectively. In 2016, we advanced $6.5 million to an unrelated party bearing interest at 6% per annum and unsecured. The amount was fully settled in 2017.

Advances to suppliers

Advances to suppliers increased to $0.2 million as of December 31, 2017 from nil as of December 31, 2016.

Cash and cash equivalents

As of December 31, 2017, we held $4.3 million in cash and cash equivalents and $2.3 million in working capital. As of December 31, 2016, we had $0.03 million in cash and cash equivalents and a deficit of $0.7 million in working capital. The current ratios were 1.69 and (0.91) as of December 31, 2017 and 2016, respectively.

83

Liquidity and Capital Resources.

Our principal source of liquidity in 2017 has been cash generated by proceeds from issuance of ordinary shares and convertible loans to investors. As of December 31, 2017, we held $4.3 million in cash and cash equivalents and had working capital of $2.6 million. Our cash and cash equivalents consist of cash on hand and demand deposits in accounts maintained with financial institutions or state owned banks within the PRC, Hong Kong and the U.S..

On March 28, 2017, we entered into a Securities Purchase Agreement with an unrelated investor to sell an aggregate of 117,361 ordinary shares, for a cash consideration of $239,417. On April 5, 2017, we entered into a Securities Purchase Agreement with certain investors to sell an aggregate of 434,783 ordinary shares and warrants to purchase up to an initial 326,087 of our ordinary shares with an initial exercise price of $2.75 per share, for cash consideration of $1 million. On November 13, 2017, we entered into a Securities Purchase Agreement with certain investors to sell an aggregate of 2,314,500 ordinary shares for cash consideration of $1.9 million.

On April 18, 2018, we entered into a Securities Purchase Agreement with Mr. So Chun LIN, pursuant to which the investor purchased a note for $5,779,602, bearing 2.5% interest per annum. The Note will be matured 5 years from the date of issuance. At any time prior to the earlier of the maturity date or the date on which this Note is paid in full, at the option of the Holder, , all or any part of Principal Amount (the “Optional Conversion Amount”) may be converted into Ordinary Shares at $1.50 per share. The Note will be automatically converted into ordinary shares of the Company at a conversion price equal to $1.50 per share at maturity.

We believe that our current levels of cash, combined with funds available to us through financing, will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, if our cash and borrowing are insufficient to meet our requirements, we may seek to sell equity securities, debt securities or borrow from lending institutions. We can make no assurance that financing will be available in the amounts we need or on terms acceptable to us, if at all.

If we need to raise additional financing, we may sell additional equity or debt securities or borrow from lending institutions. Financing may be unavailable in the amounts we need or on terms acceptable to us. The sale of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash from working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and ability to pay dividends to shareholders, among other restrictions. If we cannot obtain additional equity or debt financing as required, we will, among other things, be required to tighten credit terms, hold less inventory, reduce advances to suppliers and slow down investment in capital expenditures, which would result in slower growth in revenues and profits.

Debt

As of December 31, 2017, we had loans and advances totaled $2.8 million advanced from unrelated parties, plus accrued interest. A loan with a principal amount of $0.3 million is bearing 5% interest per annum and has no fixed term of repayment. The loan is secured by certain intangible assets of the Company. We had another loan of $2.2 million advanced from another unrelated party to the Company as of December 31, 2017. The loan is unsecured, bearing 5% interest per annum and has no fixed term of repayment.

The fair value of warrants which we issued to our investor and placement agent in April 2017 was $0.7 million, which was determined using the Monte-Carlo simulation model (Refer to Note 2 to the financial statements).

Intercompany Loans and Capital Contributions

We may make loans or additional capital contributions to our PRC subsidiaries to finance their operations. Any loans or capital contributions to our PRC operating subsidiaries are subject to restrictions or approvals under PRC laws, rules and regulations. For example, loans by us to our operating subsidiaries in China, which are foreign-invested enterprises, to finance their activities may not exceed statutory limits and must be registered with the local SAFE branch. We may also decide to finance our PRC operating subsidiaries by making additional capital contributions to such entities. The PRC Ministry of Commerce or its local counterparts must approve these capital contributions. We have been able to obtain these government approvals in the past. But, we cannot be sure that we will be able to obtain these government approvals on a timely basis, if at all, regarding any such loans or capital contributions. If we fail to receive such approvals, our ability to use the proceeds of any equity or debt offerings to capitalize our PRC operations may be negatively affected, which could adversely affect our ability to fund and expand our business.

84

Related Party Transactions

During the years ended December 31, 2017 and 2016, the Company purchased equipment of $7 and $nil from Boca Engineering Limited. Mr. Richard Kam Biu Chan is the sole director of Boca and Boca Engineering Limited.

Research and Development, Patents and Licenses, etc.

Product Development

Starting in 2009, we initiated several product development initiatives aimed at meeting evolving market demand and at strengthening our position as a value-priced producer of branded LCD/LED products.

We are designing, engineering and testing several new products for future introduction based on market demand: e-Boards; AIO; PIO; mobile internet devices such as tablet PCs; multi-touch screen monitors; 3D LCD/LED TVs; LED-backlit monitors; and large-scale, multi-screen display systems for advertising, public announcement and other institutional uses.

We are also creating prototypes of our own LED backlight module to replace conventional CFL backlights in a new family of thin LCD/LED monitors. We have historically outsourced a significant portion of our product development to third-party design houses working on a project basis. This has allowed us to control engineering expenses and increase revenues on a larger base. Going forward, we anticipate bringing more of these critical engineering functions in-house.

Research and development costs are expensed as incurred and are included in general and administrative expenses. The costs of material and equipment that are acquired or constructed for research and development activities and have alternative future uses are classified as plant and equipment and depreciated over their estimated useful lives. Research and development costs for the years ended December 31, 2017, 2016 and 2015 amounted to nil, nil and $0.1 million, respectively.

The proprietary technology of BOCA

The proprietary technology of BOCA is related to thermal energy storage, which is the temporary storage of high or low temperature energy for later use. The proprietary technology developed by Boca is called Boca PCM-TES and its concept is based on custom-made high-density polyethylene plastic containers filled with the phase change material solutions developed by Boca, which have very wide operating temperatures between -100˚C & +167˚C. This proprietary technology can increase the efficiency of chiller plants by optimization control that shifts on-peak chiller plant load to off-peak through applying real-time electricity demand peak management. With the use of Boca’s proprietary technology, less electricity will be consumed, air conditioning running cost as well as greenhouse gases emission will be reduced.

The proprietary technology of CSL

A.	A combined HDMI 1.4 and USB 2.0 signaling at one side through a USB-C connect on the other end.

B.	An ultrasound based automatic attitude calibration system and method for VR devices.

The invention is a common package for inertial sensor that support multiple communication protocols.

85

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year, we did not enter into any transactions with our directors and persons who own more than five percent of our ordinary shares, or with their relatives and entities they control.

86

EXECUTIVE COMPENSATION

The primary objectives of our compensation policies regarding executive compensation are to attract and retain the best possible executives to lead us and to properly motivate these executives to perform at the highest levels of which they are capable. Compensation levels established for our executives are designed to promote loyalty, long-term commitment and the achievement of its goals, to motivate the best possible performance and to award achievement of budgetary goals to the extent such responsibility is within the executive’s job description. Compensation decisions regarding our named executive officers have historically focused on attracting and retaining individuals who could help us to meet and exceed our financial and operational goals. Our Board of Directors considers the growth of the Company, individual performance and market trends when setting individual compensation levels.

For the year ended December 31, 2017, the aggregate cash compensation paid to our executive officers was approximately $0.1 million. In January 2017, 160,000 ordinary shares were granted to executive officers for their services to be rendered in fiscal 2017.

Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, housing fund, unemployment and other statutory benefits for our Chinese employees. Some of our executive officers are Chinese citizens and we have provided the pension and retirement benefits in accordance to the statutory requirement in PRC. The remaining executives and directors are non-Chinese citizens and there are no mandatory requirements for the above-mentioned contributions, we have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers.

Base salary

We believe that the base salary element is required in order to provide executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions. Our Board of Directors established base salaries payable to executive officers with the goal of providing a fixed component of compensation, reflecting the executive officer’s skill set, experience, role and responsibilities. The determination of our Board of Directors and compensation committee of whether any of the executive officers merited an increase in base salary during any particular year depended on the individual’s performance during the prior fiscal year, our performance during the prior fiscal year and competitive market practices. In establishing the current base salary levels, our Board of Directors and compensation committee did not engage in any particular benchmarking activities or engage any outside compensation advisors.

Annual bonus

Bonuses for any of executive officers are discretionary and are generally linked to his or her individual performances for the year, including contribution to our strategic and corporate operating plans, with individual performance and providing executive officers performance incentives for attaining specific goals.

2010 Equity Incentive Plan

On September 27, 2010, our Board of Directors approved the 2010 Equity Incentive Plan, or 2010 Plan, subject to shareholder approval which occurred on November 17, 2010.

Purpose. The purpose of the 2010 Plan is to promote our success and to increase shareholder value by providing an additional means through the grant of equity compensation awards to attract, motivate, retain and reward selected employees and other eligible persons of SGOCO.

Shares Subject to 2010 Plan. Subject to adjustments under certain conditions, the maximum number of shares that may be delivered pursuant to awards under the 2010 Plan is equal to 7% of the aggregate number of shares outstanding from time-to-time.

87

Administration. The 2010 Plan shall be administered by, and all equity compensation awards under the 2010 Plan shall be authorized by the Board or one or more committees appointed by the Board (the “Administrator”). Any committee of the Board that serves as the Administrator shall be comprised solely of one or more directors or such number of directors as may be required under applicable laws and may delegate some or all of its authority to another committee so constituted. Unless otherwise provided in our Memorandum and Articles of Association or the applicable charter of any Administrator:

1.	a majority of the members of the acting Administrator shall constitute a quorum; and

2.	the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

Eligibility. The Administrator may grant equity compensation awards under the 2010 Plan only to those persons that the Administrator determines to be either an officer, employee, director of SGOCO or a consultant or advisor of SGOCO (each of the foregoing, an “Eligible Person”); provided, however, that incentive stock options may only be granted to an Eligible Person who is an employee of SGOCO. Notwithstanding the foregoing, a person who is otherwise an Eligible Person may participate in the 2010 Plan only if such participation would not compromise our ability to comply with applicable laws (including securities laws). A participant may, if otherwise eligible, be granted additional equity compensation awards if the Administrator so determines.

Type and Form of Awards. The Administrator shall determine the type or types of equity compensation award(s) to be made to each selected Eligible Person. Under the 2016 Plan, the Administrator may grant options to purchase ordinary shares, share appreciation rights, unrestricted shares, restricted shares, and restricted share units. Such awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of SGOCO.

Performance-Based Awards. The Administrator may grant equity compensation awards as performance-based shares under the 2010 Plan. Each such equity compensation award will have an initial value that is established by the Administrator on or before the date of grant. The grant, vesting, exercisability or payment of performance-based equity compensation awards may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or a level using one or more of the business criteria (on an absolute or relative basis) for SGOCO on a consolidated basis or for one or more of SGOCO’s subsidiaries, segments, divisions or business units, or any combination of the foregoing.

Transfer Restrictions. Except as specifically provided in the 2010 Plan:

1.	all equity compensation awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge;

2.	equity compensation awards shall be exercised only by the relevant participant; and

3.	amounts payable or shares issuable pursuant to any equity compensation award shall be delivered only to (or for the account of) the relevant participant.

The 2010 Plan provides that incentive share options may not be transferred except by will or the laws of descent and distribution. The Administrator has discretion to permit transfers of other awards where it concludes such transferability is appropriate and desirable.

Amendment and Termination. The 2010 Plan will continue in effect until the 10th anniversary of its approval by the shareholders, unless earlier terminated by our Board. Our Board may amend, suspend or terminate the 2010 Plan as it shall deem advisable, except that no amendment may adversely affect a grantee regarding awards previously granted unless such amendments are in connection with compliance with applicable laws; provided that the Board may not make any amendment in the 2010 Plan that would, if such amendment were not approved by the shareholders, cause the 2010 Plan to fail to comply with any requirement of applicable laws, unless and until shareholder approval is obtained. No award may be granted during any suspension of the 2010 Plan or after termination of the 2010 Plan. No amendment, suspension or termination of the 2010 Plan or change affecting any outstanding equity compensation award shall, without written consent of the relevant participant, affect in any manner materially adverse to the relevant participant any rights or benefits of the relevant participant or obligations of SGOCO under any equity compensation award granted under the 2010 Plan prior to the effective date of such change.

88

51,750 ordinary shares were awarded in January 2012 to our independent directors, consultants and employees, 20,000 ordinary shares were issued in March 2013 to our independent directors and 28,750 ordinary shares were issued in July 2013 to our independent directors, consultants and employees. In January 2014, 40,000 ordinary shares were issued to our independent directors and employees (including certain executive officers). In March 2015, 45,000 ordinary shares were issued to our independent directors and employees (including certain executive officers). In November 2015, 72,500 ordinary shares were issued to our consultants and employees (including certain executive officers). In March 14, 2016, 48,000 ordinary shares were issued to our independent directors, consultants and employees (including certain executive officers).

2016 Omnibus Equity Plan

On July 13, 2016, the Board unanimously adopted the SGOCO Group, Ltd. 2016 Omnibus Equity Plan (the "2016 Plan") which provides up to 2,500,000 ordinary shares that may be issued pursuant to awards granted under the Plan. On August 10, 2016, the 2016 Plan was approved by the shareholders of the Company at the annual shareholders meeting of the Company.

Purpose. The purpose of the 2016 Plan is to promote our success and to increase shareholder value by providing an additional means through the grant of equity compensation awards to attract, motivate, retain and reward selected employees and other eligible persons of SGOCO.

Administration. The 2016 Plan shall be administered by, and all equity compensation awards under the 2016 Plan shall be authorized by the Board or one or more committees appointed by the Board (the “Administrator”). Any committee of the Board that serves as the Administrator shall be comprised solely of one or more directors or such number of directors as may be required under applicable laws and may delegate some or all of its authority to another committee so constituted. Unless otherwise provided in our Memorandum and Articles of Association or the applicable charter of any Administrator:

1.	a majority of the members of the acting Administrator shall constitute a quorum; and

2.	the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

Eligibility. The Administrator may grant equity compensation awards under the 2016 Plan only to those persons that the Administrator determines to be either an officer, employee, director of SGOCO or a consultant or advisor of SGOCO (each of the foregoing, an “Eligible Person”); provided, however, that incentive stock options may only be granted to an Eligible Person who is an employee of SGOCO. Notwithstanding the foregoing, a person who is otherwise an Eligible Person may participate in the 2016 Plan only if such participation would not compromise our ability to comply with applicable laws (including securities laws). A participant may, if otherwise eligible, be granted additional equity compensation awards if the Administrator so determines.

Type and Form of Awards. The Administrator shall determine the type or types of equity compensation award(s) to be made to each selected Eligible Person. Under the 2016 Plan, the Administrator may grant options to purchase ordinary shares, share appreciation rights, restricted shares, and restricted share units. Such awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of SGOCO.

Performance-Based Awards. The Administrator may grant equity compensation awards as performance-based shares under the 2016 Plan. Each such equity compensation award will have an initial value that is established by the Administrator on or before the date of grant. The grant, vesting, exercisability or payment of performance-based equity compensation awards may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or a level using one or more of the business criteria (on an absolute or relative basis) for SGOCO on a consolidated basis or for one or more of SGOCO’s subsidiaries, segments, divisions or business units, or any combination of the foregoing.

89

Transfer Restrictions. Except as specifically provided in the 2016 Plan:

1.	all equity compensation awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge;

2.	equity compensation awards shall be exercised only by the relevant participant; and

3.	amounts payable or shares issuable pursuant to any equity compensation award shall be delivered only to (or for the account of) the relevant participant.

The 2016 Plan provides that incentive share options may not be transferred except by will or the laws of descent and distribution. The Administrator has discretion to permit transfers of other awards where it concludes such transferability is appropriate and desirable.

Amendment and Termination. The 2016 Plan will continue in effect until the 10th anniversary of its approval by the shareholders, unless earlier terminated by our Board. Our Board may amend, suspend or terminate the 2016 Plan as it shall deem advisable, except that no amendment may adversely affect a grantee regarding awards previously granted unless such amendments are in connection with compliance with applicable laws; provided that the Board may not make any amendment in the 2016 Plan that would, if such amendment were not approved by the shareholders, cause the 2016 Plan to fail to comply with any requirement of applicable laws, unless and until shareholder approval is obtained. No award may be granted during any suspension of the 2016 Plan or after termination of the 2016 Plan. No amendment, suspension or termination of the 2016 Plan or change affecting any outstanding equity compensation award shall, without written consent of the relevant participant, affect in any manner materially adverse to the relevant participant any rights or benefits of the relevant participant or obligations of SGOCO under any equity compensation award granted under the 2016 Plan prior to the effective date of such change.

320,000 ordinary shares were awarded in December 2016 to our directors, consultants and employees (including certain executive officers), 190,000 ordinary shares were issued in January 2017 to our independent directors, consultants and employees (including certain executive officers).

On April, 2018, a total of 180,000 shares were issued to certain of our directors and employees.

90

LEGAL MATTERS

The validity of the rights and the ordinary shares offered by this prospectus is being passed upon for us by Conyers Dill & Pearman.

EXPERTS

The consolidated financial statements as of December 31, 2017 and December 31, 2016 have been incorporated in reliance on the report of Centurion ZD CPA Limited, an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting. The audited balance sheet of Century Skyway Limited as of December 31, 2016, and the related statements of comprehensive loss, shareholders’ deficit and cash flows for the period from September 28, 2016 (inception) to December 31, 2016, and the unaudited pro forma financial information of the Company after giving effect to the consummation of the acquisition of Century Skyway Limited, have also been incorporated in reliance on the report of Centurion ZD CPA Limited.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules to the registration statement and the documents incorporated by reference in the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement and the documents incorporated by reference in the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement and the documents incorporated by reference in the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s website at www.sec.gov. The registration statement, including all exhibits and any amendments to the registration statement and the documents incorporated by reference in the registration statement, have been filed electronically with the SEC. You may also read all or any portion of the registration statement and the documents incorporated by reference in the registration statement on our website at www.heatbio.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, the website of the SEC referred to above, and our website referred to above.

91

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

SGOCO Group, Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SGOCO Group, Ltd. and subsidiaries (the “Company”) as of December 31, 2017 and December 31, 2016, and the related consolidated statements of comprehensive loss, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and December 31, 2016, and the results of its operations and its cash flows for each of the years ended December 31, 2017 and 2016, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Centurion ZD CPA Limited

Centurion ZD CPA Limited

We have served as the Company’s auditor since 2016.

Hong Kong, China

May 14, 2018

92

SGOCO GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND 2016

(In thousands of U.S. dollars except share and per share data)

	2017	2016
ASSETS
CURRENT ASSETS
Cash	$4,262	$29
Pledged bank deposits	515	-
Accounts receivable, net of provision for doubtful accounts of $196 and $196, respectively	-	119
Loans receivable, net of provision for loan losses of $nil and $ nil , respectively	670	-
Interest receivable	6	-
Other receivables and prepayments	28	6,459
Advances to suppliers	226	-
Total current assets	5,707	6,607

DEPOSITS FOR ACQUISITION OF SUBSIDIARIES	-	31,866
PLANT AND EQUIPMENT, NET	511	5
INTANGIBLE ASSETS, NET	42,258	25,290
GOODWILL	49,977	36,504

Total assets	$98,453	$100,272

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable, trade	$235	$222
Other payables and accrued liabilities	3,023	807
Customer deposits	113	-
Taxes payable	15	6,241
Total current liabilities	3,386	7,270
LONG-TERM LIABILITIES
Warrant derivative liability	680	-
Non-current deferred tax liability	10,572	6,323
Total liabilities	14,638	13,593

COMMITMENT AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value, 1,000,000 shares authorized, nil issued and outstanding as of December 31, 2017 and December 31, 2016	-	-
Ordinary shares, $0.004 par value, 50,000,000 shares authorized, 16,164,855 and 9,387,928 issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	65	38
Additional paid-in-capital	50,159	42,205
Statutory reserves	-	-
Retained earnings	40,922	52,136
Accumulated other comprehensive loss	(7,331)	(7,700)
Total shareholders' equity	83,815	86,679

Total liabilities and shareholders' equity	$98,453	$100,272

The accompanying notes are an integral part of these consolidated financial statements.

93

SGOCO GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

(In thousands of U.S. dollars except share and per share data)

	2017	2016	2015
REVENUES	$51	$5,069	$1,921

COST OF GOODS SOLD	1,343	4,867	1,826

GROSS (LOSS) PROFIT	(1,292)	202	95

OPERATING EXPENSES:
Selling expenses	257	55	131
General and administrative expenses	3,312	4,115	1,498
Impairment loss of goodwill	7,005	-	-
Total operating expenses	10,574	4,170	1,629

LOSS FROM OPERATIONS	(11,866)	(3,968)	(1,534)

OTHER INCOME (EXPENSES):
Interest income	134	121	220
Interest expense	(13)	(15)	(57)
Other income (expense), net	2	-	(8)
Loss on change in fair value of convertible notes	-	(1,500)	(1,041)
Loss on change in fair value of warrant derivative liability	(150)	-	2
Total other income (expenses), net	(27)	(1,394)	(884)

LOSS BEFORE PROVISION FOR INCOME TAXES	(11,893)	(5,362)	(2,418)
INCOME TAX BENEFIT	679	315	-
NET LOSS	$(11,214)	$(5,047)	$(2,418)

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	369	(2,431)	(5,258)

COMPREHENSIVE LOSS	$(10,845)	$(7,478)	$(7,676)

LOSS PER SHARE:
Basic	$(0.99)	$(0.68)	$(0.55)
Diluted	$(0.99)	$(0.68)	$(0.55)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	11,341,629	7,422,208	4,400,298
Diluted	11,341,629	7,422,208	4,400,298

The accompanying notes are an integral part of these consolidated financial statements.

94

SGOCO GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In thousands of U.S. dollars except share data)

						Accumulated
	Ordinary Shares			Retained Earnings		Other
			Paid-in	Statutory		Comprehensive
	Shares	Par Value	Capital	Reserves	Unrestricted	Loss	Total
BALANCE, January 1, 2015	4,353,715	$18	$25,589	$-	$59,601	$(11)	$85,197
Shares issued for equity compensation plan	117,500	-	239	-	-	-	239
Shares to be issued on conversion of convertible notes	51,511	-	76	-	-	-	76
Net loss	-	-	-	-	(2,418)	-	(2,418)
Foreign currency translation adjustment	-	-	-	-	-	(5,258)	(5,258)
BALANCE, December 31, 2015	4,522,726	18	25,904	-	57,183	(5,269)	77,836
Shares issued for equity compensation plan	459,250	2	1,564	-	-	-	1,566
Shares to be issued on conversion of convertible notes	1,343,425	6	3,668	-	-	-	3,674
Shares issued on acquisition of a subsidiary	1,162,305	5	4,075				4,080
Shares issued on private placement financing	1,900,000	7	6,994				7,001
Rounding difference on reverse stock split	222						-
Net loss	-	-	-	-	(5,047)	-	(5,047)
Foreign currency translation adjustment	-	-	-	-	-	(2,431)	(2,431)
BALANCE, December 31, 2016	9,387,928	38	42,205	-	52,136	(7,700)	86,679
Shares issued for equity compensation plan	190,000	1	740	-	-	-	741
Shares issued on acquisition of subsidiaries	3,720,283	15	4,664	-	-	-	4,679
Shares issued on private placement financing	2,866,644	11	2,550	-	-	-	2,561
Net loss	-	-	-	-	(11,214)	-	(11,214)
Foreign currency translation adjustment	-	-	-	-	-	369	369
BALANCE, December 31, 2017	16,164,855	$65	$50,159	$-	$40,922	$(7,331)	$83,815

The accompanying notes are an integral part of these consolidated financial statements.

95

SGOCO GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

(In thousands of U.S. dollars)

	2017	2016	2015
CASH FLOWS FROM OPFRATING ACTIVITIFS:
Net loss	$(11,214)	$(5,047)	$(2,418)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,716	1,264	3
Property, plant and equipment write-off	-	-	3
Inventory write-off	-	-	1
Transaction cost from issue of convertible notes	-	44	106
Deferred income taxes	(679)	(315)	-
Bad debt provision	-	195	1
Share-based compensation expenses	741	1,566	239
Impairment loss of goodwill	7,005	-	-
Loss on change in fair value of convertible notes	-	1,500	1,041
Loss on change in fair value of warrant derivative liability	150	-	(2)
Change in operating assets
Accounts receivable, trade	119	(96)	676
Other receivables and prepayments	(187)	(202)	(67)
Inventories	-	25	(27)
Prepaid income tax	-	-	17
Advances to suppliers	(226)	123	(99)
Other current assets	-	-	53
Change in operating liabilities
Accounts payables, trade	(1)	186	(556)
Other payables and accrued liabilities	(97)	90	22
Customer deposits	109	(412)	245
Taxes payable	(6,413)	-	-
Net cash used in operating activities	(7,977)	(1,079)	(762)

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances to an unrelated third party	-	(6,743)	-
Repayment from an unrelated party	6,457	-	-
Proceeds from acquisition of a subsidiary	943	1	-
Proceeds from disposal of subsidiaries	-	-	89,766
Refund of deposit paid for acquisition of a subsidiary	-	33,280
Deposits paid for acquisition of subsidiaries	-	(33,288)	(89,302)
Net cash provided by (used in) investing activities	7,400	(6,750)	464

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from other loan from unrelated party, unsecured	2,172	-	-
Placement of pledged bank deposits	(515)	-	-
Proceeds from loan from a shareholder	-	88	405
Payments on loan from a shareholder	-	(88)	(505)
Proceeds from convertible notes	-	298	696
Proceeds from shares issuance	3,091	7,001	-
Advances from unrelated parties	283	221	-
Repayment to an unrelated party	(221)	-	-
Net cash provided by financing activities	4,810	7,520	596

EFFECT OF EXCHANGE RATE ON CASH	-	(7)	(45)

INCREASE (DECREASE) IN CASH	4,233	(316)	253

CASH, beginning of year	29	345	92

CASH, end of year	$4,262	$29	$345

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$-	$6	$-
Cash paid for income taxes	6,413	-	-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Receivable from convertible note holders under promissory notes	$-	$-	$359
Ordinary shares issued and to be issued on conversion of convertible notes	-	3,674	76
Ordinary shares issued for acquisition of subsidiaries	4,679	4,080	-

The accompanying notes are an integral part of these consolidated financial statements.

96

SGOCO GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

(In thousands of U.S. dollars, except for shares and per share data)

Note 1 - Organization and description of business

SGOCO Group, Ltd., formerly known as Hambrecht Asia Acquisition Corp. (the “Company” or “SGOCO” or “we”, “our” or “us”) was incorporated under Cayman Islands’ law on July 18, 2007. The Company was formed as a blank check company for the purpose of acquiring one or more operating businesses in the People's Republic of China (the “PRC”) through a merger, stock exchange, asset acquisition or similar business combination or control through contractual arrangements.

The Company completed its initial public offering (“IPO”) of units consisting of one ordinary share and one warrant to purchase one ordinary share in March 12, 2008. On March 12, 2010, the Company completed a share-exchange transaction with Honesty Group Holdings Limited (“Honesty Group”) and its shareholders, and Honesty Group became a wholly-owned subsidiary of the Company (the “Acquisition”). On the closing date, the Company issued 3,575,000 of its ordinary shares to Honesty Group in exchange for 100% of the capital stock of Honesty Group. Prior to the share-exchange transaction, the Company had 5,299,126 ordinary shares issued and outstanding. After the share-exchange transaction, the Company had 4,023,689 ordinary shares issued and outstanding.

The share-exchange transaction was accounted for as reorganization and recapitalization of Honesty Group. As a result, the consolidated financial statements of the Company (the legal acquirer) were, in substance, those of Honesty Group (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share-exchange transaction. There was no gain or loss recognized based on the transaction. The historical financial statements for periods prior to March 12, 2010 are those of Honesty Group, except that the equity section and earnings per share have been retroactively restated to reflect the reorganization and recapitalization.

SGOCO International (HK) Limited, a limited liability company registered in Hong Kong, or “SGOCO International,” is a wholly owned subsidiary of SGOCO.

On February 22, 2011, SGO Corporation (“SGO”) was established in Delaware USA. On March 14, 2011, SGOCO International purchased 100% of the outstanding shares of ordinary shares of SGO. SGO was founded for the purpose of marketing, sales and distribution of SGOCO’s high quality LCD/LED products in America. SGO commenced sales in June 2012.

On July 28, 2011, SGOCO (Fujian) Electronic Co., Ltd. (“SGOCO (Fujian)”), a limited liability company under the laws of the PRC was established by SGOCO International for the purpose of conducting LCD/LED monitor and TV product-related design, brand development and distribution.

On December 26, 2011, SGOCO International established a wholly owned subsidiary, Beijing SGOCO Image Technology Co. Ltd. (“Beijing SGOCO”), a limited liability company under the laws of the PRC for the purpose of conducting LCD/LED monitor, TV product-related and application-specific product design, brand development and distribution.

On November 14, 2013, SGOCO International established a wholly owned subsidiary, SGOCO (Shenzhen) Technology Co., Ltd. (“SGOCO Shenzhen”), a limited liability company under the laws of the PRC for the purpose of conducting LCD/LED monitor and TV product-related and application-specific product design, brand development and distribution.

In May 2014, the Company relocated its corporate headquarters from Beijing, China to Hong Kong, China.

97

On December 24, 2014, the Company entered into a Sale and Purchase Agreement to sell its 100% equity ownership interest in SGOCO (Fujian) to Apex Flourish Group Limited (“Apex”), which is an independent third party with interests in real estate and forestry products. Apex previously purchased Honesty Group Holdings Limited, SGOCO’s prior manufacturing business, on November 15, 2011. The Company considers December 31, 2014 as the disposal effective date since the operational and management control over SGOCO (Fujian) was shifted from SGOCO to Apex on December 31, 2014. The Sale of SGOCO (Fujian) allowed SGOCO to reform the business and reduce the reliance of traditional flat panel LED and LCD monitor products. It provided greater flexibility and scalability for the Company's business model, which enables the Company to focus on finding new business acquisition opportunities and exploring new products.

The sales price for all the equity of SGOCO (Fujian) is equivalent to the net asset value of SGOCO (Fujian) on December 31, 2014. The final amount is $11.0 million.

On December 28, 2015, SGOCO International entered into a Share Sale and Purchase Agreement for the Sale and Purchase of the Entire Issued Share Capital  of Boca International Limited (the “Agreement”) with Richly Conqueror Limited, a company incorporated under the laws of the British Virgin Islands (the “Vendor”). Pursuant to the Agreement, SGOCO International acquired 100% of the issued share capital of Boca International Limited. (“Boca”), a private company incorporated in Hong Kong, from its sole legal and beneficial owner - Richly Conqueror Limited at a consideration of $52 million in cash, plus up to 19.9% or 3.4 million newly issued ordinary shares (the “Shares”) of the Company. In March, 2016, the acquisition of Boca completed and SGOCO International fully paid $52 million plus 1,162,305 post-split shares of ordinary shares of the Company and received 100% ownership of Boca.

Boca designs, develops and manufactures Phase Change Material (PCM-TES) storage system and applies them on cooling and heating system. Boca's PCM-TES storage system (the "System") applies real-time electricity demand peak management which shifts on-peak chiller plant load to off-peak and increases chiller efficiency by optimization controls at any time. The System could reduce electricity consumption by approximately 50% during all running time and decrease 2/3 of central air conditioning running cost due to lower tariff rate during off-peak and higher efficiency at all time. The System can be used in all existing and new buildings and is environmentally friendly with a life of more than ten years. The System fully supports energy saving to help control the greenhouse effect and achieve maximum economic benefit for customers.

The Company has effected a 1-for-4 reverse stock split of the Company’s authorized ordinary shares, accompanied by a corresponding decrease in the Company’s issued and outstanding shares of ordinary shares and an increase of the par value of each ordinary share from $0.001 to $0.004 (the “Reverse Stock Split”) on January 19, 2016. All references in this report to share and per share data have been adjusted, including historical data which have been retroactively adjusted, to give effect to the reverse stock split unless specified otherwise.

On August 10, 2016, the shareholders of the Company approved an increase of the authorized ordinary shares of the Company from 12,500,000 shares to 50,000,000 shares at the annual shareholders meeting.

On April 28, 2017, SGOGO International (HK) Limited (“SGOCO International”), a wholly-owned subsidiary of SGOCO, entered into a Share Sale and Purchase Agreement with Full Linkage Limited (the “Seller”) pursuant to which SGOCO International acquired all the issued and outstanding capital stock of Century Skyway Limited (“CSL”), a company incorporated in Hong Kong at a consideration of $32,600,000 plus 1,500,000 of the Company ordinary shares. The acquisition of CSL was completed on May 10, 2017. CSL is principally engaged in Virtual Reality (“VR’) device and technologies research and development. Its development centre and main researchers are in Shenzhen China

On December 15, 2017, SGOCO formed Giant Connection Limited, a limited liability company registered in the Republic of Seychelles.

On December 22, 2017, Giant Connection Limited, a wholly-owned subsidiary of SGOCO, completed the acquisition of Giant Credit Limited contemplated by the Share Exchange Agreement entered into by and between the parties in consideration for HK$19.6 million ($2.4 million), which was satisfied by the allotment and issuance of 2,220,283 ordinary shares of the Company. The principal activity of Giant Credit Limited is money lending in Hong Kong.

98

Note 2 - Accounting policies

Basis of presentation and principle of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the financial statements of the Company and all its majority-owned subsidiaries that require consolidation. Intercompany transactions and balances have been eliminated in the consolidation. The following entities were consolidated as of December 31, 2017:

	Place incorporated	Ownership percentage
SGOCO	Cayman Islands	Parent Company
SGOCO International	Hong Kong	100%
Beijing SGOCO	Beijing, China	100%
SGO	Delaware, USA	100%
SGOCO Shenzhen	Shenzhen, China	100%
BOCA	Hong Kong	100%
Century Skyway Limited (“CSL”)	Hong Kong	100%
Shen Zhen Provizon Technology Co., Limited	Shenzhen, China	100%
Giant Connection Limited	Republic of Seychelles	100%
Giant Credit Limited (“GCL”)	Hong Kong	100%

Use of estimates

Preparing consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management’s estimates and assumptions relate to the collectability of its receivables, the fair value and accounting treatment of certain financial instruments, the valuation and recognition of share-based compensation arrangements, fair value of assets and liabilities acquired in business combination, useful life of intangible assets and assessment of impairment of long-lived assets, intangible assets and goodwill. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates. In addition, different assumptions or circumstances could reasonably be expected to yield different results.

Business combinations

The Company accounts for its business combinations using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805 "Business Combinations." The cost of an acquisition is measured as the aggregate of the acquisition date fair values of the assets transferred and liabilities incurred by the Company to the sellers and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total costs of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statements of comprehensive income. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of comprehensive income.

In a business combination achieved in stages, the Company re-measures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition-date fair value and the re-measurement gain or loss, if any, is recognized in the consolidated statements of comprehensive income.

99

When there is a change in ownership interests that result in a loss of control of a subsidiary, the Company deconsolidates the subsidiary from the date control is lost. Any retained noncontrolling investment in the former subsidiary is measured at fair value and is included in the calculation of the gain or loss upon deconsolidation of the subsidiary.

Plant and equipment

Plant and equipment is stated at cost less accumulated depreciation and accumulated impairment losses, if any. Expenditures for maintenance and repairs are charged to earnings as incurred. Major additions are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Leasehold land and buildings	Over the lease terms
Machinery and equipment	5-10 years
Vehicles and office equipment	5 years

Intangible assets

Intangible assets acquired through business acquisitions are recognized as assets separate from goodwill if they satisfy either the "contractual-legal" or "separability" criterion. Purchased intangible assets and intangible assets arising from the acquisitions of subsidiaries are recognized and measured at fair value upon acquisition. Separately identifiable intangible assets that have determinable lives continue to be amortized over their estimated useful lives using the straight-line method as follows:

Proprietary technology of BOCA	20 years
Virtual reality technologies	10 years
Backlog	1 year

Separately identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for identifiable intangible assets is based on the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Goodwill

Goodwill represents the excess of the purchase consideration over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of the acquired entity as a result of the Company's acquisitions of interests in its subsidiaries. Goodwill is not amortized but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that it might be impaired. The Company first assesses qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. In the qualitative assessment, the Company considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. Based on the qualitative assessment, if it is more likely than not that the fair value of each reporting unit is less than the carrying amount, the quantitative impairment test is performed.

In performing the two-step quantitative impairment test, the first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit's goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for the purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, assigning assets, liabilities and goodwill to reporting units, and determining the fair value of each reporting unit.

100

Warrant liability

For warrants that are not indexed to the Company’s stock, the Company records the fair value of the issued warrants as a liability at each balance sheet date and records changes in the estimated fair value as a non-cash gain or loss in the consolidated statement of operations and comprehensive income. The warrant liability is recognized in the balance sheet at the fair value (level 3). The fair value of these warrants has been determined using the Monte-Carlo simulation model. The Monte-Carlo simulation model provides for assumptions regarding volatility, call and put features and risk-free interest rates within the total period to maturity.

Impairment of long-lived assets other than goodwill

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment of long-lived assets other than goodwill was recognized for the periods presented.

Impairment of goodwill

The Company annually, or more frequently if the Company believes indicators of impairment exist, reviews the carrying value of goodwill to determine whether impairment may exist.

Specifically, goodwill impairment is determined using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of the affected reporting unit's goodwill to the carrying value of that goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

Goodwill arises from Company’s three reporting units: the green energy products and services, the Virtual Reality technologies products and services, and the money lending services. The Company performs its annual impairment tests on December 31 of each year.

Accounts receivable and other receivables

Receivables include trade accounts due from customers and other receivables such as cash advances to employees, related parties and third parties and advances to suppliers. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentration, customer credit worthiness, current economic trends and changes in customer payment patterns to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable and known bad debts are written off against the allowance for doubtful accounts when identified. As of December 31, 2017, and 2016, there was $196 and $196 allowance for uncollectible accounts receivable, respectively. Management believes that the remaining accounts receivable are collectible.

101

Loans receivables, net

Loans receivable primarily represent loan amounts due from customers. Loans receivable are recorded at unpaid principal balances net of provision that reflects the Company’s best estimate of the amounts that will not be collected. The loans receivable portfolio consists of personal loans.

Provision for loan losses

The provision for loan losses is increased by charges to income and decreased by charge offs (net of recoveries). Recoveries represent subsequent collection of amounts previously charged-off. The increase in provision for loan losses is the netting effect of “reversal” and “provision” for both business and personal loans. If the ending balance of the provision for loan losses after any charge offs (net of recoveries) is less than the beginning balance, it will be recorded as a “reversal”; if it is larger, it will be recorded as a “provision” in the provision for loan loss. The netting amount of the “reversal” and the “provision” is presented in the statements of income and comprehensive income.

The provision consists of specific and general components. The specific component consists of the amount of impairment related to loans that have been evaluated on an individual basis, and the general component consists of the amount of impairment related to loans that have been evaluated on a collective basis. Loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts when due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDRs”).

The Company recognizes a charge-off when management determines that full repayment of a loan is not probable. The primary factor in making that determination is the potential outcome of a lawsuit against the delinquent debtor. The Company will recognize a charge-off when the Company loses contact with the delinquent borrower for more than one year or when the court rules against the Company to seize the collateral asset of the delinquent debt from either the guarantor or borrower. In addition, when the recoverability of the delinquent debt is highly unlikely, the senior management team will go through a stringent procedure to approve a charge-off. Management estimates the provision balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the provision may be made for specific loans, but the entire provision is available for any loan that, in management’s judgment, should be charged-off.

The provision for loan losses is maintained at a level believed to be reasonable by management to absorb probable losses inherent in the portfolio as of each balance sheet date. The provision is based on factors such as the size and current risk characteristics of the portfolio, an assessment of individual loans and actual loss, delinquency, and/or risk rating record within the portfolio. The Company evaluates its provision for loan losses on a quarterly basis or more often as necessary.

Interest receivable

Interest and fee receivable are accrued and credited to income as earned but not received. The Company determines a loan past due status by the number of days that have elapsed since a borrower has failed to make a contractual interest or principal payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan interest or principal becomes past due by more than 90 days. Additionally, any previously accrued but uncollected interest is reversed. Subsequent recognition of income occurs only to the extent payment is received, subject to management’s assessment of the collectability of the remaining interest and principal. Loans are generally restored to an accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt and past due interest is recognized at that time.

Fair value of financial instruments

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, accounts payable, other receivables, other payables and accrued liabilities, advances to suppliers, short-term loans, customer deposits and convertible notes.

102

As of the balance sheet dates, the estimated fair value of cash and cash equivalents, accounts receivable, accounts payable, other receivables, other payables and accrued liabilities, advances to suppliers, short-term loans and customer deposits were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans for similar remaining maturity and risk profile at the respective reporting periods.

The fair value measurement accounting standard defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

•	Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2	inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
•	Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis:

	Carrying Value at December 31, 2017	Fair Value Measurement at December 31, 2017
		Level 1	Level 2	Level 3
Warrant derivative liability	$680	$-	$-	$680

A summary of changes in financial liabilities for the years ended December 31, 2017 and 2016 was as follows:

Balance at January 1, 2016	$2,169
Interest expenses on convertible notes	5
Conversion of convertible notes	(3,674)
Change in fair value of convertible notes	1,500
Balance at December 31, 2016	-
Issuance of warrants on April 5, 2017	530
Change in fair value of warrant derivative liability	150
Balance at December 31, 2017	680

The fair value of the outstanding warrants was calculated using the Monte-Carlo simulation Model with the following assumptions at inception and on subsequent valuation date:

Warrants	December 31, 2017	April 5, 2017
Market price per share (USD/share)	$1.06	$2.75
Exercise price (USD/share)	1.00	2.75
Risk free rate	2.00%	1.83%
Dividend yield	-%	-%
Expected term/Contractual life (years)	3.26	4.00
Expected volatility	110.46%	106.46%

Comprehensive income

U.S. GAAP generally requires that recognized revenue, expenses, gains and losses be included in net income or loss. Although certain changes in assets and liabilities are reported as separate components of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income or loss. The components of other comprehensive income or loss consist of foreign currency translation adjustments net of realization of foreign currency translation gain relating to disposal of subsidiaries.

103

Revenue recognition

The Company’s revenue recognition policies are consistent with the accounting standards. Sales revenue is recognized at the date of shipment to customers. The Company recognizes revenue from the sale of products and services when all the following criteria ae met: persuasive evidence for an arrangement exists, the price is fixed or determinable, the delivery is completed or services have been provided, no other significant obligations of the Company exist and collectability is reasonably assured. For products that are required to be examined by customers, sales revenue is recognized after the customer examination is completed. Payments received before all of the relevant criteria for revenue recognition are met are recorded as customer deposits. Generally, our outsourced manufacturers are obligated to provide at least one-year repair or replacement obligation. Management did not estimate future warranty liabilities as historical warranty expenses were minimal.

Sales revenue is recognized net of value-added taxes, sales discounts and returns. There was nil, nil and $27 sales returns during the years ended December 31, 2017, 2016 and 2015, respectively.

Loan Interest

Interest on loans is comprised of interest on personal loans and is recognized based on the amount of loans outstanding and their contractual interest rate. Interest on loan receivables is accrued monthly in accordance with their contractual terms and recorded in accrued interest receivable, which is included in other assets, in the consolidated statements of financial condition.

Interest income from loans individually evaluated for impairment, including loans accounted for as troubled debt restructurings, is accounted for in the same manner as other accruing loans.

Income taxes

The Company accounts for income taxes in accordance with the accounting standard issued by the Financial Accounting Standard Board (“FASB”) for income taxes. Under the asset and liability method as required by this accounting standard, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The charge for taxation is based on the results for the reporting period as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized.

Under the accounting standard regarding accounting for uncertainty in income taxes, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. During the years ended December 31, 2017, 2016 and 2015, the Company has not incurred any interest related to income taxes. U.S. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or its withholding agent. The statute of limitations extends to five years under special circumstances, which are not clearly defined. In the case of a related party transaction, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion.

104

According to the Circular on the State Administration of Taxation on Strengthening the Management of EIT Collection of Proceeds from Equity Transfers by Non-Resident Enterprises (Guoshuihan [2009] No. 698) (“Circular 698”) and the State Administration of Taxation Notice [2015] No. 7, a non-PRC Tax Resident Enterprise is subject to the PRC EIT on the taxable gain arising from a sale of transfer of any intermediate offshore company which directly or indirectly holds an interest, including any assets, subsidiaries, or other forms of business operations, in the PRC, or otherwise stipulated in an applicable tax treaty or arrangement. Circular 698 applies to all transactions conducted on or after January 1, 2008.

Share-based compensation

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from consultants in accordance with the accounting standards regarding accounting for stock-based compensation and accounting for equity instruments that are issued to other than employees for acquiring or in conjunction with selling goods or services. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably determinable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by these accounting standards. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement if there is a term.

The Company accounts for equity instruments issued in exchange for the receipt of services from employees in the financial statements based on their fair values at the date of grant. The fair value of awards is amortized over the requisite service period.

Foreign currency translation

The reporting currency of the Company is the U.S. Dollar. The functional currency of the Company and its PRC subsidiaries is the RMB. The functional currencies of its Hong Kong subsidiaries SGOCO International and CSL are the U.S. Dollar, Boca and GCL are the Hong Kong Dollar. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Translation adjustments resulting from this process are included in accumulated other comprehensive income. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The balance sheet amounts with the exception of equity were translated using RMB6.53 and RMB6.94 to $1.00 at December 31, 2017 and 2016, respectively. The equity accounts were stated at their historical exchange rates. The average translation rates applied to the income and cash flow statement amounts for the years ended December 31, 2017, 2016 and 2015 were RMB6.76, RMB6.64, and RMB6.23 to $1.00, respectively.

Recent accounting pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which supersedes the revenue recognition requirements in Accounting Standards Codification 605 - Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In August 2015, the FASB approved a one-year deferral of the effective date of the new revenue recognition standard. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 31, 2016, including interim reporting periods within that reporting period. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606), Principal versus Agent Considerations (Reporting Revenue versus Net). In May 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606), Identifying Performance Obligations and Licensing. In May 2016, the FASB issued ASU 2016-11, Revenue from Contracts with Customers (Topic 606) and Derivatives and Hedging (Topic 815) - Rescission of SEC Guidance Because of ASU 2014-09 and 2014-16, and ASU 2016-12, Revenue from Contracts with Customers (Topic 606) - Narrow Scope Improvements and Practical Expedients. These ASUs clarify the implementation guidance on a few narrow areas and adds some practical expedients to the guidance Topic 606. In the fourth quarter of 2017, we completed the evaluation of our adoption of ASU 2014-09 (including those subsequently issued updates that clarify ASU 2014-09’s provisions) and finalized our determination of the impact of the guidance on revenue recognition. We do not expect the new revenue standard to have a material impact on our consolidated financial statements.

105

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are in the process of evaluating the impact of adoption of this ASU on the consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact that the standard will have on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 clarifies the presentation and classification of certain cash receipts and cash payments in the statement of cash flows. This ASU is effective for public business entities for fiscal years, and interim periods within those years, beginning after December 15, 2017, on a retrospective transition method to each period presented. Early adoption is permitted. The Company adopted this guidance for the reporting period beginning January 1, 2018, which did not have a material impact on its financial statements or disclosures.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. This ASU improves the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. For public business entities, the amendments in this update are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company adopted this guidance for the reporting period beginning January 1, 2018, which did not have a material impact on its financial statements or disclosures.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash. This ASU provides guidance on the classification of restricted cash in the statement of cash flows. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted. The amendments in the ASU should be adopted on a retrospective basis. The Company adopted this guidance for the reporting period beginning January 1, 2018, which did not have a material impact on its financial statements or disclosures.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The standard should be applied prospectively on or after the effective date. The Company adopted this guidance for the reporting period beginning January 1, 2018, which did not have a material impact on its financial statements or disclosures.

106

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The guidance should be adopted on a prospective basis for the annual or any interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company currently intends to adopt this guidance for the fiscal year beginning January 1, 2020, and does not anticipate that the adoption of this guidance will have a material impact on its financial statements or disclosures because the Company does not currently have any recorded goodwill.

 In February 2017, the FASB issued ASU No. 2017-05, Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets. The amendments clarify that a financial asset is within the scope of Subtopic 610-20 if it meets the definition of an in substance nonfinancial asset. The amendments also define the term in substance nonfinancial asset. The amendments in this update are effective at the same time as the amendments in ASU 2014-09. The Company does not expect the new revenue standard to have a material impact on the consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting,” which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC 718. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. For all entities, the ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The Company adopted this guidance for the reporting period beginning January 1, 2018, which did not have a material impact on its financial statements or disclosures.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

Note 3 – Pledged bank deposits

These are bank deposits placed at a specified bank account to secure the Company’s letters of credit and will be released upon maturity of the relevant letters of credit.

Note 4 – Accounts receivable, trade

Accounts receivable as of December 31, 2017 and 2016 consisted of the following:

	December 31,
	2017	2016

Accounts receivable	$196	$315
Allowance for doubtful accounts	(196)	(196)
	$-	$119

The movements in allowance for doubtful accounts are as follows:

	2017	2016

Balance at the beginning of the period	$196	$1
Addition	-	195
Balance at the end of the period	$196	$196

107

All of the Company’s customers are located in the PRC and Hong Kong. The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

Note 5- Loans receivable, net

The interest rates on loans issued ranged between 12% and 16% for the year ended December 31, 2017.

Loans receivable consisted of the following:

	December 31,
	2017	2016

Personal loans	$670	$-
Provision for loan losses	-	-
Loans receivable, net	$670	$-

The Company originates loans to customers located primarily in Hong Kong.

As of December 31, 2017, the Company had 3 personal loan customers. All loans are secured by collateral. Provision for loan losses is estimated on a quarterly basis based on an assessment of specific evidence indicating doubtful collection, historical experience, loan balance aging and prevailing economic conditions.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for corporate and personal loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

For the years ended December 31, 2017, no provision was charged to the statement of income, and no write-off against provisions was made.

The following table represents the aging of loans receivable as of December 31, 2017:

December 31, 2017
1-89 days past due	$2
90-179 days past due	-
180-365 days past due	96
Over 1 year past due	-
Total past due	$98
Current	572
Total loans	$670

108

Note 6- Provision for loan losses

The provision for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the provision. The provision is based on the Company’s past loan loss history, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The provision is calculated at portfolio-level since the loans portfolio is generally comprised of smaller balance homogenous loans and is collectively evaluated for impairment.

In estimating the probable loss of the loan portfolio, the Company also considers qualitative factors such as current economic conditions and/or events in specific industries and geographical areas, including unemployment levels, trends in real estate values, peer comparisons, and other pertinent factors such as regulatory guidance. Finally, as appropriate, the Company also considers individual borrower circumstances and the condition and fair value of the loan collateral, if any.

Generally, the primary factors for the evaluation of provision for loan losses consist of business performance, financial position, cash flow and other operational performance of the debtors. Among these, cash flow of the debtors is the primary funding source for repayment for determining the provision for loan losses and any collateral, pledged asset or guarantee is considered as a secondary funding source for repayment.

The Company uses the best information available to make loan loss provision evaluations, adjustments to the provision may be necessary based on changes in economic and other conditions or changes in accounting guidance. No impairment for loan losses was recognized for the year ended December 31, 2017.

Note 7- Other receivables and prepayments

Other receivables and prepayments as of December 31, 2017 and 2016 consisted of the following:

	December 31,
	2017	2016

Advance to an unrelated third party	$-	$6,457
Other receivables	26	-
Other prepayments	2	2
Other receivables and prepayments	$28	$6,459

Advance to an unrelated third party was interest bearing at 6% per annum and unsecured. The amount was fully settled in May 2017.

Note 8 - Advances to suppliers

Advances to suppliers as of December 31, 2017 and 2016 consisted of the following:

	December 31,
	2017	2016

Advances to suppliers	$226	$-
	$226	$-

109

Note 9 - Acquisition of subsidiary and deposits paid for acquisition of subsidiaries

(a)	Acquisition of Boca

On December 28, 2015, SGOCO International entered into a Share Sale and Purchase Agreement (the "SPA") with Richly Conqueror Limited (the "Vendor") pursuant to which SGOCO International will acquire all of the issued share capital of Boca International Limited, a company incorporated in Hong Kong (“Boca”). Total consideration of the Sale Shares includes $52 million in cash, plus up to 19.9% new shares in SGOCO (as enlarged by the issuance). In December 2015, the Company paid a $52 million refundable deposit to the Vendor.

Boca is principally engaged in environmental protection, energy saving technologies, equipment development and applications. Its business involves production and sales of phase change thermal energy storage materials as well as central air conditioning cooling and heating system application engineering.

The Company and Richly Conqueror Limited entered into a supplemental agreement on February 29, 2016, pursuant to which SGOCO International agreed to issue 1,162,305 ordinary shares of the Company to the Vendor on or before March 15, 2016 and both parties confirmed the closing date of the transaction shall be March 31, 2016. The shares were issued on March 7, 2016, and the fair value of the shares was $3.51 per share on the closing date, March 31, 2016.

After the completion of the acquisition, Boca became a wholly owned subsidiary of the Company.

The Company completed the valuations necessary to assess the fair values of the tangible and intangible assets acquired and liabilities assumed, resulting from which the amount of goodwill was determined and recognized as of the respective acquisition date. The following table summarizes the estimated aggregate fair values of the assets acquired and liabilities assumed as of the closing date, March 31, 2016.

Net liabilities acquired (including cash of $1 and other loan of $332 (Note 16))	$(337)
Amortizable intangible assets (i)
Backlog contract (Note 11)	372
Proprietary technology (Note 11)	26,179
Goodwill	36,504
Deferred tax liabilities	(6,638)
Total	$56,080

Total purchase price comprised of:
– cash consideration (paid in fiscal 2015 in the form of refundable deposit)	$52,000
– share-based consideration	4,080
Total	$56,080

(i)	Acquired amortizable intangible asset-backlog contract and proprietary technology have estimated amortization periods of one year and twenty years, respectively.

The transaction resulted in a purchase price allocation of $36,504 to goodwill, representing the financial, strategic and operational value of the transaction to the Company. Goodwill is attributed to the premium that the Company paid to obtain the value of the business of Boca and the synergies expected from the combined operations of Boca and the Company, the assembled workforce and their knowledge and experience in provision of products and projects utilizing “green” energy technologies. The total amount of the goodwill acquired is not deductible for tax purposes.

BOCA has not generated any material revenues for the year ended December 31, 2017 as the Company is still negotiating with its customers about the project execution plan and timetable. The Company is expecting BOCA to generate more revenues when it starts to execute its performance obligations under the contracts with its customers in the second or third quarter of 2018.

(b)	Potential Acquisition of Sola Green

On December 22, 2015, the Company signed a memorandum of understanding (“MOU”) to acquire all of the issued share capital of Sola Green Technologies Limited, a company incorporated in Hong Kong (“Sola Green”), for a purchase price of $40 million in form of cash or new shares in SGOCO, subject to satisfactory due diligence and customary purchase price adjustments. In December 2015, a refundable deposit of $34 million was paid to the shareholders of Sola Green. On March 1, 2016, an extension of the MOU was signed pursuant to which both parties originally expected that the definitive agreements would be executed and the transaction would be closed by June 30, 2016.  The completion of the transaction is dependent on the completion of due diligence. Both parties had spent significant amount of time and efforts in the due diligence in 2016 but were unable to complete the process with satisfaction to both parties.

110

On November 20, 2016, the Company sent an official notice to the Seller to terminate the due diligence process and requested full refund of the deposit paid to the Seller. On November 30, 2016, the Company received full deposit back from the Seller.

Sola Green invests and develops energy-saving glass coating.

(c)	Acquisition of Century Skyway

On December 27, 2016, the Company signed a memorandum of understanding (“MOU”) to acquire all of the issued share capital of Century Skyway Limited (“CSL”), a company incorporated in Hong Kong, for a purchase price of $35 million in form of cash or new shares in SGOCO, subject to satisfactory due diligence and customary purchase price adjustments. In December 2016, a refundable deposit of $32 million was paid to the owner of CSL.

CSL is principally engaged in Virtual Reality (“VR’) device and technologies research and development. Its development center and main researchers are in Shenzhen China. CSL’s R&D team has extensive experience and expertise in the VR industry. The R&D team cooperated with Razer to develop Open-Source Virtual Reality ("OSVR") product aimed on VR-Gaming. The OSVR product attended the 2017 US CES exhibition in Las Vegas in January, 2017.

CSL develops VR technology and applies them on VR device. CSL’s VR technology applies on VR Head-mounted display ("HMD") which can reduce the number of cables needed for a VR signal/data link between HMD and the source unit. It also uses ultrasound to calibrate VR devices’ attitude without user’s intervention.

The Company and Full Linkage Limited entered into a Share Sale and Purchase Agreement on April 28, 2017, pursuant to which SGOCO International agreed to pay $32.6 million and issue 1.5 million newly issued ordinary shares of the Company to the Vendor on or before May 15, 2017. The shares were issued on May 4, 2017, and the fair value of the shares was $1.55 per share on the closing date, May 10, 2017.

After the completion of the acquisition, CSL became a wholly owned subsidiary of the Company.

The Company completed the valuations necessary to assess the fair values of the tangible and intangible assets acquired and liabilities assumed, resulting from which the amount of goodwill was determined and recognized as of the respective acquisition date. The following table summarizes the estimated aggregate fair values of the assets acquired and liabilities assumed as of the closing date, May 10, 2017.

Net liabilities acquired (including cash of $1 and accrued liabilities of $68 (Note 16))	$(67)
Amortizable intangible assets
Technologies (Note 11)	19,682
Goodwill	20,230
Deferred tax liabilities	(4,920)
Total	$34,925

Total purchase price comprised of:
– cash consideration (paid in fiscal 2016 in the form of refundable deposit)	$32,600
– share-based consideration	2,325
Total	$34,925

111

The transaction resulted in a purchase price allocation of $20,230 to goodwill, representing the financial, strategic and operational value of the transaction to the Company. Goodwill is attributed to the premium that the Company paid to obtain the value of the business of CSL and the synergies expected from the combined operations of CSL and the Company, the assembled workforce and their knowledge and experience in provision of products and projects utilizing VR technologies. The total amount of the goodwill acquired is not deductible for tax purposes.

On June 5, 2017, CSL incorporated a wholly foreign owned subsidiary, Shen Zhen Provizon Technology Co., Limited, for the development of VR technology and application of these technologies on VR device in China.  CSL and Shen Zhen Provizon Technology Co., Limited have not generated revenues for the year ended December 31, 2017. The Company took more time to commercialize the VR products than expected. The Company is expecting CSL and Shen Zhen Provizon Technology Co., Limited to generate revenues when it launches its VR products in the second or third quarter of 2018.

(d)	Acquisition of Giant Connection Limited

On December 22, 2017, Giant Connection Limited, a wholly-owned subsidiary of SGOCO, completed the acquisition of Giant Credit Limited (“GCL”) contemplated by the Share Exchange Agreement entered into by Kimmy Lai Ching Luk (as vendor) and the Company in consideration for HK$19.6 million ($2.4 million), which was satisfied by the allotment and issuance of 2,220,283 ordinary shares of the Company. The principal activity of GCL is money lending and in Hong Kong. The fair value of the shares was $1.06 per share on December 26, 2017.

GCL is a Hong Kong incorporated company which has a Money Lenders License for carrying on money lending business in Hong Kong.  It has been providing mortgage loans to its customers since 2016.

After the completion of the acquisition, GCL became a wholly owned subsidiary of the Company.

The Company completed the valuations necessary to assess the fair values of the tangible assets acquired and liabilities assumed, resulting from which the amount of goodwill was determined and recognized as of the respective acquisition date. The following table summarizes the estimated aggregate fair values of the assets acquired and liabilities assumed as of the closing date, December 22, 2017.

Net assets acquired (including cash of $943, loan receivables of $670 (Note 5) interest receivables of $6, property, plant and equipment of $508 (Note 10) and income tax payable of $14(Note 19))	$2,113
Goodwill	248
Deferred tax liabilities	(7)
Total	$2,354

Total purchase price comprised of:
– share-based consideration	$2,354
Total	$2,354

The transaction resulted in a purchase price allocation of $248 to goodwill, representing the financial, strategic and operational value of the transaction to the Company. Goodwill is attributed to the premium that the Company paid to obtain the value of the business of GCL and the synergies expected from the combined operations of GCL and the Company, the assembled workforce and their knowledge and experience in provision of money lending service. The total amount of the goodwill acquired is not deductible for tax purposes.

Note 10 –Plant and equipment, net

Plant and equipment consisted of the following as of December 31, 2017 and 2016:

112

	December 31,
	2017	2016

Leasehold land and buildings (Note 9)	$499	$-
Machinery and equipment	2	1
Vehicles and office equipment	23	15
Total	524	16
Less: accumulated depreciation	(13)	(11)
Plant and equipment, net	$511	$5

The Company’s leasehold land and buildings are held in Hong Kong under a long lease, and are pledged against the banking facilities of a company whereby Kimmy Lai Ching Luk is a majority shareholder and a director of the company. Depreciation expense for the years ended December 31, 2017, 2016 and 2015 amounted to $2, $3 and $3, respectively.

Note 11 – Intangible assets, net

Intangible assets, net, as of December 31, 2017 and 2016 consisted of the following:

	December 31,
	2017	2016

Backlog contract (Note 9)	$372	$372
Proprietary technology (Note 9)	26,179	26,179
Virtual reality technologies (Note 9)	19,682	-
Accumulated amortization	(3,975)	(1,261)
Intangible assets, net	$42,258	$25,290

Amortization expenses of intangible assets were $2,714, $1,261 and nil for the years ended December 31, 2017, 2016 and 2015.

During the course of the Company’s strategic review of its operations, the Company assessed the recoverability of the carrying value of the Company’s intangible assets. The impairment charge, if any, represented the excess of carrying amounts of the Company’s intangible assets over their fair value, using the expected future discounted cash flows. The Company believes that there was no impairment of its intangible assets for the years ended December 31, 2017, 2016 and 2015.

As of December 31, 2017, amortization expenses related to intangible assets for future periods are estimated to be as follows:

	For the years ending December 31,
	2018	2019	2020	2021	2022	2023 and thereafter
	$	$	$	$	$	$
Amortization expenses	3,277	3,277	3,277	3,277	3,277	25,872

Note 12 - Goodwill

The movement of the goodwill for the years ended December 31, 2017 and 2016 is as follows:

Balance as of January 1, 2016	$-
Acquisition of Boca	36,504
Balance as of December 31, 2016	$36,504
Acquisition of CSL	20,230
Acquisition of GCL	248
Impairment of goodwill in relation to Boca	(5,618)
Impairment of goodwill in relation to CSL	(1,387)
Balance as of December 31, 2017	$49,977

113

The Company performed goodwill impairment test at the reporting unit level on an annual basis and between annual tests when an event occurs or circumstances change indicating the asset might be impaired. As of December 31, 2017, the Company performed testing on reporting units comprise of the green energy products and services, the Virtual Reality (“VR”) technologies products and services, and the money lending services.

The Company first assessed qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. For those reporting units where it is determined that it is more likely than not that their fair values are less than the units’ carrying amounts, the Company will perform the first step of a two-step quantitative goodwill impairment test. After performing the assessment, if the carrying amounts of the reporting units are higher than their fair values, the Company will perform the second step of the two-step quantitative goodwill impairment test.

In 2017, the Company performed qualitative assessments for all reporting units. Based on the requirements of ASC 350-20-35-3C through ASC 350-20-35-3G, the Company evaluated all relevant factors, weighed all factors in their totality. As the financial performance of the green energy products and services reporting unit and the VR technologies products and services reporting unit were below original expectations, fair value of these reporting units were indicated to be lower than its carrying value. For these reporting units, where it was determined that it was more likely than not that its fair value was less than the units’ carrying amount after performing the qualitative assessment, as a result, the Company performed the two-step quantitative goodwill impairment test for these two reporting units.

For the two-step goodwill impairment test, the Company estimated the fair value with either income approach or asset approach for specific reporting unit components. With the income approach, the Company estimates the fair value of the reporting units using discounted cash flows. Forecasts of future cash flows are based on the best estimate of future net sales and operating expenses, based primarily on expected expansion, pricing, market share, and general economic conditions. Certain estimates of discounted cash flows involve businesses with limited financial history and developing revenue models. Changes in these forecasts could significantly change the amount of impairment recorded, if any. Asset based approach is used in evaluating the fair value of some specific components which is deemed as the most prudent approach due to the unpredictability of future cash flows.

The result of step one impairment test for the green energy products and services reporting unit failed, with its determined fair value lower than the book value. The Company performed step two impairment test, applying the income approach, resulting an impairment loss of goodwill of $5.62 million being recorded for the year ended December 31, 2017.

The result of step one impairment test for the VR technologies products and services reporting unit failed, with its determined fair value lower than the book value. The result of step two impairment test, applying the income approach, resulting an impairment loss of $1.39 million was recorded for the year ended December 31, 2017.

The Company completed the acquisition of the money lending reporting unit on December 22, 2017. The Company believes that there was no impairment of the money lending reporting unit for the year ended December 31, 2017.

Note 13 - Employee pension

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The PRC government is responsible for the pension liability to these retired employees. The Company is required to make monthly contributions to the state retirement plan at 20% of the base requirement for all permanent employees. Different geographic locations have different base requirements.

The Company’s subsidiary incorporated in Hong Kong manages a defined contribution Mandatory Provident Fund (the “MPF Scheme”) under the Mandatory Provident Fund Schemes Ordinance, for all of its employees in Hong Kong. The Company is required to contribute 5% of the monthly salaries for all Hong Kong based employees to the MPF Scheme (subject to a cap). Total pension expense incurred by the Company was $15, $9 and $6 for the years ended December 31, 2017, 2016 and 2015, respectively.

114

Note 14 - Warrant derivative liability

Investor Warrants

On April 5, 2017, the Company entered into a Securities Purchase Agreement with certain unrelated investors to sell an aggregate of 434,783 shares of the Company’s ordinary shares and warrants to purchase up to an initial 326,087 of the Company’s ordinary shares with an initial exercise price of $2.75 per share. Warrants to purchase the Company’s ordinary shares were issued to investors in amount equal to 75% of the shares purchased by each investor under the Purchase Agreement.

On November 15, 2017, the Company consummated a private placement of the Company’s ordinary stock pursuant to a series of Stock Purchase Agreements, dated November 13, 2017. Under the Stock Purchase Agreements, the Company sold shares at a price of $0.80. As such, pursuant to Section 3(b) of the Warrants, the Company has determined that the Investor Warrants exercise price per share of ordinary stock shall be hereby adjusted to $1.00 and the number of shares of ordinary stock subject to the Investor Warrants shall be hereby increased to 896,739 shares, with an expiration date of April 4, 2021.

As of December 31, 2017, 896,739 Investor Warrants were outstanding, and their fair values were $615. The amount of $136 was recognized as “Change in fair value of warrant derivative liability” in the consolidated statements of comprehensive loss for the year ended December 31, 2017.

Placement Agent Warrants

In connected with the offering of the Company’s shares on April 5, 2017 (see above), the Company issued 34,783 warrants (the “Placement Agent Warrants”) to its placement agent (an amount equal to 8% of our ordinary shares sold to investors in the offering).

On November 15, 2017, as a result of the private placement of the Company’s ordinary stock pursuant to a series of Stock Purchase Agreements, and pursuant to Section 3(b) of the Warrants, the Company has determined that the Placement Agent Warrants exercise price per share of ordinary stock shall be hereby adjusted to $1.00 and the number of shares of ordinary stock subject to the Placement Agent Warrants shall be hereby increased to 95,653 shares, with an expiration date of April 4, 2021.

As of December 31, 2017, 95,653 Placement Agent Warrants were outstanding, and their fair values were $65. The amount of $14 was recognized as “Change in fair value of warrant derivative liability” in the consolidated statements of comprehensive income for the year ended December 31, 2017.

The Investor Warrants and Placement Agent Warrants are exercisable for a period of four years commencing from April 5, 2017.

Following is a summary of the warrant activity for the years ended December 31, 2017 and 2016:

	Number of Warrants	Average Exercise Price	Weighted Average Remaining Contractual Term in Years

Outstanding at January 1, 2017	-	$-	-
Exercisable at January 1, 2017	-	-	-
Granted*	992,392	1.00	4.00
Exercised /surrendered	-	-	-
Expired	-	-	-
Outstanding at December 31, 2017	992,392	$1.00	3.26
Exercisable at December 31, 2017	992,392	$1.00	3.26

115

* After a price reset adjustment on November 15, 2017, Investor Warrants to purchase an initial 434,783 of the Company’s shares granted on April 5, 2017 have been adjusted to purchase 896,739 of the Company’s shares, and Placement Agent Warrants to purchase an initial 34,783 of the Company’s shares granted on April 5, 2017 have been adjusted to purchase 95,653 of the Company’s shares (Note 14).

Note 15 – Convertible notes

The Company entered into a series of Securities Purchase Agreements (the "Agreements") with certain investors between June and September, 2015. Pursuant to the Agreements, the Company issued certain convertible notes (the “Notes”) to the investors in a total principal amount of $1,149. A summary of the major terms of the Agreements are presented as follows:

Investor	Principal amount	Issue date	Maturity date	Interest rate	Conversion discount rate (b)
LG Capital Funding, LLC	$231	6/10/2015	6/10/2016	8%	35%
JSJ Investments INC	150	6/3/2015	12/3/2015(a)	12%	43%
Crown Bridge Partner, LLC	46	9/11/2015	8/25/2016	5%	42%
Service Trading Company, LLC	105	6/11/2015	6/11/2016	8%	35%
Adar Bays, LLC	158	6/11/2015	6/11/2016	8%	35%
Vis Vires Group, INC	159	6/10/2015	3/15/2016	8%	39%
Black Forest Capital, LLC	300	7/17/2015	7/17/2016	12%	42%
	$1,149

(a)	At any time before, on and after the maturity date, this note has a cash redemption premium of 150%.
(b)	The rate is the discount to the lowest closing bid price of the Company’s ordinary shares for the 10 or 20 days prior to the date of conversion or execution of the convertible note agreements, as the case may be.

The conversion feature is dual indexed to the Company’s stock and is considered an embedded derivative which needs to be bifurcated from the host instrument in accordance with ASC 815.

ASC 815-15-25 provides that if an entity has a hybrid financial instrument that would require bifurcation of embedded derivatives under ASC 815, the entity may irrevocably elect to initially and subsequently measure a hybrid financial instrument in its entirety at fair value with changes in fair value recognized in earnings. The fair value election can be made instrument by instrument and shall be supported by concurrent documentation or a preexisting documented policy for automatic election.

The Company elected to measure the Notes in their entirety at fair value with changes in fair value recognized as non-operating income or loss at each balance sheet date in accordance with ASC 815-15-25. In addition, issuance costs of $44 and $106 associated with the Notes offering have been expensed as incurred in the years ended December 31, 2016 and 2015, respectively.

Fair value of the Notes of $2,169 as of December 31, 2015 is determined using the binomial model, one of the option pricing methods. The valuation involves complex and subjective judgment and the Company’s best estimates of the probability of occurrence of future events, such as fundamental changes, on the valuation date. Under the binomial valuation model, the Company uses a weighted risk-free and risk interest rate (the combination of the risk free rate plus the credit spread for the underlying Notes) weighted by the probability of conversion as internally solved out by binomial model in discounting its cash flows. The main inputs to this model include the underlying share price, the expected share volatility, the expected dividend yield, the risk free and risk interest rate.

116

During 2015, the note holders converted the Notes with a total principal amount of $35 into 51,511 ordinary shares of the Company.

During December 31, 2016, the note holders have fully converted the remaining Notes with a total principal amount of $1,114 into 1,343,425 ordinary shares of the Company.

Note 16 - Other payables and accrued liabilities

Other payables and accrued liabilities as of December 31, 2017 and 2016 consisted of the following:

		December 31,
	Note	2017	2016

Accrued professional fees		$112	$166
Other loan – secured (Note 9)	(i)	355	342
Other loan – unsecured	(ii)	2,172	-
Advances from unrelated third parties	(iii)	283	221
Accrued staff costs and staff benefits		33	28
Others		68	50
		$3,023	$807

(i)	The amount represents a loan of $256 advanced from an unrelated party to the Company, plus accrued interest. The loan is bearing 5% interest per annum and has no fixed term of repayment. The loan is secured by certain intangible assets of the Company (Note 9).

(ii)	The amount represents a loan of $2,172 advanced from an unrelated party to the Company. The loan is unsecured, bearing 5% interest per annum and has no fixed term of repayment.

(iii)	The advances from unrelated third parties are unsecured, interest free and have no fixed terms of repayment.

Note 17 - Capital transactions

Preferred stock

On January 29, 2008, the Company amended its articles of association and authorized 1,000,000 preferred shares. No preferred shares were issued or registered in the IPO. There were no preferred shares issued and outstanding as of December 31, 2017 and 2016.

Issuance of capital stock

2017

On March 20, 2017, the Company entered into a Securities Purchase Agreement with an unrelated investor to sell an aggregate of 117,361 shares of the Company’s ordinary shares. Under the Purchase Agreement, the Company sold 117,361 ordinary shares to investors for a per share purchase price of $2.04. The securities were offered and sold by the Company pursuant to an effective shelf registration statement on Form F-3 (File No. 333-214141), which was originally filed with the Securities and Exchange Commission on October 17, 2016, amended on December 23, 2016, and was declared effective on January 4, 2017, and a related prospectus. The investor paid full amount of $239, and the Company issued 117,361 shares on March 28, 2017. The fair value of the shares was $2.85 per share on March 28, 2017.

117

On April 5, 2017, the Company entered into a Securities Purchase Agreement with certain unrelated investors to sell an aggregate of 434,783 shares of the Company’s ordinary shares, and warrants to purchase up to an initial 326,087 of the Company’s ordinary shares with an initial exercise price of $2.75 per share. Under the Purchase Agreement, the Company sold 434,783 ordinary shares to investors for a per share purchase price of $2.30. Warrants to purchase the Company’s ordinary shares were issued to investors in amount equal to 75% of the shares purchased by each investor under the Purchase Agreement. The securities were offered and sold by the Company pursuant to an effective shelf registration statement on Form F-3 (File No. 333-214141), which was originally filed with the Securities and Exchange Commission on October 17, 2016, amended on December 23, 2016, and was declared effective on January 4, 2017, and a related prospectus. The investor paid full amount of $1,000, and the Company issued 434,783 shares on April 7, 2017. The fair value of the shares was $2.70 per share on April 7, 2017.

On November 13, 2017, the Company, entered into a Stock Purchase Agreement with two unrelated investors pursuant to sell an aggregate of 2,314,500 shares of its ordinary stock, par value $0.004 per share, at a per share purchase price of $0.80, for aggregate proceeds of $1,852. The investors paid full amount of $1,852 on November 14, 2017 and the Company issued 2,314,500 shares on November 15, 2017. The fair value of the shares was $1.20 per share on November 15, 2017.

Share-based compensation

On January 5, 2017, a total of 190,000 shares were issued to certain of the Company’s directors, certain employees and consultants, which vested immediately. The grant date fair value was $3.90 per share.

2016

Certain investors have agreed to purchase 1,900,000 ordinary shares for an amount of $7 million, which shall be paid on or before July 31, 2016. In May 2016, the Company received the first tranche of $350. The investors paid the balance of $6,650 on August 11, 2016 and the Company issued 1,900,000 shares on September 19, 2016. The fair value of the shares was $3.30 per share on September 19, 2016.

Share-based compensation

On December 8, 2016, a total of 320,000 shares were issued to the Company’s directors, certain employees and consultants, which vested immediately. The grant date fair value was $3.43 per share.

On March 29, 2016, a total of 31,250 shares were issued to a consultant of the Company. The grant date fair value for such shares was $3.38 per share.

On March 15, 2016, a total of 48,000 shares were issued to the Company’s independent directors, certain employees and consultants, which vested immediately. The grant date fair value was $3.35 per share.

On February 29, 2016, a total of 60,000 shares were issued to the certain IR service providers. The grant date fair value was $3.37 per share.

Note 18 - Statutory reserves

Statutory reserves

The laws and regulations of the PRC require that before an enterprise distributes profits to its owners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations in proportions determined at the discretion of the Board of Directors after the statutory reserves.

Surplus reserve fund

As stipulated by the Company Law of the PRC, as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

1.	Making up cumulative prior years’ losses, if any;

2.	Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the company’s registered capital; and

118

3.	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any. It may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

The Company did not make appropriations to the statutory reserves for the years ended December 31, 2017, 2016 and 2015. No appropriations were made to surplus reserve fund.

Note 19 - Income taxes

	2017	2016	2015
Deferred income tax benefit	$679	$315	$-

 Income is subject to tax in the various countries in which the Company operates.

The Company is a tax-exempted company incorporated in the Cayman Islands.

SGO is incorporated in the State of Delaware that is subject to U.S. corporate income tax on its taxable income at a rate of up to 21% for taxable years beginning after December 31, 2017 and U.S. corporate income tax on its taxable income of up to 35% for prior tax years.

No provision for income taxes in the United States has been made as SGO had no taxable income for the years ended December 31, 2017 2016 and 2015.

The Company mainly conducts its operating business through its subsidiaries in China, including Hong Kong.

SGOCO International, Boca, CSL and GCL are incorporated in Hong Kong and are subject to Hong Kong taxation on income derived from their activities conducted in Hong Kong. Hong Kong Profits Tax has been calculated at 16.5% of the estimated assessable profit for the years ended December 31, 2017, 2016 and 2015.

The subsidiaries incorporated in mainland China are governed by the Income Tax Law of the PRC concerning foreign invested enterprises and foreign enterprises and various local income tax laws (the Income Tax Laws), and do not have any deferred tax assets or deferred tax liabilities under the income tax laws of the PRC because there are no temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities.

All subsidiaries in mainland China are subject to 25% EIT tax rate throughout the periods presented.

The Income Tax Laws also impose a 10% withholding income tax for dividends distributed by a foreign invested enterprise to its immediate holding company outside China for distribution of earnings generated after January 1, 2008. Under the Income Tax Laws, the distribution of earnings generated prior to January 1, 2008 is exempt from the withholding tax. As our subsidiaries in the PRC will not be distributing earnings to the Company for the years ended December 31, 2017, 2016 and 2015, no deferred tax liability has been recognized for the undistributed earnings of these PRC subsidiaries at December 31, 2017, 2016 and 2015. Total undistributed earnings of the Company’s PRC subsidiaries at December 31, 2017 were nil (December 31, 2016: nil).

119

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2017, 2016 and 2015:

	Year ended December 31,
	2017	2016	2015
U.S. Statutory rates	34.0%	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)	(34.0)
China income taxes	25.0	25.0	25.0
Impact of tax rate in other jurisdiction	(5.9)	(3.6)	(2.5)
Provisional re-measurement of deferred taxes	(0.7)	-	-
Valuation allowance	(10.8)	(12.7)	(7.7)
Other (a)	(1.9)	(14.6)	(14.8)
Effective income taxes	5.7%	5.9%	0%

Notes:

(a)	There were no other material items affecting the effective income tax for the years ended December 31, 2017, 2016 and 2015 except for (i) losses incurred by SGOCO of approximately $0.9 million, $3.1 million and $1.4 million, respectively, where there is no tax in the Cayman Islands; and (ii) under-provision of Hong Kong profits tax as a result of certain non-deductible expenses in prior year.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income tax assets and liabilities are as follows:

	December 31, 2017	December 31, 2016
Deferred income tax assets:
Net operating loss carry-forward	$3,512	$1,307
Less: Valuation allowance	(3,512)	(1,307)
	$-	$-

Non-current Deferred tax liability
Proprietary technology of BOCA	$5,972	$6,299
Backlog	-	24
Virtual reality technologies	4,593	-
Leasehold land and buildings	7	-
	$10,572	$6,323

The deferred income tax assets wholly relates to net tax loss carry forwards. The net operating loss carry forwards derived from the Company’s PRC entities, HK entities and U.S. entity.

The net tax loss attributable to those PRC entities can only be carried forward for a maximum period of five years. As of December 31, 2017, and 2016, the Company had $2,277 and $2,304, respectively, of deductible tax loss carry forwards that expire through December 31, 2022. The net tax loss of the Hong Kong entities of $11,458 and $3,176 as of December 31, 2017 and 2016, respectively, available for offset against future profits may be carried forward indefinitely. Management believes that the Company will not realize these potential tax benefits as the Company’s operations in these PRC and Hong Kong entities will not generate any operating profits in the foreseeable future. As a result, the full amount of the valuation allowance was provided against the potential tax benefits.

As of December 31, 2017, and 2016, the Company’s U.S. entity, SGO, had net tax loss carry-forwards of $609 and $609, respectively, available to reduce future taxable income which will expire in various years through 2032. Management believes that the Company will not realize these potential tax benefits as the Company’s U.S. operations will not generate any operating profits in the foreseeable future. As a result, the full amount of the valuation allowance was provided against the potential tax benefits.

Note 20 - Related party and shareholder transactions

During the years ended December 31, 2017 and 2016, the Company purchased equipment of $7 and $nil from Boca Engineering Limited. Mr. Richard Kam Biu Chan is the sole director of Boca and Boca Engineering Limited.

120

Note 21 - Loss per share

The following is a reconciliation of the basic and diluted loss per share computation:

	For the year ended December 31,
	2017	2016	2015

Net loss for earnings per share	$(11,214)	$(5,047)	$(2,418)

Weighted average shares used in diluted computation - basic and diluted	11,341,629	7,422,208	4,400,298

Loss per share – basic and diluted	(0.99)	(0.68)	(0.55)

As of December 31, 2017, 2016 and 2015, all the Company’s outstanding warrants and convertible notes were excluded from the diluted loss per share calculation as they were anti-dilutive.

Note 22 – Segment information

The Company’s segments are business units that offer different products and services and are reviewed separately by the chief operating decision maker (the “CODM”), or the decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s CODM is the Company’s Chief Executive Officer. During fiscal 2015, there was only one segment, ie the sale of LCD/LED products. During 2016, after the acquisition of Boca, there is one additional segment, consisting of the provision of green energy products and services. During 2017, after the acquisition of CSL and Giant Credit, there are two additional segments, consisting of the VR service and products and money lending.

For the year ended December 31, 2017	LCD/LED products	Green energy products and services	VR products and services	Money lending services	Corporate unallocated (note)	Consolidated
Revenues	$42	$9	$-	$-	$-	$51
Gross (loss) profit	16	(1,308)	-	-	-	(1,292)
Operating expenses	(1,052)	(6,009)	(2,740)	-	(773)	(10,574)
Loss from operations	(1,036)	(7,317)	(2,740)	-	(773)	(11,866)
Other income (expenses)	136	(13)	-	-	(150)	(27)
Loss before provision for income taxes	(900)	(7,330)	(2,740)	-	(923)	(11,893)
Income tax benefit	-	350	329	-	-	679
Net loss	(900)	(6,980)	(2,411)	-	(923)	(11,214)

As of December 31, 2017
Identifiable long-lived assets	3	23,888	18,370	508	-	42,769
Total assets	2,085	56,696	37,287	2,376	9	98,453

		Green energy	Corporate
	LCD/LED	products	unallocated
For the year ended December 31, 2016	products	and services	(note)	Consolidated
Revenues	$5,067	$2	$	$5,069
Gross profit	200	2		202
Operating expenses	1,281	1,272	1,617	4,170
Loss from operations	(1,081)	(1,270)	(1,617)	(3,968)
Other income (expenses)	137	(9)	(1,522)	(1,394)
Loss before provision for income taxes	(944)	(1,279)	(3,139)	(5,362)
Income tax benefit	-	315	-	315
Net loss	(944)	(964)	(3,139)	(5,047)

As of December 31, 2016
Identifiable long-lived assets	5	25,290	-	25,295
Total assets	1,965	61,794	36,513	100,272

121

Note:	The Company does not allocate its assets located and expenses incurred outside Hong Kong and China to its reportable segments because these assets and activities are managed at a corporate level.

Geographic area data is based on product shipment destination. In accordance with the enterprise-wide disclosure requirements of the accounting standard, the Company’s net revenue from external customers by geographic areas is as follows:

	For the year ended December 31,
	2017	2016	2015

Mainland China	$42	$751	$1,184
Hong Kong	9	4,318	737

Total	$51	$5,069	$1,921

Note 23 - Commitments and contingencies

The management is not currently aware of any threatened or pending litigation or legal matters, which would have a significant effect on the Company’s consolidated financial statements as of December 31, 2017 and 2016.

Our contractual obligations primarily consist of operating lease obligations and capital commitments. The following table sets forth a breakdown of our contractual obligations as of December 31, 2017 and their maturity profile:

For the years ending December 31,
	2018	2019	2020	2021	2022	2023 and thereafter	Total
	$	$	$	$	$	$	$
Future minimum lease payments under non-cancelable operating lease agreements	-	-	-	-	-	-	-
Capital contributions (1)	-	-	-	-	-	-	-
Total	-	-	-	-	-	-	-

(1)	The registered capital of SGOCO Shenzhen is $5,000. As of December 31, 2017, SGOCO International had injected capital of $2.2 to SGOCO Shenzhen. Initially, SGOCO International was required to pay $1,000 and the remaining $4,000 within 3 months and within one year, respectively, of the date of issuance of the subsidiary’s business license according to PRC registration capital management rules. According to the revised PRC company law which became effective on March 1, 2014, it has abolished the time requirement of the registered capital contributions. SGOCO International has its own discretion to consider the timing of the registered capital contributions. SGOCO International is in the process of amending the charter to adopt the requirement of the revised PRC company law.

Note 24 - Concentration of risks

The Company’s operations are carried out in the PRC and its operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in government policies regarding laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

122

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, accounts receivable, loans receivable and advances to suppliers. As of December 31, 2017 and 2016, substantially all of the Company’s cash was held in major financial institutions located in the PRC, Hong Kong and the United States of America, which management considers being of high credit quality. China does not have an official deposit insurance program, nor does it have an agency similar to The Federal Deposit Insurance Corporation (FDIC) in the United States. However, the Company believes that the risk of failure of any of these PRC banks is remote. Bank failure is extremely uncommon in China and the Company believes that those Chinese banks that hold the Company’s cash are financially sound based on public available information.

The Company provides unsecured credit terms for sales to certain customers. As a result, there are credit risks with the accounts receivable balances. The Company constantly re-evaluates the credit worthiness of customers buying on credit and maintains an allowance for doubtful accounts.

Credit risk on loans receivable is controlled by the application of credit approvals, limits and monitoring procedures. To minimize credit risk, the Company requires collateral primarily in the form of rights to property.

For individual customers, the Company uses standard approval procedures to manage credit risk for personal loans.

Sales revenue from 2 major customers were $0.04 million, or approximately 85.0% of our total sales for the year ended December 31, 2017, with each customer individually accounting for 66.7% and 18.3% of revenue, respectively. No other single customer accounted for more than 10% of our total revenues during the year ended December 31, 2017. Our accounts receivable from these customers was nil as of December 31, 2017.

Sales revenue from a major customer was $4,315, or approximately 85.1% of the Company’s total sales for the year ended December 31, 2016. No other single customer accounted for more than 10% of the Company’s total revenues during the year ended December 31, 2016. The Company’s accounts receivable from this customer was $119 as of December 31, 2016.

Sales revenue from three major customers was $1,244, or approximately 66.8% of our total sales for the year ended December 31, 2015, with each customer individually accounting for 39.6%, 16.2% and 11.0% of revenue, respectively. No other single customer accounted for more than 10% of our total revenues in 2015. Our accounts receivable from these customers was approximately $228 as of December 31, 2015.

Three major vendors provided approximately 90.6% of total purchases by us during the year ended December 31, 2017. Our accounts payable due to these vendors were nil as of December 31, 2017.

A major vendor provided approximately 86.1% of total purchases by the Company during the year ended December 31, 2016. The Company’s accounts payable due to this vendor was nil as of December 31, 2016.

Three major vendors provided approximately 83.4% of total purchases (including 15.6% of purchases from Honesty Group) by the Company during the year ended December 31, 2015. The Company’s accounts payable due to these vendors was approximately $46 as of December 31, 2015.

Note 25 – Subsequent events

On February 22, 2018, Giant Connection Limited, a wholly-owned subsidiary of the Company, entered into a Share Sale and Purchase Agreement with Vagas Lane Limited (the “Seller”) pursuant to which Giant Connection Limited acquired all the issued share capital of 11 Hau Fook Street Limited, a company incorporated in Hong Kong on March 25, 2009 with limited liability, at a consideration of HK$26.1 million ($3.3 million), which will be satisfied by the allotment and issuance of 2,935,223 ordinary shares of the Company. The principal activity of 11 Hau Fook Street Limited is property investment in Hong Kong. The transaction was completed on March 8, 2018. 2,935,223 ordinary shares were issued on March 8, 2018, and the fair value of the shares was $1.16 per share on the closing date, March 8, 2018.

123

On April 10, 2018, a total of 180,000 shares were issued to certain of the Company’s directors and employees, which vested immediately. The grant date fair value was $1.08 per share. Compensation expense of $194 will be recorded in the statement of comprehensive income (loss) in 2018.

On April 18, 2018, the Company entered into a Securities Purchase Agreement with Mr. So Chun LIN, an unrelated party, pursuant to which the investor purchased a note for $5,779,602, bearing 2.5% interest per annum (the “Note”). The Note will be matured 5 years from the date of issuance. At any time prior to the earlier of the maturity date or the date on which this Note is paid in full, at the option of the Holder, all or any part of Principal Amount (the “Optional Conversion Amount”) may be converted into Ordinary Shares at $1.50 per share. The Note will be automatically converted into ordinary shares of the Company at a conversion price equal to $1.50 per share at maturity. Interest on the Note cannot be converted; it will be repaid in cash. The Note was sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant Section 4(a)(2) of the Securities Act and Regulation S promulgated thereunder.

124

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Directors of

Century Skyway Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Century Skyway Limited as of December 31, 2016, and the related statements of comprehensive loss, shareholders’ deficit and cash flows for the period from September 28, 2016 (inception) to December 31, 2016, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2016, and the results of its operations and its cash flows for the period from September 28, 2016 (inception) to December 31, 2016 in conformity with U.S. generally accepted accounting principles.

The Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a working capital deficiency and accumulated deficit from recurring net losses. All these factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Centurion ZD CPA Limited

Centurion ZD CPA Limited

We have served as the Company's auditor since 2017.

Hong Kong, China

June 29, 2018

125

CENTURY SKYWAY LIMITED

CONSOLIDATED BALANCE SHEETS

As of June 30, 2017 (Unaudited) and December 31, 2016

(In thousands of U.S. dollars except for shares data)

	June 30, 2017	December 31, 2016
	(Unaudited)
CURRENT ASSETS
Cash	$18	$1
Advances to suppliers	23	-
Total current assets	41	1

Total assets	$41	$1

CURRENT LIABILITIES
Customer deposits	$50	$-
Accrued liabilities	68	20
Total current liabilities	118	20

Total liabilities	118	20

SHAREHOLDERS’ DEFICIT
Share capital (10,000 ordinary shares issued and fully paid)	1	1
Accumulated deficit	(78)	(20)
Total shareholders' deficit	(77)	(19)

Total liabilities and shareholders’ deficit	$41	$1

The accompanying notes are an integral part of these financial statements.

126

CENTURY SKYWAY LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the six months ended June 30, 2017 (Unaudited) and the period from September 28, 2016

(inception) to December 31, 2016

(In thousands of U.S. dollars)

	Six months ended June 30, 2017	Period from September 28, 2016 (inception) to December 31, 2016
	(Unaudited)
REVENUE	$-	$-
Cost of sales	-	-
Gross profit	-	-
Administrative expenses	(58)	(20)
LOSS BEFORE PROVISION FOR INCOME TAXES	(58)	(20)
Provision for income taxes	-	-
NET LOSS AND TOTAL COMPREHENSIVE LOSS FOR THE PERIOD	$(58)	$(20)

The accompanying notes are an integral part of these financial statements.

127

CENTURY SKYWAY LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

For the six months ended June 30, 2017 (Unaudited) and the period from September 28, 2016

(inception) to December 31, 2016

(In thousands of U.S. dollars)

	Share capital
	Number of		Accumulated	Total
	shares	Amount	deficit	deficit

Issuance of shares	10,000	$1	$-	$1

Net loss	-	-	(20)	(20)
At December 31, 2016	10,000	$1	$(20)	$(19)

Net loss	-	-	(58)	(58)
At June 30, 2017 (Unaudited)	10,000	$1	$(78)	$(77)

The accompanying notes are an integral part of these financial statements.

128

CENTURY SKYWAY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2017 (Unaudited) and the period from September 28, 2016

(inception) to December 31, 2016

(In thousands of U.S. dollars)

	Six months ended June 30, 2017	Period from September 28, 2016 (inception) to December 31, 2016
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(58)	$(20)
Change in operating assets and liabilities
Advances to suppliers	(23)	-
Customer deposits	50
Accrued expenses	48	20
Net cash provided by operating activities	17	-

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of ordinary shares	-	1
Net cash provided by financing activities	-	1

INCREASE IN CASH	17	1
CASH, beginning of period	1	-
CASH, end of period	$18	$1

The accompanying notes are an integral part of these financial statements

129

CENTURY SKYWAY LIMITED

NOTES TO FINANCIAL STATEMENTS

For the six months ended June 30, 2017 (Unaudited) and the period from September 28, 2016

(inception) to December 31, 2016

(In thousands of U.S. dollars, except for shares and per share data)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Century Skyway Limited ("the Company") is a limited liability company incorporated in Hong Kong. It is principally engaged in Virtual Reality (“VR’) device and technologies research and development.

On April 28, 2017, SGOCO Group, Ltd. (“SGOC”), a company incorporated in the Cayman Islands whose ordinary shares are traded on the U.S. NASDAQ Capital Market under the symbol “SGOC”, entered into a Share Sale and Purchase Agreement for the Sale and Purchase of the Entire Issued Share Capital of Century Skyway Limited with Full Linkage Limited, a company organized under the laws of the British Virgin Islands and beneficially owned by Mr. Yip Kar Yuan Kevin (“Mr. Yip”), the sole director of the Company. Pursuant to the Agreement, SGOCO International (HK) Limited, a wholly-owned subsidiary of SGOCO Group Ltd., acquires 100% of the issued share capital of the Company from its sole legal and beneficial owner – Full Linkage Limited at a consideration of $32.6 million in the form of cash, plus 1.5 million newly issued ordinary shares of SGOC. In May 2017, the acquisition of the Company was closed.

On June 5, 2017, the Company incorporated a wholly foreign owned subsidiary, Shen Zhen Provizon Technology Co., Limited, in the People’s Republic of China for the development of VR technology and application of these technologies on VR device in China.

2.1	ACCOUTING POLICIES

Basis of presentation and principle of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the financial statements of the Company and its wholly owned subsidiary that requires consolidation. Intercompany transactions and balances have been eliminated in the consolidation.

The accompanying financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

For the periods presented, the Company had a working capital deficiency, accumulated deficit and recorded operating loss. These factors raise substantial doubts about the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders or other debt or capital sources. Management believes the existing shareholder or external financing will provide the additional cash to meet the Company’s obligations as they become due.

These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

Use of estimates

Preparing financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates. In addition, different assumptions or circumstances could reasonably be expected to yield different results.

Cash and cash equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash includes cash on hand and demand deposits in accounts maintained with financial institutions within Hong Kong.

130

CENTURY SKYWAY LIMITED

NOTES TO FINANCIAL STATEMENTS

For the six months ended June 30, 2017 (Unaudited) and the period from September 28, 2016

(inception) to December 31, 2016

(In thousands of U.S. dollars, except for shares and per share data)

Revenue recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 605, “Revenue Recognition.” Revenue will be recognized only when all of the following criteria are met: persuasive evidence for an agreement exists, delivery has occurred or services have been provided, the price or fee is fixed or determinable, and collection is reasonably assured.

The Company has earned no revenue since its inception.

Income taxes

The Company accounts for income taxes in accordance with the accounting standard issued by the Financial Accounting Standard Board (“FASB”) for income taxes. Under the asset and liability method as required by this accounting standard, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The charge for taxation is based on the results for the reporting period as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized.

Advertising costs

The Company expenses the cost of advertising as incurred in selling products. The Company had no advertising costs incurred since its inception.

Research and development costs

Research and development costs are expensed as incurred and are included in general and administrative expenses. The Company had no research and development costs since its inception.

Foreign Currency and Foreign Currency Translation

An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Hong Kong dollars (“HKD”). The functional currency of its subsidiary is Renminbi (“RMB”)

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are re-measured at the applicable rates of exchange in effect at that date. Gains and losses resulting from foreign currency re-measurement are included in the statement of comprehensive income.

These financial statements are presented in U.S. dollars. Assets and liabilities are translated into U.S. dollars at the current exchange rate in effect at the balance sheet date, and revenues and expenses are translated at the average of the exchange rates in effect during the reporting period. Stockholders’ equity accounts are translated using the historical exchange rates at the date the entry to stockholders’ equity was recorded, except for the change in retained earnings during the period, which is translated using the historical exchange rates used to translate each period’s income statement. Differences resulting from translating the functional currencies to the reporting currency are recorded in accumulated other comprehensive income.

131

 CENTURY SKYWAY LIMITED

NOTES TO FINANCIAL STATEMENTS

For the six months ended June 30, 2017 (Unaudited) and the period from September 28, 2016

(inception) to December 31, 2016

(In thousands of U.S. dollars, except for shares and per share data)

Fair value of financial instruments

The Company also follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1 : Observable inputs such as quoted prices in active markets;

Level 2 : Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 : Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions

The Company’s financial instruments consist of cash and cash equivalents, advances to suppliers and customer deposits. As of the balance sheet dates, the estimated fair values of these financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments.

Recent accounting pronouncements

There were various updates recently issued and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

4.	ACCRUED LIABILITIES

Accrued liabilities as of March 31, 2018 (Unaudited) and December 31, 2016 represented accrued professional expenses.

5.	INCOME TAXES

The Company is incorporated in Hong Kong and is subject to Hong Kong profits tax at the statutory income rate of 16.5% on its estimated assessable profit.

The subsidiary in mainland China are subject to 25% Enterprise Income Tax (“EIT”) rate throughout the periods presented.

	Six months ended March 31, 2017	Period from September 28, 2016 (inception) to December 31, 2016
	(Unaudited)

Loss before provision for income taxes	$(58)	$(20)
Tax at the domestic income tax rate of 16.5%	(10)	(4)
Impact of tax rate in other jurisdiction	(1)
Non-deductible expenses	11	4
Provision for income taxes	$-	$-

No provision for Hong Kong profits tax and PRC EIT has been made as the Company and its subsidiary generated no taxable revenue during the periods. No unused tax losses are available to be carried forward against future taxable profits.

132

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On April 28, 2017, SGOCO International (HK) Limited (“SGOCO International”), a wholly-owned subsidiary of SGOCO Group, Ltd. (the “Company”), entered into a Share Sale and Purchase Agreement with Full Linkage Limited (the “Agreement”) pursuant to which SGOCO International acquired all of the issued and outstanding capital stock of Century Skyway Limited (“CSL”), which was owned by the Seller. In consideration for the acquisition of Century, SGOCO International paid to the Seller $32,600,000 and SGOCO issued to the Seller 1,500,000 of its ordinary shares (the “Shares”). The consummation of the transactions contemplated by the Share Sale and Purchase Agreement occurred on May 10, 2017.

There was no significant accounting policy differences or other items which required adjustment in the accompanying unaudited pro forma condensed consolidated financial statements.

No pro forma balance sheet is presented as the acquisition of CSL is already reflected in the historical consolidated balance sheet of the Company as of June 30, 2017, as included in its Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2017.

The accompanying unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2017 and the period from September 28, 2016 (inception) to December 31, 2016 give effect to the acquisition as if it had been consummated on January 1, 2017 and September 28, 2016.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of CSL (included herein) as well as those of the Company. The historical consolidated financial statements referred to above for the Company were included Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2017 and the Annual Report on Form 20-F for the year ended December 31, 2016. The historical financial statements referred to above for CSL were included in the Company’s Form 6-K/A filed with the SEC on June 29, 2018.

The accompanying unaudited pro forma condensed consolidated financial information and the historical consolidated financial information presented herein should be read in conjunction with the historical consolidated financial statements and notes thereto for the Company.

The unaudited pro forma condensed consolidated statements of operations include pro forma adjustments which reflect transactions and events that (a) are directly attributable to the acquisition of CSL, (b) are factually supportable and (c) with respect to the condensed statements of operations, have a continuing impact on consolidated results. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial information does not reflect future events that may occur after the acquisition. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred if the acquisition of CSL had occurred on January 1, 2017 and September 28, 2016 nor is it necessarily indicative of the Company's future operating results. The pro forma adjustments are subject to change and are based upon currently available information and certain assumptions that the Company believes are reasonable.

133

SGOCO GROUP, LTD. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2017

(In thousands of U.S. dollars except share and per share data)

	CSL and subsidiary	SGOCO GROUP, LTD. AND SUBSIDIARIES	Pro Forma adjustments	Pro Forma adjustments	Pro Forma
	(A)	(B)	(a)	(b)
REVENUES	$-	$17	-		$17

COST OF GOODS SOLD	-	15	-		15

GROSS PROFIT	-	2	-		2

OPERATING EXPENSES:
Selling expenses	-	1			1
General and administrative expenses	58	2,935	(11)	656	3,638
Total operating expenses	58	2,936			3,639

LOSS FROM OPERATIONS	(58)	(2,934)			(3,637)

OTHER INCOME (EXPENSES):
Interest income	-	132			132
Other income (expense), net	-	18			18
Change in fair value of warrant derivative liability	-	81			81
Total other income (expenses), net	-	231			231

LOSS BEFORE PROVISION FOR INCOME TAXES	(58)	(2,703)			(3,406)

INCOME TAX CREDIT	-	269		164	433
NET LOSS	$(58)	$(2,434)			$(2,973)

LOSS PER SHARE:
Basic		$(0.24)			$(0.25)
Diluted		$(0.24)			$(0.25)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic		10,312,893			11,812,893 (c)
Diluted		10,312,893			11,812,893 (c)

(A)	Source: unaudited financial statements of CSL on Form 6-K/A for the six months ended June 30, 2017.
(B)	Source: unaudited financial statements of SGOCO Group, Ltd. on Form 6-K for the six months ended June 30, 2017.

134

SGOCO GROUP, LTD. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(In thousands of U.S. dollars except share and per share data)

	CSL	SGOCO GROUP, LTD. AND SUBSIDIARIES	Pro Forma adjustments	Pro Forma
	(A)	(B)	(b)
REVENUES	$-	$5,069		5,069

COST OF GOODS SOLD	-	4,867		4,867

GROSS PROFIT	-	202		202

OPERATING EXPENSES:
Selling expenses	-	55		55
General and administrative expenses	20	4,115	492	4,627
Total operating expenses	20	4,170		4,682

LOSS FROM OPERATIONS	(20)	(3,968)		(4,480)

OTHER INCOME (EXPENSES):
Interest income	-	121		121
Interest expense	-	(15)		(15)
Loss on change in fair value of convertible notes	-	(1,500)		(1,500)
Total other income (expenses), net	-	(1,394)		(1,394)

LOSS BEFORE PROVISION FOR INCOME TAXES	(20)	(5,362)		(5,874)

INCOME TAX CREDIT	-	315	123	438
NET LOSS	(20)	(5,047)		(5,436)

LOSS PER SHARE:
Basic		(0.68)		(0.70)
Diluted		(0.68)		(0.70)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic		7,422,208		7,811,552 (c)
Diluted		7,422,208		7,811,552 (c)

(A)	Source: audited financial statements of CSL on Form 6-K/A for the period from September 28, 2016 (inception) to December 31, 2016
(B)	Source: audited financial statements of SGOCO Group, Ltd. on Form 20-F for the year ended December 31, 2016.

135

SGOCO GROUP, LTD.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS

Description of Transaction and Basis of Presentation

The unaudited pro forma condensed consolidated statements of operations are based upon (a) the historical consolidated financial statements of the Company, which were included in its Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2017 for the six months ended June 30, 2017 and its Annual Report on Form 20-F for the year ended December 31, 2016; and (b) the historical financial statements of CSL, which were included in the Company’s Form 6-K/A filed with the SEC on June 29, 2018.

The unaudited pro forma condensed consolidated statement of operations reflect the acquisition by the Company of CSL as if the acquisition had been consummated on September 28, 2016 (inception of CSL) and January 1, 2017 (the first day of the Company’s 2017 fiscal year), respectively.

No pro forma balance sheet is presented as the acquisition of CSL is already reflected in the historical consolidated balance sheet of the Company as of June 30, 2017, as included in its Form 6-K filed with the SEC on December 1, 2017.

Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2017 and the year ended December 31, 2016:

(a)	Reflects the elimination of post-acquisition historical expenses of CSL and its subsidiary being consolidated in the historical condensed consolidated statement of operations of SGOCO Group, Ltd.

(b)	Includes the amortization of the acquired intangible assets of CSL

(c)	Weighted average shares outstanding was calculated assuming all shares issued for the acquisition of CSL were outstanding as of September 28, 2016 (inception of CSL).

136

SGOCO GROUP LTD.

Subscription Rights to purchase up to 50,505,050 ordinary shares at $0.99 per share and the ordinary shares issuable upon the exercise of those Subscription Rights

Prospectus

, 2018

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee, are estimates.

SEC registration fee	$6,225
Accounting fees and expenses	22,000
Printing Fees	6,750
Legal fees and expenses	140,000
Other (including subscription agent fees)	17,500
Total	$192,475

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. SGOCO’s Memorandum and Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except that such indemnity shall not extend to any matter in respect of any fraud or dishonesty.

This provision, however, will not eliminate or limit liability arising under federal securities laws. SGOCO’s Memorandum and Articles of Association do not eliminate its directors’ fiduciary duties. The inclusion of the foregoing provision may, however, discourage or deter shareholders or management from bringing a lawsuit against directors even though such an action, if successful, might otherwise have benefited SGOCO and its shareholders. This provision should not affect the availability of a claim or right of action based upon a director’s fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by the Registrant in the successful defense of any action, suit or proceeding, is asserted, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. The Registrant will be governed by the final adjudication of this issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth certain information with respect to all securities which we have sold during the last three years.

Certain investors agreed to purchase 1,900,000 shares of the Company’s ordinary shares for $7 million. In May 2016, the Company received the first tranche of $350,000. The investors paid the balance of $6,650,000 on August 11, 2016. The Company issued 1,900,000 ordinary shares on September 19, 2016.

On March 20, 2017, the Company entered into a Securities Purchase Agreement with an unrelated investor to sell an aggregate of 117,361 ordinary shares. Under the Purchase Agreement, the Company sold 117,361 ordinary shares to investors for a per share purchase price of $2.04. The securities were offered and sold by the Company pursuant to an effective shelf registration statement on Form F-3 (File No. 333-214141), which was originally filed with the Securities and Exchange Commission on October 17, 2016, amended on December 23, 2016, and was declared effective on January 4, 2017, and a related prospectus.

II-1

On April 5, 2017, the Company entered into a Securities Purchase Agreement with certain unrelated investors to sell an aggregate of 434,783 ordinary shares, and warrants to purchase up to an initial 326,087 of the Company’s ordinary shares with an initial exercise price of $2.75 per share. Under the Purchase Agreement, the Company sold 434,783 ordinary shares to investors for a per share purchase price of $2.30. Warrants to purchase the Company’s ordinary shares were issued to investors in amount equal to 75% of the shares purchased by each investor under the Purchase Agreement. The securities were offered and sold by the Company pursuant to an effective shelf registration statement on Form F-3 (File No. 333-214141), which was originally filed with the Securities and Exchange Commission on October 17, 2016, amended on December 23, 2016, and was declared effective on January 4, 2017, and a related prospectus.

On November 13, 201 7, the Company, entered into a Stock Purchase Agreement with two unrelated investors pursuant to sell an aggregate of 2,314,500 ordinary shares at a per share purchase price of $0.80, for aggregate proceeds of $1,852,000. The transaction closed on November 14, 2017. The Company issued 2,314,500 shares on November 15, 2017.

On February 22, 2018, Giant Connection Limited, a wholly-owned subsidiary of the Company, entered into a Share Sale and Purchase Agreement with Vagas Lane Limited pursuant to which Giant Connection Limited acquired all the issued share capital of 11 Hau Fook Street Limited, a company incorporated in Hong Kong on March 25, 2009 with limited liability, at a consideration of HK$26.1 million ($3.3 million), which will be satisfied by the allotment and issuance of 2,935,223 ordinary shares of the Company. The principal activity of 11 Hau Fook Street Limited is property investment in Hong Kong. The transaction was completed on March 8, 2018. 2,935,223 ordinary shares were issued on March 8, 2018.

On April 18, 2018, the Company entered into a Securities Purchase Agreement with Mr. So Chun LIN, an unrelated party, pursuant to which the investor purchased a note for $5,779,602, bearing 2.5% interest per annum (the “Note”). The Note mature 5 years from the date of issuance. At any time prior to the earlier of the maturity date or the date on which this Note is paid in full, at the option of the Holder, all or any part of principal amount may be converted into ordinary shares at $1.50 per share. The Note will be automatically converted into ordinary shares of the Company at a conversion price equal to $1.50 per share at maturity. Interest on the Note cannot be converted; it will be repaid in cash. The Note was sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant Section 4(a)(2) of the Securities Act and Regulation S promulgated thereunder.

On May 21, 2018, the Company’s wholly-owned subsidiary, Giant Connection Limited entered into a Share Exchange Agreement for the entire issued share capital of Paris Sky Limited. The transaction closed on June 7, 2018. In consideration for (1) the allotment of 3,889,050 ordinary shares of the Company to Leung Iris Chi Yu (“Leung”), at an agreed value of HK$30,334,590, (2) the transfer of a 49% interest in Century Skyway Limited, a wholly owned subsidiary of the Company, to Leung at an agreed value of HK$126,126,000, (3) the transfer of a 48.9% interest in Boca International Limited, a wholly owned subsidiary of the Company, at an agreed value of HK$184,842,000, and (4) the issuance of a promissory note to Leung in the principal amount of HK$27,103,410, bearing a 8% interest, by Giant Connection Limited the Company acquired 100% of the issued share capital of Paris Sky Limited, an investment holding company which, through its wholly owned subsidiary, owns a property located at No. 8 Fui Yiu Kok Street, Tsuen Wan, New Territories, Hong Kong. The Company repaid the promissory note in full on August 22, 2018.

On June 8, 2018, Raleigh Siu Lau was appointed as the Company’s President and Chief Executive Officer by the Board of Directors. In connection with Mr. Lau’s appointment as the Company’s President and Chief Executive Officer, the Compensation Committee granted Mr. Lau 1,000,000 restricted ordinary shares. One-third of the shares shall vest on June 8, 2019, one-third of the shares shall vest of June 8, 2020 and the remaining one-third of the shares shall vest on June 8, 2021, if Mr. Lau remains employed by the Company on each such vesting date.

On June 8, 2018, Tommy Wing Ling Lui was appointed as the Company’s Chief Technology Officer by the Board of Directors. In connection with Mr. Lui’s appointment as the Company’s Chief Technology Officer, the Compensation Committee granted Mr. Lui 500,000 restricted ordinary shares. One-third of the shares shall vest on June 8, 2019, one-third of the shares shall vest of June 8, 2020 and the remaining one-third of the shares shall vest on June 8, 2021, if Mr. Lui remains employed by the Company on each such vesting date.

II-2

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibit

1.1	Amended and Restated Memorandum and Articles of Association of the Company**

2.1	Warrant Agreement by and between the Company and the warrant agent (incorporated by reference to Exhibit 4.1 of the Company’s Form 6-K filed on February 18, 2010)

2.2	Amendment No. 1 to the Warrant Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Form 6-K filed on March 16, 2010)

2.3	Unit Purchase Option issued to the underwriter in the Company’s initial public offering (incorporated by reference to Exhibit 4.6 to the Company’s Form S-1 (file no. 333-146147) filed February 1, 2008)

2.4	Escrow Agreement by and among escrow agent, the shareholders of Honesty Group and the initial sponsors of the Company (incorporated by reference to Exhibit 4.6 to the Company’s Form F-1 (file no. 333-146147) filed August 5, 2010)

2.5	Amendment No 1 to Escrow Agreement dated April 17, 2012 among escrow agent, the former shareholder of Honesty Group, the initial sponsors of the Company and SGOCO Group, Ltd. (incorporated by reference to Exhibit 2.5 to the Company’s Form 20-F (file no. 001-35016) filed August 30, 2012)

2.6	Sponsors Agreement, dated as of February 12, 2010, among Sun Zone Investments Limited, Sze Kit Ting, Robert Eu, W.R. Hambrecht + Co., LLC, Hambrecht 1980 Revocable Trust, AEX Enterprises Limited, John Wang, Marbella Capital Partners LLC., Cannon Family Irrevocable Trust and Shea Ventures LLC., and Hambrecht Asia Acquisition Corp. (incorporated by reference to Exhibit 10.16 to the Company’s Form F-1 (file no. 333-146147) filed August 5, 2010)

2.7	Amendment No. 1 to Sponsors Agreement, dated as of March 11, 2010, among Sun Zone Investments Limited, Sze Kit Ting, Robert Eu, W.R. Hambrecht + Co., LLC, Hambrecht 1980 Revocable Trust, AEX Enterprises Limited, John Wang, Marbella Capital Partners LLC., Cannon Family Irrevocable Trust and Shea Ventures LLC (incorporated by reference to Exhibit 10.17 to the Company’s Form F-1 (file no. 333-146147) filed August 5, 2010)

2.8	Amendment No 2 to Sponsor Agreement dated April 17, 2012 among Sun Zone Investments Limited, Sze Kit Ting Robert Eu, W.R. Hambrecht & Co., LLC, Hambrecht 1980 Revocable Trust, AEX Enterprises Limited, John Wang, Marbella Capital Partners LLC., Cannon Family Irrevocable Trust and Shea Ventures LLC., and SGOCO Group, Ltd. (incorporated by reference to Exhibit 2.8 to the Company’s Form 20-F (file no. 001-35016) filed August 30, 2012)

2.9	Amendment No 2 to Escrow Agreement dated February 26, 2013 among escrow agent, the former shareholder of Honesty Group, the initial sponsors of the Company and SGOCO Group, Ltd. (incorporated by reference to Exhibit 2.9 to the Company’s Form 20-F (file no. 001-35016) filed April 19, 2013)

2.10	Amendment No 3 to Sponsor Agreement dated February 26, 2013 among Sun Zone Investments Limited, Sze Kit Ting Robert Eu, W.R. Hambrecht + Co., LLC, Hambrecht 1980 Revocable Trust, AEX Enterprises Limited, John Wang, Marbella Capital Partners LLC., Cannon Family Irrevocable Trust and Shea Ventures LLC., and SGOCO Group, Ltd. (incorporated by reference to Exhibit 2.10 to the Company’s Form 20-F (file no. 001-35016) filed April 19, 2013)

4.1	English Translation of Business License for Beijing SGOCO Image Technology Co., Ltd. (incorporated by reference to Exhibit 4.6 to the Company’s Form 20-F (file no. 001-35016) filed August 30, 2012)

4.2	English Translation of Business License for SGOCO (Shenzhen) Technology Co., Ltd. (incorporated by reference to Exhibit 4.7 to the Company’s Form 20-F (file no. 001-35016) filed April 22, 2014)

4.3	Sale and Purchase Agreement dated November 15, 2011, by and between Apex Flourish Group Limited and SGOCO Group, Ltd. (incorporated by reference to Exhibit 4.7 to the Company’s Form 20-F (file no. 001-35016) filed August 30, 2012)

4.4	English Translation of Sale and Purchase Agreement dated December 24, 2014, by and between Apex Flourish Group Limited and SGOCO Group, Ltd in respect of the transfer of share equity of SGOCO (Fujian) Electronic Co., Ltd. (incorporated by reference to Exhibit 4.10 to the Company’s Form 20-F (file no. 001-35016) filed May 15, 2015)

II-3

4.5	Sale and Purchase Agreement dated December 28, 2015, by and between SGOCO International Limited and Richly Conqueror Limited in respect of the transfer of share equity of Boca International Limited. (incorporated by reference to Exhibit 4.11 to the Company’s Form 20-F (file no. 001-35016) filed May 16, 2016)

4.6	Supplemental Agreement to Sale and Purchase Agreement of Boca International Limited dated February 29, 2016, by and between SGOCO International Limited and Richly Conqueror Limited. (incorporated by reference to Exhibit 4.12 to the Company’s Form 20-F (file no. 001-35016) filed May 16, 2016)

4.7	Convertible Note by and between the Company and JSJ Investments Inc. dated June 3, 2015. (incorporated by reference to Exhibit 4.13 to the Company’s Form 20-F (file no. 001-35016) filed May 16, 2016)

4.8	Securities Purchase Agreement by and between the Company and LG Capital Funding, LLC dated June 10, 2015. (incorporated by reference to Exhibit 4.14 to the Company’s Form 20-F (file no. 001-35016) filed May 16, 2016)

4.9	Securities Purchase Agreement by and between the Company and Service Trading Company, LLC dated June 11, 2015. (incorporated by reference to Exhibit 4.15 to the Company’s Form 20-F (file no. 001-35016) filed May 16, 2016)

4.10	Securities Purchase Agreement by and between the Company and Adar Bays, LLC dated June 11, 2015. (incorporated by reference to Exhibit 4.16 to the Company’s Form 20-F (file no. 001-35016) filed May 16, 2016)

4.11	Securities Purchase Agreement by and between the Company and Vis Vires Group, Inc. dated June 25, 2015. (incorporated by reference to Exhibit 4.17 to the Company’s Form 20-F (file no. 001-35016) filed May 16, 2016)

4.12	Securities Purchase Agreement by and between the Company and Black Forest Capital, LLC dated July 17, 2015. (incorporated by reference to Exhibit 4.18 to the Company’s Form 20-F (file no. 001-35016) filed May 16, 2016)

4.13	Securities Purchase Agreement by and between the Company and Crown Bridge Partners, LLC dated September 11, 2015. (incorporated by reference to Exhibit 4.19 to the Company’s Form 20-F (file no. 001-35016) filed May 16, 2016)

4.14	Share Purchase Agreement by and between the Company and an Investor dated May 9, 2016. (incorporated by reference to Exhibit 4.20 to the Company’s Form 20-F (file no. 001-35016) filed May 16, 2016)

4.15	Securities Purchase Agreement by and between the Company and an Investor dated March 20, 2017. (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K (file no. 001-35016) filed on March 20, 2017)

4.16	Securities Purchase Agreement by and between the Company and Investors dated April 5, 2017. (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K (file no. 001-35016) filed on April 6, 2017)

4.17	Sale and Purchase Agreement dated April 28, 2017, by and between SGOCO International Limited and Full Linkage Limited in respect of the transfer of share equity of Century Skyway Limited. (incorporated by reference to Exhibit 4.23 to the Company’s Form 20-F (file no. 001-35016) filed May 15, 2017)

II-4

4.18	Securities Purchase Agreement by and between the Company and Investors dated November 13, 2017. (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K (file no. 001-35016) filed on November 14, 2017)

4.19	Sale and Purchase Agreement dated December 22, 2017, by and between Giant Connection Limited and Luk Lai Ching Kimmy in respect of the transfer of share equity of Giant Credit Limited. (incorporated by reference to Exhibit 4.1 to the Company’s Form 6-K (file no. 001-35016) filed on December 26, 2017)

4.20	Sale and Purchase Agreement dated February 22, 2018, by and between Giant Connection Limited and Vagas Lane Limited in respect of the transfer of share equity of 11 Hau Fook Street Limited. (incorporated by reference to Exhibit 4.1 to the Company’s Form 6-K (file no. 001-35016) filed on February 23, 2018)

4.21	Securities Purchase Agreement by and between the Company and So Chun LIN dated April 18, 2018. (incorporated by reference to Exhibit 4.1 to the Company’s Form 6-K (file no. 001-35016) filed April 19, 2018)

4.22	Share Exchange Agreement, dated May 21, 2018 (incorporated by reference to Exhibit 4.1. to the Company’s 6-K filed May 21, 2018)

4.23	Form of Subscription Rights Certificate**

5.1	Legal Opinion of Conyers Dill & Pearman*

11.1	SGOCO Group, Ltd.’s Code of Ethics and Conduct (incorporated by reference to Exhibit 99.1 to the Company’s Form F-1 (file no. 333-170674) filed December 15, 2010)

15.1	Consent of Centurion ZD CPA Limited*
15.2	Consent of Centurion ZD CPA Limited*
15.3	Consent of Conyers Dill & Pearman (contained in Exhibit 5.1)*
99.1	Form of Instructions for Use of Subscription Rights Certificates**
99.2	Form of Notice of Guaranteed Delivery**
99.3	Form of Letter to Stockholders who are Record Holders and to Warrantholders of Record**
99.4	Form of Letter to Brokers and Other Nominee Holders**
99.5	Form of Letter to Clients of Brokers and other Nominee Holders**
99.6	Form of Beneficial Owner Election Form**
99.7	Form of Nominee Holder Certification**

* Filed herewith.

** Previously filed.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

II-5

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-6

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) For the purpose of determining any liability under the Securities Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(f) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on August 24, 2018.

SGOCO Group, Ltd.

By:	/s/ Raleigh Siu Lau
Name:	Raleigh Siu Lau
Title:	President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act 1933, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Raleigh Siu Lau	Chief Executive Officer, President	August 24, 2018
Raleigh Siu Lau	(Principal Executive Officer)

/s/ Xiao-Ming Hu	Interim Chief Financial Officer	August 24, 2018
Xiao-Ming Hu	(Principal Financial and Accounting Officer)

/s/ Mark Lau	Director	August 24, 2018
Mark Lau

/s/ Pui Kiu Lau	Director	August 24, 2018
Pui Kiu Lau

/s/ Wood Shing Kei Sze	Director	August 24, 2018
Wood Shing Kei Sze

/s/ Wang Tai Dominic Li	Director	August 24, 2018
Wang Tai Dominic Li

/s/ Hok Fung Wai	Director	August 24, 2018
Hok Fung Wai

II-8